As filed with the Securities and Exchange Commission on June 21, 2022

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nanomix Corporation

(Exact name of registrant as specified in its charter)

Delaware	3841	27-0801073
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Nanomix Corp.

2121 Williams St.

San Leandro, CA 94577

(510) 428-5300

(Address and telephone number of registrant’s principal executive offices)

David Ludvigson

Nanomix Corp.

Chief Executive Officer

2121 Williams St.

San Leandro, CA 94577

(510) 428-5300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Stephen A. Cohen

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112-0015

Telephone: (212) 653-8700

Facsimile: (212) 653-8701

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for a registration statement pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same registration statement.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same registration statement.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same registration statement.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 21, 2022

NANOMIX CORP.

19,507,630 Shares of Common Stock

This prospectus relates to the sale from time to time of up to 19,507,630 shares of common stock held by the selling stockholders named in this prospectus, including (i) up to 7,500,000 shares of common stock issuable upon conversion of outstanding series D convertible preferred stock, or the Series D Preferred Stock, (ii) up to 2,250,000 shares of common stock issuable upon exercise of certain outstanding warrants issued or to be issued in connection with the issuer of the Series D Preferred Stock, the GHS Warrants, (iii) up to 416,032 shares of common stock issuable upon exercise of certain outstanding warrants assumed by the Company in connection with the merger with Nanomix, Inc., or the Merger Warrants, (iv) up to 7,904,822 shares of common stock issued in connection with the merger with Nanomix, Inc., or the Merger Shares, and (v) up to 1,302,123 shares of common stock that were issued upon the automatic conversion of our Series B convertible preferred Stock, the Conversion Shares and (vi) up to 134,653 shares of common stock that were issued upon the Company’s acquisition of CureDM Group Holdings LLC, or the CureDM Shares. The Series D Preferred Stock and March 2022 Warrants are subject to a blocker provision, or the Blocker, which restricts the conversion of the Series D Preferred Stock and exercise of a GHS Warrants if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, would beneficially own in excess of 9.99% of our then issued and outstanding shares of common stock (including the shares of Common Stock issuable upon such conversion and/or exercise).

We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders. We will, however, receive the net proceeds of any GHS Warrants and Merger Warrants exercised for cash.

The selling stockholders identified in this prospectus may offer the shares from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The registration of the shares of common stock on behalf of the selling stockholders, however, does not necessarily mean that any of the selling stockholders will offer or sell their shares under this registration statement or at any time in the near future. We provide more information about how the selling stockholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 83.

The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the shares, or interests therein and all costs, expenses and fees in connection with the registration of the shares. We will not be paying any underwriting discounts or commissions in this offering or costs, expenses, and fees in connection with the registration of the shares of common stock described in this prospectus. We will pay the expenses of registering the shares.

Our common stock is traded on the OTCQB maintained by OTC Markets Group, Inc. under the symbol “NNMX.” On June 17, 2022, the last reported sale price of our common stock was $0.62 per share.

On March 2, 2022, we consummated a 1-for-173 reverse split of our preferred stock and common stock, which we refer to as the reverse split, and all of the shares of our outstanding preferred stock converted to common stock. Unless otherwise noted in this registration statement on Form S-1 of which this prospectus forms a part and except as set forth in the financial statements included in this prospectus, all share numbers and prices are presented on a reverse stock split basis. No fractional shares of common stock were issued in connection with the reverse split, and all such fractional interests were rounded up to the nearest whole number. Issued and outstanding stock options and warrants were split on the same basis and exercise prices will be adjusted accordingly. Unless otherwise noted in this registration statement on Form S-1 of which this prospectus forms a part and except as set forth in the financial statements included in this prospectus, all share numbers and prices are presented on a reverse split basis.

An investment in our common stock involves a high degree of risk. See “Risk Factors” on page 11 of this prospectus for more information on these risks.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2022.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give to you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

i

ABOUT THIS PROSPECTUS

In this prospectus, unless otherwise noted, references to “the Company,” “NNMX,” “we,” “us,” and “our” refer to Nanomix Corp. and its subsidiaries.

Neither we, nor any of our officers, directors, agents or representatives or underwriters, make any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

You should rely only on the information contained in this prospectus or in any amended prospectus that we may authorize to be delivered or made available to you. We and the underwriter have not authorized anyone to provide you with different information.

The information in this prospectus is accurate only as of the date hereof, regardless of the time of its delivery or any sale of shares of our common stock.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any related prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any related prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any related prospectus supplement and any related free writing prospectus and the documents that we reference herein and therein and have filed as exhibits hereto and thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus, any related prospectus supplement and any related free writing prospectus also contain or may contain estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

iii

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “NNMX,” “Nanomix-DE,” or “the Company” refer to Nanomix Corp. and its subsidiaries.

Overview

On June 6, 2021, the Company and Nanomix, Inc., or Nanomix, completed a reverse merger, or the Merger, resulting in the formation of Nanomix Corporation (the “Company”). As consideration for the Merger, The Company issued to the shareholders of Nanomix 1,000,000 shares of a newly created Series C Convertible Preferred Stock of the Company (the “Preferred Stock”). On March 2, 2022, all such shares of Preferred Stock issued to Nanomix shareholders automatically converted into approximately 35,644,997 shares of common stock of the Company, the warrants assumed at closing may be exercisable into approximately 2,124,687 shares of common stock of the Company and the options and restricted stock units assumed at closing may be exercisable into approximately 5,718,838 shares of common stock of the Company. The shares of common stock issued upon conversion of the Preferred Stock together with warrants, restricted stock units and options assumed on the closing date represent approximately 80% of the outstanding shares of Common Stock of the Company upon closing of the Merger. After the merger, the Company changed its name to Nanomix Corporation and its ticker symbol to NNMX. A previously approved 173:1 reverse stock split was effective on March 2, 2022.

After the Merger, our primary focus is on the development and commercialization of Nanomix’s advanced mobile Point-of-Care, or POC, diagnostic system that can be used in performing a wide range of in vitro diagnostic tests in many environments. Nanomix’s goal is to provide laboratory quality testing for time sensitive medical conditions, at the first point of contact that a patient has with the healthcare system, no matter where that occurs. The Nanomix eLab® system is CE Marked, a 510(k) application is currently in development, and Emergency Use Application (EUA) for COVID antigen testing has been submitted to the FDA. Nanomix intends to market and sell this system for the detection and diagnosis of a variety of time sensitive medical conditions.

Prior to the Merger, we were a pre-clinical and clinical-stage pharmaceutical development company focused on the clinical development, outsourced contract manufacture and test marketing for commercialization of carbohydrate-based patented formulation of investigative materials as medical food, supplements, drug and drug combination, and other clinical exploratory outsourced exploratory peptide therapeutic options. Due to limited funding and the merger, our activity including any drug development during year ended December 31, 2021 was severely limited. Following the closing of the Merger, the Company intends to conduct a comprehensive review of strategic alternatives for our legacy products and product candidates pertaining to the commercialization of our therapeutic drugs including SUGARDOWN®, BTI-320 and IPOXYN. The Company does not expect to receive any form of material consideration in connection with such alternatives. In the event it is not able to dispose of these assets, the Company expects to cease all operations in connection therewith in order to avoid incurring any further associated expense.

Nanomix eLab System

Nanomix believes that quality healthcare should be available to consumers anywhere and anytime. The foundation of quality healthcare is timely information supporting a proper diagnosis and associated treatment. Our vision is to make healthcare accessible to patients without compromise, by delivering the highest quality, fastest, most cost-effective and portable detection systems that bring the patient and caregiver closer together.

The Nanomix eLab System is a proprietary diagnostic platform developed by Nanomix to meet the growing need for decentralized medical diagnostic solutions. The platform is designed to provide rapid test results in a handheld device at the first point of patient contact in locations that range from Emergency Departments, to long term and assisted care facilities, to urgent care and emergency medical response settings.

The Nanomix eLab system is a rapid, easy-to-use, quantitative detection platform that performs a range of in vitro diagnostic assays, such as electrochemical immunoassay and enzymatic assays. The platform consists of a hand-held analyzer and a disposable cartridge. The eLab System utilizes a proprietary nano-biosensor with multiple detection electrodes to generate multiple electrochemical assay results from a single patient sample. Specificity is generated by functionalizing each of the electrodes on the sensor for particular biomarkers. The sensor is incorporated into a single-use consumable microfluidics cartridge that processes the biological sample and reports its results through the handheld eLab System.

The eLab system is designed to be operated by medical and non-medically trained persons. An assay is run by inserting the cartridge into the eLab Analyzer. Following the prompts on the Analyzer interface, the user identifies the subject, scans a barcode on the consumable package, loads the test sample into the cartridge, and presses start. Assay results generally take between 10 and 15 minutes, from sample collection to answer. A wide variety of biomolecules with varying chemistries can be tested on a single device in one operation. The electrochemical detection system eliminates the need for ongoing instrument calibration and maintenance commonly associated with optical systems. Wireless connectivity provides for transmission of patient results to other devices for data sharing, management, and EMR integration.

Compared with other POC testing systems, the Nanomix eLab system provides testing in traditional laboratories as well as non-traditional decentralized environments with enhanced sensitivity and specificity, advanced multiplexing and multimodal capabilities, quantitative results, Bluetooth communication of results and an on board electronic data base of testing activities. The Nanomix eLab® system is CE Marked, a 510(k) is currently in development, and a COVID-19 Antigen test has been submitted to the FDA for Emergency Use Authorization.

Our strategy is to develop a menu of diagnostic tests for the detection and diagnosis of time sensitive medical conditions on the Nanomix eLab Analyzer and to sell, market and distribute the eLab Analyzer and associated tests on a worldwide basis.

Products

The Nanomix eLab is an in vitro diagnostic test platform for the quantitative determination of analytes in biological samples that include plasma, whole blood, and nasal swab specimens. The eLab system consists of a handheld analyzer, a sample transfer device and a disposable cartridge. The Nanomix eLab is a platform technology and Nanomix intends to develop a range of test cartridges compatible with Nanomix eLab analyzer. The key advantages of our approach are:

●	Laboratory quality results;

●	Multiplexing and multimodal testing;

●	Quantitative determination of test results;

●	Operates in distributed environments; and

●	Electronic record storage with Bluetooth communication of results.

The eLab has been shown to be easily operated by non-medically trained personnel. The platform performs immunoassays and enzymatic assays. All tests run on the eLab Analyzer utilize the same disposable cartridge format.

Nanomix’s first product, the S1 Panel Assay for use in aiding the diagnosis of critical infections, received CE marking for the assay and the eLab Analyzer in November of 2019. Filing of a 510(k) was started in 2020 through a third-party reviewer for the CRP assay. With the advent of the Coronavirus pandemic, Nanomix shifted to developing COVID-19 testing products in April of 2020. Preparation of a 510(k) for the S1 Panel Assay using plasma samples is currently in process.

eLab Analyzer

The eLab Analyzer is a handheld portable instrument that operates via a touch screen using a simple instruction menu. The analyzer works from a rechargeable battery or wall power and can be operated during recharging. The eLab Analyzer contains electronics, a pneumatic system, a barcode scanner, data storage, USB connections, and Bluetooth communications. To use the eLab system, an operator signs into the system and then follows the prompts on the eLab screen to run an assay, run controls, or review past test results. To run a test, the operator scans or enters a patient ID and scans the consumable test package using the built-in bar code scanner. The barcode contains information about the test including manufacturing lot codes and expiration dating for the consumable. The operator loads the patient sample into the disposable cartridge and inserts the cartridge into the eLab analyzer. The operator is then prompted on the screen to start the assay. The eLab automatically runs through to completion using the programmed test protocol specific for that assay. At conclusion of the test protocol, results are displayed on the screen and can be sent electronically via Bluetooth as selected by the operator. All test information is recorded in the onboard database. The instrument includes a robust control system and, if there are errors in processing, the eLab displays an error code on the screen.

COVID-19 Rapid IgG/IgM Test Panel

The Nanomix eLab COVID-19 Rapid IgG/IgM Panel is an electrochemical immunoassay test intended for qualitative detection of IgG and IgM antibodies (without differentiation) to SARS-CoV-2 in human venous whole blood and plasma (K2EDTA, lithium-heparin, sodium-heparin, sodium citrate).

Venous whole blood or plasma samples are collected and using a provided transfer device the sample is transferred to the single-use, microfluidic cartridge. The cartridge is then run on Nanomix eLab Analyzer, which will display results after about 10 minutes. The presence of SARS-CoV-2 antibodies is determined using a quantitative electrochemical reading which is then compared to a cutoff level to report a qualitative result of positive or negative.

An EUA for the COVID-19 Rapid IgG/IgM Test Panel was filed with the FDA in July 2020. In April of 2021, the FDA notified us that given the volume of EUA requests the Agency had received, FDA is having to prioritize EUA requests and they will not be reviewing our product as filed.  Nanomix is currently tracking use cases and reviewing alternative approaches to potentially market the COVID antibody test but at this time does not expect to actively market the COVID-19 Rapid IgG/IgM Test Panel.

COVID-19 Rapid Antigen Test Panel

The Nanomix eLab COVID-19 Rapid Antigen Panel is an electrochemical immunoassay test intended for the qualitative detection of nucleocapsid antigens from SARS-CoV-2 in nasal (anterior nares) swabs from individuals who are suspected of COVID-19.

Nasal swab samples are collected using a provided swab and sample collection tube, then transferred to the single-use, microfluidic cartridge. The cartridge is then run on Nanomix eLab Analyzer, which will display results after about 15 minutes. The presence of SARS-CoV-2 antigen is determined using a quantitative electrochemical reading which is then compared to a cutoff level to report a qualitative result of positive or negative.

The COVID-19 Rapid Antigen Test Panel is CE marked. An EUA for the COVID-19 Antigen Test panel was submitted to the FDA in February of 2021. The Company received comments from the FDA in May and conducted further clinical and analytical work identified by the FDA. The EUA for the COVID-19 Antigen Test panel was resubmitted to the FDA in November. The FDA has requested additional data primarily from clinical testing sites prior to beginning their formal review. Given reductions in COVID-19 infection rates, the timing of any potential EUA, and the current pricing of COVID-19 tests, the Company doesn’t expect significant revenue to be produced by the COVID-19 Antigen Test panel.

S1 Assay Panel

The S1 Assay panel was developed as an aid in rapidly diagnosing critical infections, including sepsis. The panel provides quantitative tests results for Lactate (LAC), C-Reactive Protein (CRP) and Procalcitonin (PCT) from a single patient sample. The S1 Assay panel is CE marked for both plasma and venous whole blood sample types. A de novo application for FDA clearance for a plasma sample is in development. The assay runs on the eLab Analyzer with results available in approximately 11 minutes, providing information rapidly versus the current diagnostic solutions which can take hours to provide a test result.

The Nanomix S1 Panel Cartridge quantitatively measures two biomarkers, CRP, and PCT and the metabolite Lactate (LAC) in lithium heparinized (Li-heparinized) plasma specimens.

CRP test results can be used to evaluate infection, tissue injury, and inflammatory disorders.

PCT test results can be used:

●	To aid in decision making on antibiotic therapy for patient with suspected or confirmed lower respiratory tract infections (LRTI) defined as community acquired pneumonia (CAP) acute bronchitis, and acute exacerbation of chronic obstructive pulmonary disease (AECOPD) in an inpatient setting or Emergency Department.

●	To aid in antibiotic decision making from therapy to discontinuation of treatment for patients with suspected or confirmed sepsis.

●	To aid in the risk assessment of critically ill patients on their first day of ICU admission for progression of severe sepsis and septic shock.

●	To aid in assessing the cumulative 28-day risk of all-cause mortality for patients diagnosed with sever sepsis or septic shock in the ICU or when obtained in the emergency department of other medical wards prior to ICU admission, using a change in PCT level over time.

LAC test results can be used in the diagnosis and treatment of lactic acidosis, monitoring tissue hypoxia, and diagnosis of hyperlactatemia and septicemia.

Each of the three tests provides important information about a patient’s condition. Having all three of these answers in a short time period provides a healthcare provider with important information about the patient’s status within the clinical window for infection diagnosis. All of the test results are used in the context of other information about the patient.

S1 Assay Panel use in Sepsis

One potential use of the S1 Assay panel is in the diagnosis of Sepsis. Sepsis has been highlighted as a global health crisis and there is intense pressure to improve management of sepsis from early identification to administration of antimicrobial therapy, monitoring and de-escalation of therapy.

Sepsis is the body’s overwhelming and life-threatening response to infection that can lead to tissue damage, organ failure, and death. There are more than 49 million cases of Sepsis annually with more the 6 million associated deaths. Sepsis is the #1 cost of hospitalization in the U.S with costs for acute sepsis hospitalization and skilled nursing estimated to be $62 billion annually. As many as 87% of sepsis cases start in the community. According to the Sepsis Alliance, Mortality from sepsis increases 8% every hour that treatment is delayed. As many as 80% of sepsis deaths could be prevented with rapid diagnosis and treatment.

Sepsis testing and diagnosis can be viewed as a 2-stage process:

●	Immediate patient testing and assessment focused on emergency treatment decisions, and

●	Specific diagnosis of bacterial or fungal pathogen

The Nanomix S1 test panel focuses on the first phase, the need for rapid screening or patients suspected of sepsis. The S1 test panel provides an easy to use, rapid test at the first point of patient contact to deliver important information about the patient’s condition. The panel includes Lactate, the current tool most used in sepsis screening, and adds two other tests (CRP and PCT) that are currently used to confirm a diagnosis. By using our multiplexing and multimodal technology, we are able to bring all three of these test results from a single sample to healthcare providers in an 11-minute test providing clinicians with host response diagnostics at the time of initial evaluation, in any care setting, may help assess the following questions and advance standards of care: 1) is there an infection or not? 2) is the infection viral or bacterial? 3) what is the severity and deficit of tissue perfusion?

Once hospitalized, a sepsis patient spends on average 8 days in an ICU. The S1 panel can also be used to monitor the progress of a patient and to support modification or discontinuation of antibiotic therapy.

Approach to Market

Nanomix uses a Distributor centric model for product sales and support outside the United States. Distributors are engaged to market, sell, and support our products in specific territories. Often, these distribution arrangements involve exclusive rights to a territory. Distributors purchase product from Nanomix, resell the products, and provide support to customers in their territory. The Company is primarily focused on the European and Asian markets where CE marking is sufficient for commercial sales of the S1 Assay Panel. Currently, Nanomix has distribution agreements for the Peoples Republic of China and certain countries in Asia and the Middle East. Additional arrangements are expected in the future.

Inside the United States and after FDA clearance, Nanomix expects to primarily utilize a national distributor for the customer interface activities. The Distributor will be supported by a Nanomix sales force that will coordinate with the Distributor’s account teams. Nanomix expects to provide training and initial implementation support to customers.

Recent Developments

Reverse Stock Split and Name Change

On January 26, 2021, our board of directors approved, subject to shareholder approval, a reverse stock split of our outstanding common stock in a ratio of one-for-one hundred and seventy-three (1:173), provided that all fractional shares as a result of the split shall be automatically rounded up to the next whole share, or the Reverse Split and (ii) to change our corporate name from “Boston Therapeutics”” to “Nanomix Corporation”, or the Name Change. On January 26, 2021, holders of 85.8% of the voting power of our capital stock acted by written consent in lieu of a meeting to approve the Reverse Split and the Name Change. The Name Change and Reverse Split are subject to approval by FINRA. The Name Change took effect on November 15, 2021 and Reverse Split took effect on March 2, 2022.

The Transactions

The shares of our Common Stock being offered for resale by selling stockholders named herein pursuant to this prospectus were issued or are issuable in connection with the transactions that are described below.

March 2022 Private Placement

On March 23, 2022, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with GHS Investments, LLC (the “Purchaser”), pursuant to which the Purchaser purchased five hundred (500) shares of the Company’s Series D Convertible Preferred Stock (“Series D Preferred Stock”) for an aggregate purchase price of $500,000. In addition, in connection with the issuance of the Series D Preferred Stock, the Purchaser received a five year warrant to purchase 60,000 shares of the Company’s common stock (the “March 2022 Warrant”). The March 2022 Warrant is exercisable at an exercise price of $2.0587 per share of Common Stock, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and fundamental transactions and in connection with the issuance by the Company of our Common Stock or Common Stock equivalents at an effective price per share lower than the exercise price then in effect. The holders may exercise the Warrants on a cashless basis if the shares of our Common Stock underlying the Warrants are not then registered pursuant to an effective registration statement.

In addition, upon the terms and subject to the conditions set forth in the Purchase Agreement, fifteen (15) calendar days following the effective date of a registration statement registering the resale of the maximum aggregate number of (i) shares of Common Stock issuable pursuant to the conversion of the Preferred Stock and (ii) Warrant Shares issuable upon exercise of the Warrants issuable pursuant to the Purchase Agreement (collectively, the “Registrable Securities”), and on each of the 30th, 60th, 90th and 120th calendar day anniversaries of the Effective Date, assuming no Event of Default (as defined in the Purchase Agreement) has taken or is taking place, the Company agrees to sell, and the Purchaser agrees to purchase, an additional five hundred (500) shares of Preferred Stock at price of $1,000 per share of Series D Preferred Stock. Concurrently with the issuance of any Series D Preferred Stock, the Company shall issue to Purchaser a warrant to purchase up to a number of warrant shares equal to 30% of the quotient of (a) the Purchase Price due at the relevant closing) and the Closing Price of the Company’s Common Stock for the Trading Day preceding such additional closing date.

In connection with the entry into the Purchase Agreement, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (the “COD”) with the Delaware Secretary of State to create a new class of preferred stock designated Series D Preferred Stock and authorized the issuance of up to ten thousand (10,000) shares of Series D Preferred Stock. The Series D Preferred Stock has a stated value of $1,200 per share (“Stated Value”) and the holder of the Series D Preferred Stock has the right to receive a dividend equal to eight percent (8%) per annum, payable quarterly, beginning on the issuance date of the Series D Preferred Stock and ending on the date that the Series D Preferred Stock has been converted or redeemed. Dividends may be paid in cash or in shares of Series D Preferred Stock at the discretion of the Company. At closing, the Company prepaid one year’s worth of interest in shares of Series D Preferred Stock. The Series D Preferred Stock will vote together with the common stock on an as-converted basis subject to the Beneficial Ownership Limitations Further, the holders of the Series D Preferred Stock have the right to receive assets in the event of liquidation, dissolution or winding up before any distribution or payment shall be made to the holders of any securities junior to the Series D Preferred Stock. The Company is required to reserve and keep available out of our authorized and unissued shares of Common Stock three times the number of Common Stock needed to convert or exercise all Series D Preferred Stock and Warrants issued pursuant to the Purchase Agreement.

The conversion price (the “Conversion Price”) for the Series D Preferred Stock shall be the amount equal to the lower of (1) $2.08, a fixed price equaling the closing bid price of the Common Stock on the trading day immediately preceding the date of the Purchase Agreement and (2) one hundred percent (100%) of the quotient of (A) the sum of the VWAP of the Common Stock for each of the three (3) trading days with the lowest VWAP during the twenty (20) consecutive trading day period ending on the trading day immediately preceding the date of delivery of a conversion notice and (B) three, subject to the Beneficial Ownership Limitations. Following an “Event of Default,” as defined in the Purchase Agreement, the Conversion price shall equal the lower of: (a) the then applicable Conversion Price; or (b) a price per share equaling eighty percent (80%) of the lowest traded price for the Company’s common stock during the fifteen (15) Trading Days immediately preceding, but not including, the Conversion Date. The Conversion Price is also subject to adjustment due to certain events, including stock dividends, stock splits and fundamental transactions and in connection with the issuance by the Company of our Common Stock or Common Stock equivalents at an effective price per share lower than the Conversion Price then in effect.

The Corporation shall have the right to redeem, provided the notes issued in the June 2021 financing have been satisfied in full, all (but not less than all), shares of the Preferred Stock issued and outstanding at any time after the date of issuance, upon five (5) business days’ notice, at a redemption price per Series D Preferred Stock then issued and outstanding, equal to the product of (i) the Premium Rate multiplied by (ii) the sum of (x) the Stated Value, (y) all accrued but unpaid dividends, and (z) all other amount due to the Holder pursuant to the COD and/or any document entered into in connection with this financing. “Premium Rate” means (a) 1.15 if all of the Preferred Stock is redeemed within ninety (90) calendar days from the issuance date thereof; (b) 1.2 if all of the Preferred Stock is redeemed after ninety (90) calendar days.

At any time on or prior to the third anniversary of the date of the Purchase Agreement, upon a Subsequent Financing (as defined in the COD), a holder of at least one hundred (100) shares of Preferred Stock shall have the right to participate in up to an amount of the Subsequent Financing equal to 35% of the Subsequent Financing (or, solely with respect to a Subsequent Financing consisting of only Common Stock and warrants to purchase Common Stock (with warrant coverage not to exceed 25%) for aggregate gross proceeds to the Company of at least five million dollars ($5,000,000), 10% of the Subsequent Financing) on the same terms, conditions and price provided for in the Subsequent Financing.

Until the date when the Purchaser no longer holds any Series D Preferred Stock, upon any issuance by the Company or any of its subsidiaries of Common Stock or common stock equivalents (as defined in the COD) for cash consideration, indebtedness or a combination of units thereof (a “Subsequent Financing”), the holder may elect, in its sole discretion, to exchange (in lieu of conversion), if applicable, all or some of the shares of Series D Preferred Stock then held for any securities or units issued in a Subsequent Financing on a $1.00 for $1.00 basis.

A Registration Rights Agreement was executed in connection with the issuance of the Series D Preferred Stock and the March 2022 Warrants and the registration statement of which this prospectus is a part is being filed to fulfill our obligations under such agreement.  The Company shall use is best efforts to have the registration statement declared “effective” within sixty (60) calendar days from its filing.

The COD contains limited negative covenants which restrict the ability of the Company to take certain actions without the consent of the Purchaser. In addition, following a “Triggering Event” (as defined in the COD), all outstanding shares of Series D Preferred Stock shall come immediately due for redemption and the redemption amount shall accrue interest at the lesser of: (a) eighteen percent (18%) per annum; or (b) the maximum legal rate. Redemption following an Event of Default shall occur at an amount equaling: 1.35 multiplied by the sum of the Stated Value, all accrued but unpaid dividends and all other amounts due pursuant to the Series D COD for all Series D Preferred Stock outstanding. Additionally, following an Event of Default, the Conversion Price shall equal the lower of: (a) the then applicable conversion price; or (b) a price per share equaling eighty percent (80%) of the lowest traded price for the Company’s Common Stock during the fifteen (15) trading days preceding the relevant conversion.

Nanomix Merger

On June 6, 2021, the Company and Nanomix, Inc., or Nanomix, completed a reverse merger, or the Merger, resulting in the formation of Nanomix Corporation (the “Company”). As consideration for the Merger, The Company issued to the shareholders of Nanomix 1,000,000 shares of a newly created Series C Convertible Preferred Stock of the Company (the “Preferred Stock”). On March 2, 2022, all such shares of Preferred Stock issued to Nanomix shareholders automatically converted into approximately 35,644,997 shares of common stock of the Company, the warrants assumed at closing may be exercisable into approximately 2,124,687 shares of common stock of the Company and the options and restricted stock units assumed at closing may be exercisable into approximately 5,718,838 shares of common stock of the Company. The shares of common stock issued upon conversion of the Preferred Stock together with warrants, restricted stock units and options assumed on the closing date represent approximately 80% of the outstanding shares of Common Stock of the Company upon closing of the Merger. After the merger, the Company changed its name to Nanomix Corporation and its ticker symbol to NNMX. A previously approved 173:1 reverse stock split was effective on March 2, 2022.

2021 Restructuring

From January 25, 2021 through January 27, 2021, the Company entered into various agreements with certain debt holders, including CJY Holdings Limited, a Hong Kong company controlled by the Company’s CEO and sole director’s brother (“CJY”), pursuant to which liabilities exceeding approximately $4.5 million were converted or exchanged into 730,783,181 shares of common stock. The Company granted CJY piggyback registration rights for a period of one year. Further, the Company entered into Exchange Agreements with the holders of the Company’s Series A Preferred Stock pursuant to which the holders exchanged all outstanding shares of Series A Preferred Stock for 75,000,000 shares of common stock. The Company entered into service agreements with various consultants and advisors pursuant to which it issued 963,964 shares of Series B Preferred Stock. The rights, preferences, privileges and limitations of the Series B Preferred Stock are set forth in a certificate of designation filed by the Company with the Secretary of State of the State of Delaware. The Series B Preferred Stock ranks senior to the Company’s common stock and junior with respect to the Company’s Series C Preferred Stock with respect to dividend rights and rights upon liquidation, winding-up or dissolution. Each Holder of Series B Preferred Stock shall be entitled to receive dividends or distributions on each share of Series B Preferred Stock on an “as converted” into Common Stock basis when and if dividends are declared on the Common Stock by the Board of Directors. Each outstanding share of the Series B Preferred Stock will automatically convert into 1,000 shares of common stock on the date that approval of an amendment to the Corporation’s Certificate of Incorporation, as amended, to implement a one-for-173 reverse stock split of the Corporation’s capital stock by a majority of the votes entitled to be cast thereon, whether presented at a special or annual meeting of shareholders of the Corporation or by written consent of the shareholders and the subsequent filing of such amendment with the Secretary of State of the State of Delaware. The consultants and advisors were granted piggyback registration rights.

CureDM Acquisition

On February 12, 2018, the Company acquired CureDM Group Holdings LLC, or CureDM, for 275,960 shares of common stock of which 144,508 were delivered at closing and 131,452 were to be delivered in four equal tranches of 32,863 each upon the achievement of specific milestones. Since the milestones were not achieved and the related programs have been cancelled, the Company does not expect to issue the additional shares.

Risks Related to Our Business

Our business and our ability to execute our business strategy are subject to a number of risks as more fully described in the section titled “Risk Factors” beginning on page 11. These risks include, among others:

●	The COVID-19 pandemic could materially adversely affect our business, financial condition and results of operations.

●	We have incurred significant losses since inception and expect to incur losses in the future. We cannot be certain that we will achieve or sustain profitability.

●	Our financial situation creates doubt whether we will continue as a going concern.

●	We will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

●	Our obligations to the holders of our Notes are secured by a security interest in substantially all of our assets, so if we default on those obligations, the note holders could foreclose on our assets.

●	Our obligations under the Notes are secured by a security interest in substantially all of our assets. As a result, if we default in our obligations under the Notes, the holders of the notes, acting through their appointed agent, could foreclose on their security interests and liquidate some or all of these assets, which would harm our business, financial condition and results of operations and could require us to curtail or cease operations.

●	If we cannot successfully develop, maintain, commercialize, or obtain regulatory approvals for new and existing diagnostic assays, our financial results will be harmed and our ability to compete will be harmed.

●	We are subject to many laws and governmental regulations and any adverse regulatory action may materially adversely affect our financial condition and business operations.

●	Disruptions at the FDA and other government agencies caused by funding shortages, COVID-19 or other global health concerns could shift their priorities or hinder their ability to hire, retain or deploy key leadership and other personnel. This could result in delays or may prevent new or modified products from being developed, cleared, approved, authorized, or commercialized in a timely manner or at all, which could negatively impact our business.

●	Our diagnostic products have not been manufactured in significant volume and are subject to unforeseen scale-up risks.

●	We utilize third-party, single-source suppliers for some components and materials used in our products and product candidates, and the loss of any of these suppliers could have an adverse impact on our business.

●	Our products may not be able to compete with new diagnostic products or existing products developed by well-established competitors, which would negatively affect our business.

●	If we are unable to recruit, train and retain key personnel, we may not achieve our goals.

●	New technologies, techniques or assays could emerge that might offer better combinations of price and performance than our current or future assays.

●	We have limited experience in marketing and selling our products, and if we are unable to expand, manage and maintain our direct sales and marketing organizations, or otherwise commercialize our products, our business may be adversely affected.

●	We have a limited operating history and may face difficulties encountered by companies early in their commercialization in competitive and rapidly evolving markets.

●	We have limited commercial scale capabilities. If we are unable to successfully implement commercial capabilities and manage our growth, our business will be harmed.

●	Customers may not adopt our products quickly, or at all.

●	There has been a limited public market for our common stock, and we do not know whether one will develop to provide you adequate liquidity. Furthermore, the trading price for our common stock, should an active trading market develop, may be volatile and could be subject to wide fluctuations in per-share price.

Corporate Information

We were formed as a Delaware corporation on August 24, 2009, under the name Avanyx Therapeutics, Inc. On November 15, 2021, we changed our name to “Nanomix Corporation” In connection with the acquisition of Nanomix Inc., a California corporation. Our principal executive offices are located at 2121 Williams Street, San Leandro, CA 94577, and our telephone number is (510) 428-5300. Our website address is nano.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common shares.

THE OFFERING

Common stock offered by selling security holders	19,507,630 shares of common stock held by the selling stockholders named in this prospectus, including (i) up to 7,500,000 shares of common stock issuable upon conversion of Series D Preferred Stock, (ii) up to 2,250,000 shares of common stock issuable upon exercise of the GHS Warrants, (iii) up to 416,032 shares of common stock issuable upon exercise of the Merger Warrants, (iv) up to 7,904,822 shares of common stock issued as the Merger Shares, (v) up to 1,302,123 shares of common stock that were issued as the Conversion Shares and (vi) up to 134,653 shares of common stock that were issued as the CureDM Shares.

Offering price	The prevailing market price for the shares or in privately negotiated transactions.

Common stock outstanding before the offering	46,203,866 shares(1)

Common stock outstanding after the offering	56,369,898 shares(2)

Use of proceeds	All of the shares sold pursuant to this prospectus will be offered and sold by the selling stockholders. We will not receive any proceeds from such sales. We would, however, receive proceeds upon the exercise of the Warrants held by the Selling Stockholders which, if such warrants are exercised in full, would be approximately $4.6 million. Proceeds, if any, received from the exercise of such Warrants will be used for working capital and general corporate purposes. No assurances can be given that any of such Warrants will be exercised.

Risk Factors	Investing in our securities is highly speculative and involves a significant degree of risk. You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 11 before deciding whether or not to invest in our common stock.

(1)	The number of shares of common stock outstanding is based on 46,203,866 shares of common stock issued and outstanding as of March 31, 2022 and excludes the following:

●	8,534,608 shares of common stock issuable upon the conversion of outstanding convertible notes;

●	6,605,658 shares of common stock issuable upon the exercise of outstanding warrants as of that date having a weighted average exercise price of $1.4152 per share;

●	2,701,762 options to purchase shares of our common stock and 3,369,080 restricted stock units granted under our 2021 Equity Incentive Plan, or the 2021 Plan. As of that date, the common options having a weighted average exercise price of $0.254 per share; and

●	5,500,000 shares of our common stock reserved for future issuance under our 2021 Plan.

(2)	Includes (i) up to 7,500,000 shares of common stock issuable upon conversion of Series D Preferred Stock, (ii) up to 2,250,000 shares of common stock issuable upon exercise of the GHS Warrants and (iii) up to 416,032 shares of common stock issuable upon exercise of the Merger Warrants.

SUMMARY FINANCIAL DATA

The following table sets forth our selected financial data as of the dates and for the periods indicated. We have derived the statement of operations data for the years ended December 31, 2021 and 2020 from our audited financial statements included elsewhere in this prospectus. The statements of operations data for the three months ended March 31, 2022 and the balance sheet data as of March 31, 2022 have been derived from our unaudited financial statements included elsewhere in this prospectus. Our historical results of operations presented below may not be reflective of our financial position, results of operations and cash flows had we operated as a combined company during all periods presented given the change to our business as a result of the merger with Boston Therapeutics (BTHE) on June 4, 2021, respectively. The following summary financial data should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes and other information included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future and the results for the three months ended March 31, 2022 are not necessarily indicative of the results that may be expected for the full fiscal year.

Statement of Operations Data:

	Years Ended December 31,		Three Months Ended March 31, (unaudited)
	2021	2020	2022	2021
Revenue	141,778	513,244	--	141,778
Total Operating Expenses	5,866,929	5,419,604	1,997,734	997,642
Operating Income/(Loss)	(5,725,151)	(4,906,360)	(1,997,734)	(855,864)
Total Income/(Loss)	(3,739,882	(1,286,010	(847,299)	(356,586)
Net Income/(Loss)	(9,465,033)	(6,192,370)	(2,845,033)	(1,212,450)
Pro forma basic and diluted net loss per share	1.79	1,440.76	(0.15)	(0.99)
Pro forma weighted average of shares outstanding	5,300,084	4,298	18,936,485	1,225,881

Balance Sheet Data:

	December 31,		March 31,
	2021	2020	2022 (unaudited)
Cash and cash equivalents	297,351	15,098	10,961
Working capital (1)	(2,856,259)	(3,564,028)	(3,664,161)
Total assets	905,712	530,471	1,158,201
Total current liabilities	3,325,098	3,736,822	3,785,445
Total stockholders’ equity (deficit)	(21,670,048)	(52,595,613)	(8,244,525)

(1)	Working capital is defined as total current assets minus total current liability

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors, in addition to the other information included in this prospectus, including our financial statements and related notes, before deciding whether to invest in our securities. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Financial Position and Need for Additional Capital

The COVID-19 pandemic could materially adversely affect our business, financial condition and results of operations.

The COVID-19 pandemic, the measures attempted to contain and mitigate the effects of the virus, including travel bans and restrictions, shelter-in-place, quarantine and other similar governmental orders and restrictions on trade put in place around the world have caused widespread disruption in global economies, productivity and financial markets and have materially altered the way in which we conduct our day-to-day business.

The full extent to which the COVID-19 pandemic and the various responses to it impact our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the pandemic, including any potential future waves of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; disruptions or restrictions on our employees’ ability to work and travel; and potential impact on the timeliness of FDA and other regulatory bodies review and approval of our products. While some of our business operations can be performed remotely, our product development and production activities need to be conducted on-site. Additionally, many of our employees are juggling additional work-related and personal challenges, including adjusting communication and work practices to collaborate remotely with work colleagues and business partners, managing technical and communication challenges of working from home, balancing the need to be on-site for many activities, , looking after children as a result of remote-learning and school closures, making plans for childcare and caring for themselves, family members or other dependents who are or may become ill. We will continue to actively monitor the issues raised by the COVID-19 pandemic and may take further actions that alter our business operations, including as may be required by federal, state, local or foreign authorities or that we determine are in the best interests of our employees, potential business partners and stockholders.

The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus, the existence of any additional waves of the pandemic, the extent and effectiveness of containment actions, treatment and prevention measures, including vaccines, and the impact of these and other factors on our employees and potential customers and business partners. If we are not able to respond to and manage the impact of such events effectively, our business may be harmed.

We have incurred significant losses since inception and expect to incur losses in the future. We cannot be certain that we will achieve or sustain profitability.

We have incurred significant losses since inception through March 31, 2022 and expect to incur losses in the future. Our accumulated deficit as of March 31, 2022, December 31, 2021 and December 31, 2020 was approximately $109.7 million, $106.8 million and $97.3 million, respectively, and we incurred net losses each year since inception. We expect that our losses may continue for at least the next few years as we will be required to invest significant additional funds toward the continued development and commercialization of our technology. Our ability to achieve or sustain profitability depends on numerous factors, many of which are beyond our control, including the market acceptance of our products and future product candidates, future product development, our ability to achieve marketing clearance from the FDA and international regulatory clearance for future product candidates, our ability to compete effectively against an increasing number of competitors and new products, and our market penetration and margins. In spite of efforts to ramp sales of our products, we may never be able to generate sufficient revenue to achieve or sustain profitability.

Our financial situation creates doubt whether we will continue as a going concern.

Our independent registered public accounting firm has issued a report for our financial statements at December 31, 2021 that includes an explanatory paragraph referring to our recurring losses from operations, which raises substantial doubt about our ability to continue as a going concern. We have not generated substantial revenues to date. For the years ended December 31, 2021 and 2020, the Company had losses of $9.5 million and $6.2 million, respectively. For the three months ended March 31, 2022, the Company had losses of $2.8 million. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment. Our auditors have indicated that these conditions raise substantial doubt about the Company’s ability to continue as a going concern.

We will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

We will need to continue to seek capital from time to time to continue development of our advanced mobile POC diagnostic system and to acquire and develop other products. Once approved for commercialization, we cannot provide any assurances that any revenues it may generate in the future will be sufficient to fund our ongoing operations. We expect that our current cash position is insufficient to fund our operations beyond the current period. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. In any event, we will require additional capital to obtain regulatory approval for, and to commercialize, our product candidates. Raising funds in the current economic environment may present additional challenges. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities may dilute our existing stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidate or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Our inability to raise capital on acceptable terms in the future may cause us to delay, diminish, or curtail certain operational activities as we have done during the fiscal year ended December 31, 2021, including research and development activities, sales and marketing, and other operations, in order to reduce costs and sustain the business, and such inability would have a material adverse effect on our business and financial condition.

We expect capital outlays and operating expenditures to increase over the next several years as we work to expand our commercial activities, expand our development activities, expand manufacturing operations and expand our infrastructure. We may need to raise additional capital to, among other things:

●	sustain and expand the commercialization of our commercialized assays and assays under development or review by various regulatory agencies;

●	expand and automate our manufacturing capabilities and reduce our cost of sales;

●	increase our sales and marketing efforts to drive market adoption and address competitive developments;

●	finance capital expenditures and our general and administrative expenses;

●	develop new assays to expand the product offerings on our eLab system;

●	maintain, expand and protect our intellectual property portfolio;

●	add operational, financial and management information systems; and

●	hire additional research and development, quality control, scientific, and general and administrative personnel.

Our present and future funding requirements will depend on many factors, including but not limited to:

●	the progress and timing of our clinical trials;

●	the level of research and development investment required to maintain and improve our technology position;

●	the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, if any;

●	our efforts to acquire or license complementary technologies or acquire complementary businesses;

●	changes in product development plans needed to address any difficulties in commercialization or changing market conditions;

●	competing technological and market developments;

●	changes in regulatory policies or laws that may affect our operations; and

●	changes in physician acceptance or medical society recommendations that may affect commercial efforts.

Raising additional capital will cause dilution to our existing stockholders and may restrict our operations or require us to relinquish certain intellectual property rights.

We will seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances, licensing arrangements and grants. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders may be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of our stockholders. Debt and receivables financings may be coupled with an equity component, such as warrants to purchase shares, which could also result in dilution of our existing stockholders’ ownership. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates, or grant licenses on terms that are not favorable to us. A failure to obtain adequate funds may cause us to curtail certain operational activities, including research and development, regulatory trials, sales and marketing, and manufacturing operations, in order to reduce costs and sustain the business, and would have a material adverse effect on our business and financial condition.

We may be at risk of securities class action litigation.

We may be at risk of securities class action litigation. This risk is especially relevant for us due to our dependence on regulatory approvals of our diagnostic tests. In the past, life science companies have experienced significant stock price volatility, particularly when associated with binary events such as clinical trials and product approvals. Additionally, due to our price volatility and our high demand for cash to fund operations, we have had to conduct a number of reverse stock splits and highly dilutive financings to continue as a going concern which exposes us to additional risk of securities class action litigation. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business and result in a decline in the market price of our common stock. If such lawsuits were successful we may not be able to pay awarded damages and we may be forced into bankruptcy which would likely result in the complete loss of your investment.

Market and economic conditions may negatively impact our business, financial condition and share price.

In recent years, concerns over inflation, energy costs, geopolitical issues, the U.S. mortgage market and a declining real estate market, unstable global credit markets and financial conditions, and volatile oil prices have led to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward, increased unemployment rates, and increased credit defaults. Our general business strategy may be adversely affected by any such economic downturns, volatile business environments and unstable or unpredictable economic and market conditions. If these conditions occur, deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance, and share price and could require us to delay or abandon development or commercialization plans. In addition, there is a risk that one or more of our current and future service providers, manufacturers, suppliers, hospitals and other medical facilities, our third party payors, and other partners could be negatively affected by these difficult economic times, which could adversely affect our ability to attain our operating goals on schedule and on budget or meet our business and financial objectives.

The small size of the Company’s accounting staff has limited segregation of financial duties which could result in material misstatements in our financial statements in future periods.

The Company’s CEO and Controller have identified control deficiencies regarding the lack of segregation of duties and the need for a stronger internal control environment. The small size of the Company’s accounting staff may prevent adequate controls in the future, such as segregation of duties, due to the cost/benefit of such remediation.

Although the Company has hired a Controller to work on SEC reporting and accounting matters, we expect that the Company will need to hire accounting personnel with the requisite knowledge to improve the levels of review of accounting and financial reporting matters. The Company may experience delays in doing so and any such additional employees would require time and training to learn the Company’s business and operating processes and procedures. For the near-term future, until such personnel are in place, this will continue to be a weakness in the Company’s internal control over financial reporting that could result in material misstatements in the Company’s financial statements not being prevented or detected.

In addition, other control weaknesses or deficiencies may be identified in the future. If we are unable to correct such weaknesses or deficiencies in internal controls in a timely manner, our ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC will be adversely affected, and could result in material misstatements in our financial statements in future periods. This failure could negatively affect the market price and trading liquidity of our common stock, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties, and generally materially and adversely impact our business and financial condition.

Risks Related to the March 2022 Private Placement

If the holders of our Series D Preferred Stock elect to convert into shares of our common stock, our stockholders will experience substantial dilution in their investment.

If the holders of these Notes were to elect to convert all of the stated value of the Series D Preferred Stock (and assuming no interest has accrued on the principal amount) into shares of our common stock at the Conversion Price of $2.08, we would be required to issue approximately 1.45 million shares. These conversions would result in significant dilution to the investments of our existing stockholders.

The holders of our Series D Preferred Stock have certain rights upon an event of default under the Notes which could harm our business, financial condition and results of operations and could require us to curtail or cease or operations.

Under the certificate of designations for the Series D Preferred Stock, following a “Triggering Event”, all outstanding shares of Series D Preferred Stock shall come immediately due for redemption and the redemption amount shall accrue interest at the lesser of: (a) eighteen percent (18%) per annum; or (b) the maximum legal rate. Redemption following a Triggering Event shall occur at an amount equaling: 1.35 multiplied by the sum of the stated value of the Series D Preferred Stock, all accrued but unpaid dividends and all other amounts due. Additionally, following a Triggering Event, the Conversion Price shall equal the lower of: (a) the then applicable conversion price; or (b) a price per share equaling eighty percent (80%) of the lowest traded price for the Company’s Common Stock during the fifteen (15) trading days preceding the relevant conversion. If we were unable to come to an agreement with the holders of the Series D preferred Stock regarding payment, the holders could seek to get a judgment against us, which could harm our business, financial condition and results of operations and could require use to curtail or cease our operations.

Risks Related to Product Development, Regulatory Approval, Manufacturing and Commercialization

If we cannot successfully develop, maintain, commercialize, or obtain regulatory approvals for new and existing diagnostic assays, our financial results will be harmed and our ability to compete will be harmed.

Our financial performance depends in part upon our ability to successfully develop and market new assays in a rapidly changing technological and economic environment, and to maintain and successfully commercialize previously cleared assays. If we fail to successfully introduce new assays or do not maintain approval for previously FDA-cleared assays, we could lose customers and market share. We could also lose market share if our competitors introduce new assays or technologies that render our assays less competitive or obsolete. In addition, delays in the introduction of new assays due to regulatory, developmental or other obstacles could negatively impact our revenue and market share, as well as our earnings. Factors that can influence our ability to introduce new assays, the timing associated with new product approvals and commercial success of these assays include:

●	the scope of and progress made in our research and development activities;

●	our ability to successfully initiate and complete clinical trial studies;

●	timely expansion of our menu of assays;

●	the results of clinical trials needed to support any regulatory approvals of our assays;

●	our ability to obtain and maintain requisite FDA or other regulatory clearances or approvals for our assays on a timely basis;

●	demand for the new assays we introduce;

●	product offerings from our competitors; and

●	the functionality of new assays that address market requirements and customer demands.

We are subject to many laws and governmental regulations and any adverse regulatory action may materially adversely affect our financial condition and business operations.

The assays that we develop and commercialize in the future are subject to regulation by numerous government agencies, including the FDA and comparable foreign agencies. To varying degrees, each of these agencies requires us to comply with laws and regulations governing the development, testing, manufacturing, labeling, marketing and distribution of our assays. In particular, FDA regulations govern activities such as product development, product testing, product labeling, product storage, premarket clearance or approval, manufacturing, advertising, promotion, product sales, reporting of certain product failures and distribution. Our assays will require 510(k) clearance from the FDA prior to marketing.

We may be unable to obtain marketing clearance for our assays in development. If such approval is obtained, it may:

●	take a significant amount of time;

●	require the expenditure of substantial resources;

●	involve stringent clinical and pre-clinical testing;

●	involve modifications, repairs, or replacements of our assays; and/or

●	result in limitations on the proposed uses of our assays.

Since 2009, the FDA has significantly increased its oversight of companies subject to its regulations, including medical device companies, by hiring new investigators and stepping up inspections of manufacturing facilities. The FDA has recently also significantly increased the number of warning letters issued to companies. If the FDA were to conclude that we are not in compliance with applicable laws or regulations, or that any of our medical devices are ineffective or pose an unreasonable health risk, the FDA could ban such medical devices, detain or seize adulterated or misbranded medical devices, order a recall, repair, replacement, or refund of such devices, refuse to grant pending pre-market approval applications or require certificates of foreign governments for exports, and/or require us to notify health professionals and others that the devices present unreasonable risks of substantial harm to the public health. The FDA may also impose operating restrictions on a company-wide basis, enjoin and restrain certain violations of applicable law pertaining to medical devices and assess civil or criminal penalties against our officers, employees or us. The FDA may also recommend prosecution to the U.S. Department of Justice. Any adverse regulatory action, depending on its magnitude, may restrict us from effectively marketing and selling our diagnostic tests.

Foreign governmental regulations have become increasingly stringent and more common, and we may become subject to more rigorous regulation by foreign governmental authorities in the future. Penalties for a company’s non-compliance with foreign governmental regulation could be severe, including revocation or suspension of a company’s business license and criminal sanctions. Any domestic or foreign governmental law or regulation imposed in the future may have a material adverse effect on us.

Our current and potential customers in the United States and elsewhere may also be subject, directly or indirectly, to applicable anti-kickback, fraud and abuse, false claims, transparency, health information privacy and security and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens and diminished profits and future earnings.

The life sciences industry is highly competitive and subject to rapid technological change. If our competitors and potential competitors develop superior assays and technologies, our competitive position and results of operations would suffer.

We face intense competition from a number of companies that offer assays in our target markets, many of which have substantially greater financial resources and larger, more established marketing, sales and service operations than we do. The life sciences industry is characterized by rapid and continuous technological innovation. We may need to develop new technologies for our existing product and our assays to be competitive. One or more of our current or future competitors could render our existing products or assays under development obsolete or uneconomical by technological advances. We may also encounter other problems in the process of delivering new assays to the marketplace, such as problems related to FDA clearance or regulations, design, development or manufacturing of such assays, and as a result we may be unsuccessful in selling such assays. Our future success depends on our ability to compete effectively against current technologies, as well as to respond effectively to technological advances by developing and marketing assays that are competitive in the continually changing technological landscape.

If our assays do not perform as expected or the reliability of the technology on which our assays are based is questioned, we could experience delayed or reduced market acceptance of our assays, increased costs and damage to our reputation.

Our success depends on the market’s confidence that we can provide reliable, high-quality analyzers and diagnostic program. We believe that customers in our target markets are likely to be particularly sensitive to product defects and errors. Our reputation and the public image of our assays or technologies may be impaired if our assays fail to perform as expected or our assays are perceived as difficult to use. Despite quality control testing, defects or errors could occur in our assays or technologies.

In the future, if our assays experience a material defect or error, this could result in loss or delay of revenues, delayed market acceptance, product recalls, damaged reputation, diversion of development resources, legal claims, increased insurance costs or increased service and warranty costs, any of which could harm our business. Such defects or errors could also prompt us to amend certain warning labels or narrow the scope of the use of our assays, either of which could hinder our success in the market. Even after any underlying concerns or problems are resolved, any widespread concerns regarding our technology or any manufacturing defects or performance errors in our assays could result in lost revenue, delayed market acceptance, damaged reputation, increased service and warranty costs and claims against us.

COVID-19 diagnostic tests are subject to changes in CLIA, FDA, and other regulatory requirements.

Our COVID-19 tests are subject to regulations of the FDA, International Organization for Standards and other regulatory requirements. The regulations regarding the manufacture and sale of COVID-19 tests may be unclear and are subject to change. Newly promulgated regulations could require changes to our COVID-19 diagnostic tests, necessitate additional procedures, or make it impractical or impossible for us to market our tests for certain uses, in certain markets, or at all. The FDA and other regulatory authorities also have the ability to impose new or additional requirements relating to COVID-19 tests. The implementation of such changes or new or additional requirements may result in substantial additional costs and could delay or make it more difficult or complicated to sell our products. Further, our COVID-19 tests, if approved, will be marketed under an Emergency Use Authorization (EUA) from the FDA. The FDA may decide to withdraw EUA designation for the SARS CoV-2 pandemic, resulting in the need for us to apply for clearance to market under a 510(k) or other regulatory process. This could result in substantial additional costs and time to develop the necessary data and information for such clearance.

Disruptions at the FDA and other government agencies caused by funding shortages, COVID-19 or other global health concerns could shift their priorities or hinder their ability to hire, retain or deploy key leadership and other personnel. This could result in delays or may delay, or otherwise prevent new or modified products from being developed, cleared, approved, authorized, or commercialized in a timely manner or at all, which could negatively impact our business.

The ability of the FDA to review and clear, approve, or authorize new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for medical devices or modifications to be cleared or approved, medical devices to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities. Separately, in response to the global COVID-19 pandemic, on March 10, 2020 the FDA announced its intention to postpone most foreign inspections of manufacturing facilities and products, and subsequently, on March 18, 2020, the FDA announced its intention to temporarily postpone routine surveillance inspections of domestic manufacturing facilities. Further, the FDA’s response to COID-19 has delayed and may continue to delay reviews of non-COVID products which in turn would impact our ability to bring products to market. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

If our S1 Assay Panel, COVID-19 Antigen Panel, our COVID-19 IgG/IgM Antibody panel products or any of our other product candidates fail to achieve and sustain sufficient market acceptance, we will not generate expected revenue and our growth prospects, operating results and financial condition may be harmed.

The commercialization of our S1 Assay Panel products and the future commercialization of our other product candidates in the United States and other jurisdictions in which we intend to pursue marketing clearance are key elements of our strategy. If we are not successful in conveying to hospitals and other customers that our current products and future product candidates provide equivalent or superior diagnostic information in a shorter period of time compared to existing technologies, or that these products and future product candidates improve patient outcomes or decrease healthcare costs, we may experience reluctance, or refusal, on the part of hospitals to order, and third-party payors to pay for performing a test in which our product is utilized.

These hurdles may make it difficult to demonstrate to hospitals and other healthcare providers that our current diagnostic products and future product candidates are appropriate options for testing, may be superior to available tests and may be more cost-effective than alternative technologies.

If we fail to successfully commercialize our products and product candidates, we may never receive a return on the significant investments in product development, sales and marketing, regulatory, manufacturing and quality assurance we have made and further investments we intend to make and may fail to generate revenue and gain economies of scale from such investments.

If any of our products, or the malfunctioning of our products, causes or contributes to a death or a serious injury, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device were to recur. If we fail to report these events to the FDA within the required timeframes, or at all, FDA could take enforcement action against us. Any such adverse event involving our assays could also result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

Our assays may in the future be subject to product recalls. A recall of our products, either voluntarily or at the direction of the FDA or another governmental authority, including a third-country authority, or the discovery of serious safety issues with our products, could have a significant adverse impact on us.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is reasonable probability that the device would cause serious injury or death. In addition, foreign governmental bodies have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. The FDA requires that certain classifications of recalls be reported to the FDA within ten working days after the recall is initiated. A government-mandated or voluntary recall by us or one of our international distributors could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our assays would divert managerial and financial resources and have an adverse effect on our reputation, results of operations and financial condition, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be subject to liability claims, be required to bear other costs, or take other actions that may have a negative impact on our future sales and our ability to generate profits. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA or another third-country competent authority. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA or another third-country competent authority. If the FDA disagrees with our determinations, it could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report the recalls when they occur.

We are also required to follow detailed recordkeeping requirements for all Company-initiated medical device corrections and removals. In addition, in December 2012, the FDA issued a draft guidance intended to assist the FDA and industry in distinguishing medical device recalls from product enhancements. Per the guidance, if any change or group of changes to a device that addresses a violation of the FDCA, that change would generally constitute a medical device recall and require submission of a recall report to the FDA.

If we become subject to claims relating to improper handling, storage or disposal of hazardous materials, we could incur significant cost and time to comply.

We are subject to foreign, federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. We may incur significant costs complying with both existing and future environmental laws and regulations. In particular, we are subject to regulation by the Occupational Safety and Health Administration, or OSHA, and the Environmental Protection Agency, or EPA, and to regulation under the Toxic Substances Control Act and the Resource Conservation and Recovery Act in the United States. OSHA or the EPA may adopt additional regulations in the future that may affect our research and development programs. The risk of accidental contamination or injury from hazardous materials cannot be eliminated completely. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our workers’ compensation insurance. We may not be able to maintain insurance on acceptable terms, if at all.

Our diagnostic products have not been manufactured in significant volume and are subject to unforeseen scale-up risks.

Although we have developed a process to manufacture our diagnostic products, there can be no assurance that we can manufacture our diagnostic products at a scale that is adequate for our future commercial needs. We may face significant or unforeseen difficulties in manufacturing our diagnostic products, including but not limited to:

●	technical issues relating to manufacturing components of our diagnostic products on a high volume commercial scale at reasonable cost, and in a reasonable time frame;

●	difficulty meeting demand or timing requirements for orders due to excessive costs or lack of capacity for part or all of an operation or process;

●	lack of skilled labor or unexpected increases in labor costs needed to produce or maintain our analyzers or perform certain required operations;

●	changes in government regulations or in quality or other requirements that lead to additional manufacturing costs or an inability to supply product in a timely manner, if at all; and

●	increases in raw material or component supply cost or an inability to obtain supplies of certain critical components or supplies needed to complete our manufacturing processes.

These and other difficulties may only become apparent when scaling up to the manufacturing process of our diagnostic products to a more substantive commercial scale. If our diagnostic products cannot be manufactured in sufficient commercial quantities or manufacturing is delayed, our future prospects could be significantly impacted and our financial prospects would be materially harmed.

We or our suppliers may experience development or manufacturing problems or delays that could limit the growth of our revenue or increase our losses.

We may encounter unforeseen situations in the manufacturing of our diagnostic products that could result in delays or shortfalls in our production. Our suppliers may also face similar delays or shortfalls. In addition, our or our suppliers’ production processes may have to change to accommodate any significant future expansion of our manufacturing capacity, which may increase our or our suppliers’ manufacturing costs, delay production of our diagnostic products, reduce our product gross margin and adversely impact our business. If we are unable to satisfy demand for our diagnostic products by successfully manufacturing and shipping our diagnostic products in a timely manner, our revenue could be impaired, market acceptance for our assays could be adversely affected and our customers might instead purchase our competitors’ assays. In addition, developing manufacturing procedures for assays under development may require developing specific production processes for those assays. Developing such processes could be time consuming and any unexpected difficulty in doing so can delay the introduction of a product.

We utilize third-party, single-source suppliers for some components and materials used in our products and product candidates, and the loss of any of these suppliers could have an adverse impact on our business.

We rely on single-source suppliers for some components and materials used in our products and product candidates. Our ability to supply our products commercially and to develop any future products depends, in part, on our ability to obtain these components in accordance with regulatory requirements and in sufficient quantities for clinical testing and commercialization. While our suppliers have generally met our demand for their products on a timely basis in the past, these were with limited production quantities and we cannot assure that they will in the future be able to meet our demand for their products, either because we do not have long-term agreements with those suppliers, our relative importance as a customer to those suppliers, or their ability to produce the components used in our products. For example, our supplier of printed electrodes has exited the printing business. We purchased safety stock from the supplier prior to their discontinuing production and have begun qualification of a replacement supplier.

While we believe replacement suppliers exist for all components and materials we obtain from single sources, establishing additional or replacement suppliers for any of these components or materials, if required, may not be accomplished quickly. Even if we are able to find a replacement supplier, the replacement supplier would need to be qualified and may require additional regulatory authority approval, which could result in further delay. While we will seek to maintain adequate inventory of the single-source components and materials used in our products in the event of disruption, those inventories may not be sufficient.

If our third-party suppliers fail to deliver the required commercial quantities of materials on a timely basis and at commercially reasonable prices, and we are unable to find one or more replacement suppliers capable of production at a substantially equivalent cost in substantially equivalent volumes and quality on a timely basis, the continued commercialization of our products, the supply of our products to customers and the development of any future products would be delayed, limited or prevented, which could have an adverse impact on our business.

Manufacturing risks may adversely affect our ability to manufacture products and could reduce our gross margins and negatively affect our operating results.

Our business strategy depends on our ability to manufacture and assemble our current and proposed products in sufficient quantities and on a timely basis to meet consumer demand, while adhering to product quality standards, complying with regulatory requirements and managing manufacturing costs. We are subject to numerous risks relating to our manufacturing capabilities, including:

●	quality or reliability defects in or changes in the composition of product components that we source from third party suppliers;

●	our inability to secure product components in a timely manner, in sufficient quantities or on commercially reasonable terms;

●	our failure to increase production of products to meet demand;

●	the challenge of implementing and maintaining acceptable quality systems while experiencing rapid growth;

●	our inability to build production lines to enable us to efficiently produce products; and

●	difficulty identifying and qualifying alternative suppliers for components in a timely manner.

As demand for our products increases, we will need to invest additional resources to purchase components, hire and train employees, and enhance our manufacturing processes and implement manufacturing and quality systems. If we fail to increase our production capacity efficiently while also maintaining quality requirements, our sales may not increase in line with our forecasts and our operating margins could fluctuate or decline. In addition, while we expect most new products will utilize the eLab instrument system and existing consumable cartridge, manufacturing of future products may require the modification of our production lines, the hiring of specialized employees, the identification of new suppliers for specific components, or the development of new manufacturing technologies. It may not be possible for us to manufacture these products at a cost or in quantities sufficient to make these products commercially viable. Any future interruptions we experience in the manufacturing or shipping of our products could delay our ability to recognize revenues in a particular quarter and could also adversely affect our relationships with our customers.

We expect to rely on third parties to conduct studies of our assays under development that will be required by the FDA or other regulatory authorities and those third parties may not perform satisfactorily.

We do not have the ability to independently conduct the field trial studies or other studies that may be required to obtain FDA and other regulatory clearances or approvals for our assays. Accordingly, we expect to rely on third parties, such as independent testing laboratories and hospitals, to conduct such studies. Our reliance on these third parties will reduce our control over these activities. These third-party contractors may not complete activities on schedule or conduct studies in accordance with regulatory requirements or our study design. We cannot control whether they devote sufficient time, skill and resources to our studies. Our reliance on third parties that we do not control will not relieve us of any applicable requirement to prepare, and ensure compliance with, various procedures required under good clinical practices. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our studies may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for additional assays.

Any clinical trials that we may conduct may not begin on time, or at all, may not be completed on schedule, or at all, or may be more expensive than we expect, which could prevent or delay regulatory approval of our assays or impair our financial position.

The commencement or completion of any clinical trials that we may conduct may be delayed or halted for numerous reasons, including, but not limited to, the following:

●	the FDA or other regulatory authorities suspend or place on hold a clinical trial, or do not approve a clinical trial protocol or a clinical trial;

●	the data and safety monitoring committee or applicable hospital institutional ethics review board recommends that a trial be placed on hold or suspended;

●	fewer patients meet our clinical study criteria and our enrollment rate is lower than we expected;

●	clinical trial sites decide not to participate or cease participation in a clinical trial;

●	third-party clinical investigators do not perform our clinical trials on schedule or consistent with the clinical trial protocol and good clinical practices, or other third-party organizations do not perform data collection and analysis in a timely or accurate manner;

●	we fail regulatory inspections of our manufacturing facilities requiring us to undertake corrective action or suspend or terminate our clinical trials;

●	interim results of the clinical trial are inconclusive or negative;

●	pre-clinical or clinical data are interpreted by third parties in unanticipated ways; or

●	our trial design is inadequate to demonstrate safety and/or efficacy.

Our clinical trial costs will increase if we have material delays in those trials or if we need to perform more or larger trials than planned. Adverse events during a clinical trial could cause us to repeat a trial, terminate a trial or cancel an entire program. Should our clinical development plan be delayed, this could have a material adverse effect on our operations and financial condition.

Product liability claims could adversely impact our financial condition and our earnings and impair our reputation.

Our business exposes us to potential product liability risks that are inherent in the design, manufacture and marketing of medical devices. Device failures, manufacturing defects, design flaws, or inadequate disclosure of product-related risks or product-related information with respect to our assays could result in an unsafe condition regarding, injury to, or death of, a patient. The occurrence of such a problem could result in product liability claims or a recall of, or safety alert relating to, one or more of our assays. Product liability claims or product recalls in the future, regardless of their ultimate outcome, could have a material adverse effect on our business and reputation and on our ability to attract and retain customers for our assays.

If our diagnostic products do not perform as expected, our operating results, reputation and business will suffer.

Our future success will depend on the market’s confidence that our technologies can provide reliable, high-quality diagnostic results. We believe that our customers are likely to be particularly sensitive to any defects or errors in our products. If our technology fails to perform a clinical test, then we could face claims against us or our reputation could suffer as a result of such failures. The failure of our current products or planned diagnostic product candidates to perform reliably or as expected could significantly impair our reputation and the public image of our products, and we may be subject to legal claims arising from any defects or errors.

Our products may not be able to compete with new diagnostic products or existing products developed by well-established competitors, which would negatively affect our business.

The diagnostic industry is focused on the testing of biological specimens in a laboratory or at the point-of-care and is highly competitive and rapidly changing. Important competitive factors for our products include price, quality, performance, ease of use, and customer service.

A few large corporations produce a wide variety of diagnostic tests and other medical devices and equipment. A larger number of mid-size companies generally compete only in the diagnostic industry and a significant number of small companies produce only a few diagnostic products. As a result, the diagnostic test industry is highly fragmented and segmented.

Some of our principal competitors may have considerably greater financial, technical and marketing resources than we do. Several companies produce diagnostic tests that compete directly with our testing product line, including Abbott (Alere), Siemens, Becton Dickinson, and Danaher. Some competitors offer broader product lines and may have greater name recognition than we have. These and other companies have or may have products incorporating advanced technologies that over time could directly compete with our testing product line.

As new products incorporating new technologies enter the market, our products may become obsolete or a competitor’s products may be more effective or more effectively marketed and sold. If our competitors’ products take market share from our products through more effective marketing or competitive pricing, our revenues, margins and operating results could be adversely affected.

Our future revenues and operating results may be negatively affected by ongoing consolidation in the healthcare industry.

There has been a significant amount of consolidation in the healthcare industry. This consolidation has increased the competition to provide goods and services to customers. In addition, group purchasing organizations and integrated health delivery networks have served to concentrate purchasing decisions for some customers, which has also placed pricing pressure on medical device suppliers. Due to ongoing consolidation, there could be additional pressure on the prices of our products.

Undetected errors or defects in our products or product candidates could harm our reputation, decrease market acceptance of our products or expose us to product liability claims.

Our products or product candidates may contain undetected errors or defects. Disruptions or other performance problems with our products or product candidates may damage our customers’ businesses and could harm our reputation. If that occurs, we may incur significant costs, the attention of our key personnel could be diverted or other significant customer relations problems may arise. We may also be subject to warranty and liability claims for damages related to errors or defects in our products or product candidates. A material liability claim or other occurrence that harms our reputation or decreases market acceptance of our products or product candidates could harm our business and operating results.

The sale and use of products or product candidates or services based on our technologies, or activities related to our research and clinical studies, could lead to the filing of product liability claims if someone were to allege that one of our products contained a design or manufacturing defect. A product liability claim could result in substantial damages and be costly and time consuming to defend, either of which could materially harm our business or financial condition. We cannot assure you that our product liability insurance would adequately protect our assets from the financial impact of defending a product liability claim. Any product liability claim brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing insurance coverage in the future.

We currently develop, manufacture and test our products and product candidates and some of their components in a single facility. If these or any future facility or our equipment were damaged or destroyed, or if we experience a significant disruption in our operations for any reason, our ability to continue to operate our business could be materially harmed.

We currently develop, manufacture and test our products and product candidates exclusively in a facility in Emeryville, California. If this or any future facility were to be damaged, destroyed or otherwise unable to operate, whether due to fire, floods, hurricanes, storms, tornadoes, other natural disasters, employee malfeasance, terrorist acts, power outages, or otherwise, or if our business is disrupted for any other reason, we may not be able to develop or test our products and product candidates as promptly as our potential customers expect, or possibly not at all.

The manufacture of components of our products and product candidates involves complex processes, sophisticated equipment and strict adherence to specifications and quality systems procedures. Any unforeseen manufacturing problems, such as contamination of our facility, equipment malfunction, or failure to strictly follow procedures or meet specifications, could result in delays or shortfalls in production of our products. Identifying and resolving the cause of any manufacturing issues could require substantial time and resources. If we are unable to keep up with future demand for our products by successfully manufacturing and shipping our products in a timely manner, our revenue growth could be impaired and market acceptance of our product candidates could be adversely affected.

As of March 31, 2022, we have entered into a new facility lease and have relocated our operations to the new location. Moving our manufacturing and development facility requires revalidation and startup of our manufacturing equipment and processes and may interrupt our business resulting in higher costs and potentially lost revenue.

We maintain insurance coverage against damage to our property and equipment, subject to deductibles and other limitations that we believe is adequate. If we have underestimated our insurance needs with respect to an interruption, or if an interruption is not subject to coverage under our insurance policies, we may not be able to cover our losses.

Third-Party reimbursement policies and potential cost constraints could negatively affect our business.

The list of our product end-users includes hospitals and other healthcare providers. If these end-users do not receive adequate reimbursement for the cost of our products from their patients’ healthcare insurers or payors, the use of our products could be negatively impacted. Furthermore, the net sales of our products could also be adversely affected by changes in reimbursement policies of government or private healthcare payors.

Hospitals and other healthcare providers who purchase diagnostic products in the United States generally rely on third-party payors, such as private health insurance plans, Medicare and Medicaid, to reimburse all or part of the cost of the product. Due to the overall escalating cost of medical products and services, there is increased pressures on the healthcare industry, both foreign and domestic, to reduce the cost of products and services. Given the efforts to control and reduce healthcare costs in the United States, available levels of reimbursement may change for our existing products or products under development. Third-party reimbursement and coverage may not be available or adequate in either the United States or international markets, current reimbursement amounts may be decreased in the future and future legislation, and regulation or reimbursement policies of third-party payors, may reduce the demand for our products or our ability to sell our products on a profitable basis.

Ongoing changes in healthcare regulation could negatively affect our revenues, business and financial condition.

There have been several proposed changes in the United States at the federal and state level for comprehensive reforms regarding the payment for, the availability of and reimbursement for healthcare services. These proposals have ranged from fundamentally changing federal and state healthcare reimbursement programs, including providing comprehensive healthcare coverage to the public under government-funded programs, to minor modifications to existing programs. One example is the Patient Protection and Affordable Care or the Affordable Care Act, the Federal healthcare reform law enacted in 2010.

Healthcare reform initiatives will continue to be proposed and may reduce healthcare related funding in an effort. It is impossible to predict the ultimate content and timing of any healthcare reform legislation and its resulting impact on us. If significant reforms are made to the healthcare system in the United States, or in other jurisdictions, those reforms may increase our costs or otherwise negatively effect on our financial condition and results of operations.

In April 2017, the European Parliament passed the Medical Devices Regulation (Regulation 2017/745), which repeals and replaces the European Union Medical Devices Directive and the Active Implantable Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the European Economic Area, which we refer to as the EEA, member States, the regulations would be directly applicable, i.e., without the need for adoption of EEA member State laws implementing them, in all EEA member States and are intended to eliminate current differences in the regulation of medical devices among EEA member States. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation. The Medical Devices Regulation will, however, only become fully applicable three years after publication (in May 2020). Once applicable, the Medical Devices Regulation will, among other things:

●	strengthen the rules on placing devices on the market and reinforce surveillance once they are available;

●	establish explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

●	improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

●	set up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

●	strengthen rules for the assessment of certain high-risk devices, such as implants, which may have to undergo an additional check by experts before they are placed on the market.

Expected to be implemented in 2022, the Medical Devices Regulation may impose increased compliance obligations for us to access the EU market.

Legislative and other regulatory changes could have an effect on our business.

Changes in regulatory or economic conditions or in the laws and policies governing foreign trade, taxes, manufacturing, and development in the United States could impact our business. Economic and regulatory changes could also affect foreign currency exchange rates which, in turn, could affect our reported financial results and our competitiveness on a worldwide basis.

Consolidation in the healthcare industry could have an adverse effect on our revenues and results of operations.

Many healthcare companies, including healthcare systems, are consolidating to create new companies with greater market power. As the healthcare industry consolidates, competition to provide goods and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for diagnostic tests. If we are forced to reduce our prices because of consolidation in the healthcare industry, our projected revenues would decrease and our earnings, financial condition, and/or cash flows would suffer.

If we or our distributors do not comply with the U.S. federal and state fraud and abuse laws, including anti-kickback laws for any products approved in the U.S., or with similar foreign laws where we market our products, we could face significant liability.

There are numerous United States federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws, false claims, and physician transparency laws. Our relationships with physicians and surgeons, hospitals and our independent distributors are subject to scrutiny under these laws. Violations of these laws are punishable by criminal and civil sanctions, including significant fines, damages and monetary penalties and in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including the Medicare, Medicaid and Veterans Administration health programs.

Healthcare fraud and abuse regulations are complex, and even minor irregularities can potentially give rise to claims that a statute or prohibition has been violated. The laws that may affect our ability to operate include:

●	the federal healthcare program Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving, or paying remuneration, directly or indirectly, in cash or in kind, to induce or reward the purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good or service for which payment may be made under federal healthcare programs such as Medicare and Medicaid;

●	federal civil False Claims Act prohibits, among other things, knowingly presenting, or causing to be presented, claims for payment of government funds that are false or fraudulent or knowingly making, using or causing to be made or used a false record or statement material to an obligation to pay money to the government or knowingly concealing or knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government;

●	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology and Clinical Health Act of 2009, which, among other things, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

●	HIPAA also created federal criminal laws that prohibit knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services;

●	the Federal Trade Commission Act and similar laws regulating advertisement and consumer protections;

●	the federal Foreign Corrupt Practices Act of 1997, which makes it illegal to offer or provide money or anything of value to officials of foreign governments, foreign political parties, or international organizations with the intent to obtain or retain business or seek a business advantage; and

●	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state laws governing the privacy of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians. Some states, such as California, Massachusetts, Nevada, and Vermont mandate implementation of commercial compliance programs and/or impose restrictions on device manufacturer marketing practices and tracking and reporting of gifts, compensation and other remuneration to physicians.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from federal healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. To enforce compliance with the federal laws, the U.S. Department of Justice, or DOJ, has recently increased its scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Dealing with investigations can be time and resource consuming and can divert management’s attention from the business. In addition, settlements with the DOJ or other law enforcement agencies have forced healthcare providers to agree to additional onerous compliance and reporting requirements as part of a consent decree or corporate integrity agreement. Any violations of these laws, or any action against us for violation of these laws, even if we successfully defend against it, could have a material adverse effect on our reputation, business and financial condition.

Many foreign countries have enacted similar laws addressing fraud and abuse in the healthcare sector. The shifting commercial compliance environment and the need to build and maintain robust and expandable systems to comply with different compliance requirements in multiple jurisdictions increases the possibility that we may run afoul of one or more of the requirements.

If we are unable to recruit, train and retain key personnel, we may not achieve our goals.

Our future success depends on our ability to recruit, develop, retain and motivate key personnel, including individuals for our senior management, research and development, engineering, manufacturing and sales and marketing teams. Additionally, we will need to hire additional executive personnel including a Chief Financial Officer and other financial personnel in the future. We do not have employment contracts with management personnel. Competition for qualified personnel is intense, particularly in the San Francisco Bay area. Our growth depends on attracting, retaining and motivating highly skilled personnel with the necessary technical or scientific background and ability to understand our products at a technical and clinical level. In addition, we will need to hire assay developers, automation engineers and other manufacturing employees to build our product offerings and meet demand for our products as we scale up our sales and marketing operations. Because of the complex and technical nature of our products and the dynamic market in which we compete, any failure to attract, develop, retain and motivate qualified personnel could materially harm our operating results and growth prospects.

Changes in tax laws or exposure to additional income tax liabilities could have a material impact on our financial condition and results of operations.

We are subject to income taxes as well as non-income based taxes in both the United States and various foreign jurisdictions. Changes in existing tax laws, treaties, regulations or policies or the interpretation or enforcement thereof, or the enactment or adoption of new tax laws, treaties, regulations or policies could materially impact our effective tax rate.

If we do not achieve, sustain or successfully manage our anticipated growth, our business and prospects will be harmed.

If we are unable to obtain or sustain adequate revenue growth, our financial results could suffer. Furthermore, significant growth will place strains on our management and our operational and financial systems and processes and our operating costs may escalate even faster than planned. If we cannot effectively manage our expanding operations and our costs, we may not be able to grow effectively or we may grow at a slower pace. Additionally, if we do not successfully forecast the timing of regulatory authorization for our additional tests, marketing and subsequent demand for our diagnostic tests or manage our anticipated expenses accordingly, our operating results will be harmed.

Other companies or institutions have commercial assays or may develop and market novel or improved methods for infectious disease diagnostics, which may make our diagnostic platform less competitive or obsolete.

The market for diagnostics is large and established, and our competitors may possess significantly greater financial resources and have larger development and commercialization capabilities than we do. We may be unable to compete effectively against these competitors either because their diagnostic platforms are superior or because they may have more expertise, experience, financial resources or stronger business relationships.

New technologies, techniques or assays could emerge that might offer better combinations of price and performance than our current or future assays.

It is critical to our success that we anticipate changes in technology and customer requirements and to successfully introduce, on a timely and cost-effective basis, new, enhanced and competitive technologies that meet the needs of current and prospective customers. If we do not successfully innovate and introduce new technology into our product lines or manage the transitions to new product offerings, our revenues, results of operations and business will be adversely impacted. Competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. We anticipate that we will face increased competition in the future as existing companies and competitors develop new or improved diagnostic tests and as new companies enter the market with new technologies.

We could be exposed to liability if we experience security breaches or other disruptions, which could harm our reputation and business.

We may be subject to cyber-attacks whereby computer hackers may attempt to access our computer systems or our third-party IT service provider’s systems and, if successful, misappropriate personal or confidential information. In addition, a contractor or other third party with whom we do business may attempt to circumvent our security measures or obtain such information and may purposefully or inadvertently cause a breach involving sensitive information. We will continue to evaluate and implement additional protective measures to reduce the risk and detect cyber incidents, but cyber-attacks are becoming more sophisticated and frequent and the techniques used in such attacks change rapidly. Even though we take cyber-security measures that are continuously reviewed and updated, our information technology networks and infrastructure may still be vulnerable due to sophisticated attacks by hackers or breaches.

Even the most well protected IT networks, systems, and facilities remain potentially vulnerable because the techniques used in security breaches are continually evolving and generally are not recognized until launched against a target and, in fact, may not be detected. Any such compromise of our or our third party’s IT service providers’ data security and access, public disclosure, or loss of personal or confidential business information, could result in legal claims proceedings, liability under laws to protect, privacy of personal information, and regulatory penalties, disrupt our operations, require significant management attention and resources to remedy any damages that result, damage our reputation and customers willingness to transact business with us, any of which could adversely affect our business.

We expect to generate a portion of our revenue internationally and are subject to various risks relating to those international activities which could adversely affect our operating results.

A portion of our revenue is expected to come from international sources. Engaging in international business involves a number of difficulties and risks, including:

●	required compliance with existing and changing foreign healthcare and other regulatory requirements and laws, such as those relating to patient privacy or handling of bio-hazardous waste;

●	required compliance with anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act and U.K. Bribery Act, data privacy requirements, labor laws and anti-competition regulations;

●	export or import restrictions;

●	various reimbursement and insurance regimes;

●	laws and business practices favoring local companies;

●	longer payment cycles and difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

●	political and economic instability;

●	potentially adverse tax consequences, tariffs, customs charges, bureaucratic requirements and other trade barriers;

●	foreign exchange controls;

●	difficulties and costs of staffing and managing foreign operations;

●	difficulties protecting or procuring intellectual property rights; and

●	pandemics and public health emergencies, such as the coronavirus (COVID-19), could result in disruptions to travel and distribution in geographic locations where our products are sold.

As we expand internationally, our results of operations and cash flows will become increasingly subject to fluctuations due to changes in foreign currency exchange rates. Our expenses are generally denominated in U.S. dollars. If the value of the U.S. dollar increases relative to foreign currencies in the future, in the absence of a corresponding change in local currency prices, our future revenue could be adversely affected as we convert future revenue from local currencies to U.S. dollars.

If we dedicate resources to our international operations and are unable to manage these risks effectively, our business, operating results and prospects will suffer.

Our employees, independent contractors, principal investigators, consultants, commercial partners, distributors and vendors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.

We are exposed to the risk of fraud or other misconduct by our employees, independent contractors, principal investigators, consultants, commercial partners, distributors and vendors. Misconduct by these parties could include intentional, reckless or negligent failures to: comply with the regulations of the FDA and other similar foreign regulatory bodies; provide true, complete and accurate information to the FDA and other similar regulatory bodies; comply with manufacturing standards we have established; comply with healthcare fraud and abuse laws and regulations in the United States and similar foreign fraudulent misconduct laws; or report financial information or data accurately, or disclose unauthorized activities to us. These laws may impact, among other things, our activities with principal investigators and research subjects, as well as our sales, marketing and education programs. In particular, the promotion, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct could also involve the improper use of information obtained in the course of clinical studies, which could result in regulatory sanctions and cause serious harm to our reputation. We currently have a code of conduct applicable to all of our employees, but it is not always possible to identify and deter employee misconduct, and our code of conduct and the other precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses, or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, disgorgement, individual imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Any of these actions or investigations could result in substantial costs to us, including legal fees, and divert the attention of management from operating our business.

We have limited experience in marketing and selling our products, and if we are unable to expand, manage and maintain our direct sales and marketing organizations, or otherwise commercialize our products, our business may be adversely affected.

Because we received CE-mark for our S1 Assay Panel in November of 2019 and began commercial sales activities in September 2020, we have limited experience marketing and selling our products. We began staffing our sales and marketing organization in 2021 and currently have a staff of 3. Our financial condition and operating results will be highly dependent upon the efforts of our sales and marketing organization. If we are unable to quickly build our sales and marketing team or if our sales and marketing efforts fail to adequately promote, market and sell our products, our sales may not increase at levels that are in line with our forecasts.

Our future sales growth will depend in large part on our ability to successfully build and expand the size and geographic scope of our sales and marketing team. Accordingly, our future success will depend largely on our ability to hire, train, retain and motivate skilled sales and marketing personnel. Because the competition for individuals with their skillset is high, there is no assurance we will be able to hire and retain personnel on commercially reasonable terms. If we are unable to build and expand our sales and marketing capabilities, we may not be able to effectively commercialize our products and our business and operating results may be adversely affected. Additionally, we will need to implement management information systems to support the sales and marketing operations. There is no assurance that these systems will be implemented and effective. Lack of these management information systems may negatively impact sales efforts.

Outside of the United States, we will sell our products through distribution partners and there is no guarantee that we will be successful in attracting or retaining desirable distribution partners for these markets or that we will be able to enter into such arrangements on favorable terms. Distributors may not commit the necessary resources to market and sell our products effectively or may choose to favor marketing the products of our competitors. If distributors do not perform adequately, or if we are unable to enter into effective arrangements with distributors in particular geographic areas, we may not realize our sales growth.

Our ability to grow our business will be limited if we fail to develop and maintain new and existing distribution channels.

Our plan to grow our business depends on third parties and distributors to sell our products. The sale of our products depends in large part on our ability to sell products to these customers and on the marketing and distribution abilities of the companies with which we collaborate.

Reliance on distributors and third-parties to market and sell our products could negatively impact our business for various reasons, including: (i) we may not be able to find suitable distributors for our products on satisfactory terms, or at all; (ii) agreements with distributors may prematurely terminate or may result in litigation between the parties; (iii) our distributors or other customers may not fulfill their contractual obligations and distribute our products in the manner or at the levels we expect; (iv) our distributors may prioritize other products or their own private label products that compete with our products; (v) Our existing distributor relationships or contracts may preclude or limit us from entering into arrangements with other distributors; and (vi) we may not be able to negotiate new or renew existing distribution agreements on acceptable terms, or at all.

We will try to maintain and expand our business with distributors and third parties and make every effort to require that they fulfill their contractual obligations, but there can be no assurance that such companies will do so or that new distribution channels will be available on satisfactory terms. If we are unable to do so, our business will be negatively impacted.

Potential customers may not adopt rapid Point-of-Care diagnostic testing.

Rapid point-of-care tests are beneficial because, among other things, they can be administered by healthcare providers in their own facilities or used by healthcare facilities without sending samples to central laboratories. But currently the majority of diagnostic tests used by healthcare providers in the U.S. are provided by clinical reference laboratories and hospital-based laboratories. In some international markets, such as Europe, diagnostic testing is performed primarily by centralized laboratories. Future sales of our products will depend, in part, on our ability to expand market acceptance of rapid point-of-care testing and successfully compete against laboratory testing methods and products. However, we expect that clinical reference and other hospital-based laboratories will continue to compete vigorously against our rapid point-of-care products. Even if we can demonstrate that our products are more cost effective, save time, or have better performance or other benefits, healthcare providers may resist changing to rapid point-of-care tests and instead may choose to obtain diagnostic results through laboratory tests. If we fail to achieve and expand market acceptance of our rapid point-of-care diagnostic tests with customers, it would have a negative effect on our future sales growth.

Even if we receive regulatory approval for any of our product candidates, we may not be able to successfully commercialize the product and the revenue that we generate from their sales, if any, may be limited.

If approved for marketing, the commercial success of our product candidates will depend upon each product’s acceptance by the medical community, including physicians, patients and health care payors. The degree of market acceptance for any of our product candidates will depend on a number of factors, including:

●	demonstration of clinical safety and efficacy;

●	relative convenience, dosing burden and ease of administration;

●	the prevalence and severity of any adverse effects;

●	the willingness of physicians to prescribe our product candidates, and the target patient population to try new therapies;

●	efficacy of our product candidates compared to competing products;

●	the introduction of any new products that may in the future become available targeting indications for which our product candidates may be approved;

●	new procedures or therapies that may reduce the incidences of any of the indications in which our product candidates may show utility;

●	pricing and cost-effectiveness;

●	the inclusion or omission of our product candidates in applicable therapeutic and vaccine guidelines;

●	the effectiveness of our own or any future collaborators’ sales and marketing strategies;

●	limitations or warnings contained in approved labeling from regulatory authorities;

●	our ability to obtain and maintain sufficient third-party coverage or reimbursement from government health care programs, including Medicare and Medicaid, private health insurers and other third-party payors or to receive the necessary pricing approvals from government bodies regulating the pricing and usage of therapeutics; and

●	the willingness of patients to pay out-of-pocket in the absence of third-party coverage or reimbursement or government pricing approvals.

If any of our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, health care payors, and patients, we may not generate sufficient revenues and we may not be able to achieve or sustain profitability. Our efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

In addition, even if we obtain regulatory approvals, the timing or scope of any approvals may prohibit or reduce our ability to commercialize our product candidates successfully. For example, if the approval process takes too long, we may miss market opportunities and give other companies the ability to develop competing products or establish market dominance. Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render our product candidates not commercially viable. For example, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve any of our product candidates with a label that does not include the labeling claims necessary or desirable for the successful commercialization for that indication. Further, the FDA or comparable foreign regulatory authorities may place conditions on approvals or require risk management plans or a Risk Evaluation and Mitigation Strategy (“REMS”) to assure the safe use of the drug. If the FDA or applicable foreign regulatory agency concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS; the regulatory agencies will not approve the BLA without an approved REMS, if required. A REMS could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The regulatory agencies may also require a REMS for an approved product when new safety information emerges. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of our product candidates. Moreover, product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following the initial marketing of the product. Any of the foregoing scenarios could materially harm the commercial success of our product candidates.

Adverse events involving our products may lead the FDA or applicable foreign regulatory agency to delay or deny clearance for our products or result in product recalls that could harm our reputation, business and financial results.

Once a product receives regulatory clearance or approval, the agency has the authority to require the recall of commercialized products in the event of adverse side effects, material deficiencies or defects in design or manufacture. The authority to require a recall must be based on a regulatory finding that there is a reasonable probability that the product would cause serious injury or death. Manufacturers may, under their own initiative, recall a product if any material deficiency in a product is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of adverse side effects, impurities or other product contamination, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. The regulatory agencies require that certain classifications of recalls be reported to them within ten (10) working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the regulatory agency. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the regulatory agencies. If the regulatory agency disagrees with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the regulatory agency could take enforcement action for failing to report the recalls when they were conducted.

The in-licensing of technologies and the successful testing and early development of technologies in the laboratory may not be indicative of future results and may not result in commercially viable technologies or products. Further, our future products may have to be modified from their originally conceived versions in order to reach or be successful in the market.

Positive results from laboratory testing and early developmental successes, may not be predictive of future successful development, commercialization and sales results and should not be relied upon as evidence that products developed from our technologies will become commercially viable and successful. Further, the products we plan to develop in the future may have to be significantly modified from their originally conceived versions in order for us to control costs, compete with similar products, receive market acceptance, meet specific development and commercialization timeframes, avoid potential infringement of the proprietary rights of others, or otherwise succeed in developing our business and earning ongoing revenues. This can be a costly and resource draining activity. What appear to be promising technologies when we license them may not lead to viable technologies or products, or to commercial success.

We utilize third-party, single-source suppliers for some components and materials used in our products and product candidates, and the loss of any of these suppliers could have an adverse impact on our business.

We rely on single-source suppliers for some components and materials used in our products and product candidates. Our ability to supply our products commercially and to develop any future products depends, in part, on our ability to obtain these components in accordance with regulatory requirements and in sufficient quantities for clinical testing and commercialization. While our suppliers have generally met our demand for their products on a timely basis in the past, these were with limited production quantities and we cannot assure that they will in the future be able to meet our demand for their products, either because we do not have long-term agreements with those suppliers, our relative importance as a customer to those suppliers, or their ability to produce the components used in our products. For example, our supplier of printed electrodes has exited the printing business. We purchased safety stock from the supplier prior to their discontinuing production and have begun qualification of a replacement supplier.

While we believe replacement suppliers exist for all components and materials we obtain from single sources, establishing additional or replacement suppliers for any of these components or materials, if required, may not be accomplished quickly. Even if we are able to find a replacement supplier, the replacement supplier would need to be qualified and may require additional regulatory authority approval, which could result in further delay. While we will seek to maintain adequate inventory of the single-source components and materials used in our products in the event of disruption, those inventories may not be sufficient.

If our third-party suppliers fail to deliver the required commercial quantities of materials on a timely basis and at commercially reasonable prices, and we are unable to find one or more replacement suppliers capable of production at a substantially equivalent cost in substantially equivalent volumes and quality on a timely basis, the continued commercialization of our products, the supply of our products to customers and the development of any future products would be delayed, limited or prevented, which could have an adverse impact on our business.

Manufacturing risks may adversely affect our ability to manufacture products and could reduce our gross margins and negatively affect our operating results.

Our business strategy depends on our ability to manufacture and assemble our current and proposed products in sufficient quantities and on a timely basis to meet consumer demand, while adhering to product quality standards, complying with regulatory requirements and managing manufacturing costs. We are subject to numerous risks relating to our manufacturing capabilities, including:

●	quality or reliability defects in product components that we source from third party suppliers;

●	our inability to secure product components in a timely manner, in sufficient quantities or on commercially reasonable terms;

●	our failure to increase production of products to meet demand;

●	the challenge of implementing and maintaining acceptable quality systems while experiencing rapid growth;

●	our inability to build production lines to enable us to efficiently produce products; and

●	difficulty identifying and qualifying alternative suppliers for components in a timely manner.

As demand for our products increases, we will need to invest additional resources to purchase components, hire and train employees, and enhance our manufacturing processes and implement manufacturing and quality systems. If we fail to increase our production capacity efficiently while also maintaining quality requirements, our sales may not increase in line with our forecasts and our operating margins could fluctuate or decline. In addition, while we expect most new products will utilize the eLab instrument system and existing consumable cartridge, manufacturing of future products may require the modification of our production lines, the hiring of specialized employees, the identification of new suppliers for specific components, or the development of new manufacturing technologies. It may not be possible for us to manufacture these products at a cost or in quantities sufficient to make these products commercially viable. Any future interruptions we experience in the manufacturing or shipping of our products could delay our ability to recognize revenues in a particular quarter and could also adversely affect our relationships with our customers.

Risks Related to Intellectual Property

The extent to which we can protect our business and technologies through intellectual property rights that we own, acquire or license is uncertain.

We employ a variety of proprietary and patented technologies and methods in connection with the assays that we sell or are developing. We license some of these technologies from third parties. We cannot provide any assurance that the intellectual property rights that we own or license provide effective protection from competitive threats or that we would prevail in any litigation in which our intellectual property rights are challenged. In addition, we may not be successful in obtaining new proprietary or patented technologies or methods in the future, whether through acquiring ownership or through licenses from third parties.

Our currently pending or future patent applications may not result in issued patents, and we cannot predict how long it may take for a patent to issue on any of our pending patent applications, assuming a patent does issue.

Other parties may challenge patents issued or exclusively licensed to us, or courts or administrative agencies may hold our patents or the patents we license on an exclusive basis to be invalid or unenforceable. We may not be successful in defending challenges made against our patents and other intellectual property rights. Any third-party challenge to any of our patents could result in the unenforceability or invalidity of some or all of the claims of such patents and could be time consuming and expensive.

The extent to which the patent rights of life sciences companies effectively protect their diagnostic tests and technologies is often highly uncertain and involves complex legal and factual questions for which important legal principles remain unresolved.

No consistent policy regarding the proper scope of allowable claims of patents held by life sciences companies has emerged to date in the United States. Various courts, including the U.S. Supreme Court, have rendered decisions that impact the scope of patentability of certain inventions or discoveries relating to diagnostic tests or genomic diagnostic testing. These decisions generally stand for the proposition that inventions that recite laws of nature are not themselves patentable unless they have sufficient additional features that provide practical assurance that the processes are genuine inventive applications of those laws rather than patent drafting efforts designed to monopolize a law of nature itself. What constitutes a “sufficient” additional feature for this purpose is uncertain. Although we do not generally rely on gene sequence patents, this evolving case law in the United States may adversely impact our ability to obtain new patents and may facilitate third-party challenges to our existing owned and exclusively licensed patents.

We cannot predict the breadth of claims that may be allowed or enforced in patents we own or in those to which we have exclusive license rights. For example:

●	the inventor(s) named in one or more of our patents or patent applications might not have been the first to have made the relevant invention;

●	the inventor (or his assignee) might not have been the first to file a patent application for the claimed invention;

●	others may independently develop similar or alternative diagnostic tests and technologies or may successfully replicate our product and technologies;

●	it is possible that the patents we own or in which have exclusive license rights may not provide us with any competitive advantages or may be challenged by third parties and found to be invalid or unenforceable;

●	any patents we obtain or exclusively license may expire before, or within a limited time period after, the assays and services relating to such patents are commercialized;

●	we may not develop or acquire additional proprietary assays and technologies that are patentable; and

●	others may acquire patents that could be asserted against us in a manner that could have an adverse effect on our business.

Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property rights.

On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art, may affect patent litigation and switch the U.S. patent system from a “first-to-invent” system to a “first-to-file” system. Under a first-to-file system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. The U.S. Patent and Trademark Office, or USPTO, recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, including the first-to-file provisions in particular, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned and licensed patent applications and the enforcement or defense of issued patents that we own or license, all of which could have a material adverse effect on our business and financial condition.

Patent applications in the United States and many foreign jurisdictions are not published until at least eighteen months after filing and it is possible for a patent application filed in the United States to be maintained in secrecy until a patent issues on the application. In addition, publications in the scientific literature often lag behind actual discoveries. We therefore cannot be certain that others have not filed patent applications that cover inventions that are the subject of pending applications that we own or exclusively license or that we were the first to invent the technology (if filed prior to the Leahy-Smith Act) or first to file (if filed after the Leahy-Smith Act). Our competitors may have filed, and may in the future file, patent applications covering technology that is similar to or the same as our technology. Any such patent application may have priority over patent applications that we own and, if a patent issues on such patent application, we could be required to obtain a license to such patent in order to carry on our business. If another party has filed a U.S. patent application covering an invention that is similar to, or the same as, an invention that we own, we may have to participate in an interference or other proceeding in the USPTO or a court to determine priority of invention in the United States, for applications and patents made prior to the enactment of the Leahy-Smith Act. For applications and patents made following the enactment of the Leahy-Smith Act, we may have to participate in a derivation proceeding to resolve disputes relating to inventorship. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in our inability to obtain or retain any U.S. patent rights with respect to such invention.

In addition, the laws of foreign jurisdictions may not protect our rights to the same extent as the laws of the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than U.S. law does. Publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions. Moreover, the USPTO might require that the term of a patent issuing from a pending patent application be disclaimed and limited to the term of another patent that is commonly owned or names a common inventor. As a result, the issuance, scope, validity, term, enforceability and commercial value of our patent rights are highly uncertain.

The patent prosecution process is expensive and time-consuming, is highly uncertain and involves complex legal and factual questions. Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

Our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries with respect to our proprietary technology and product candidates. We seek to protect our proprietary position by filing in the United States and in certain foreign jurisdictions patent applications related to our novel technologies and product candidates that are important to our business.

The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. In addition, we may not pursue or obtain patent protection in all major markets. Moreover, in some circumstances, we may not have the right to control the preparation, filing or prosecution of patent applications, or to maintain the patents, covering technology that we license from third parties. In some circumstances, our licensors may have the right to enforce the licensed patents without our involvement or consent, or to decide not to enforce or to allow us to enforce the licensed patents. Therefore, these patents and patent applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. If any of our licensors fail to maintain such patents, or lose rights to those patents, the rights that we have licensed may be reduced or eliminated and our right to develop and commercialize any of our product candidates that are the subject of such licensed rights could be adversely affected.

Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. In particular, during prosecution of any patent application, the issuance of any patents based on the application may depend upon our ability to generate additional nonclinical or clinical data that support the patentability of our proposed claims. We may not be able to generate sufficient additional data on a timely basis, or at all. Moreover, changes in either the patent laws or interpretation of the patent laws in the United States or other countries may diminish the value of our patents or narrow the scope of our patent protection.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings or other patent office proceedings or litigation, in the United States or elsewhere, challenging our patent rights or the patent rights of others. An adverse determination in any such submission or proceeding could reduce the scope of, or invalidate, our patent rights; allow third parties to commercialize our technology or products and compete directly with us, without payment to us; or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our owned and licensed patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Obtaining and maintaining our patent protection depends upon compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent prosecution process and following the issuance of a patent. There are situations in which noncompliance with these requirements can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case if our patent were in force.

Our intellectual property rights may not be sufficient to protect our competitive position and to prevent others from manufacturing, using or selling competing assays.

The scope of our owned and exclusively licensed intellectual property rights may not be sufficient to prevent others from manufacturing, using or selling competing assays. Competitors could purchase our product and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies and thereby avoid infringing our intellectual property rights. If our intellectual property is not sufficient to effectively prevent our competitors from developing and selling similar diagnostic tests, our competitive position and our business could be adversely affected.

We may become involved in disputes relating to our intellectual property rights, and may need to resort to litigation in order to defend and enforce our intellectual property rights.

Extensive litigation regarding patents and other intellectual property rights has been common in the medical diagnostic testing industry. Litigation may be necessary to assert infringement claims, protect trade secrets or know-how and determine the enforceability, scope and validity of certain proprietary rights. Litigation may even be necessary to resolve disputes of inventorship or ownership of proprietary rights. The defense and prosecution of intellectual property lawsuits, USPTO interference or derivation proceedings and related legal and administrative proceedings (e.g., a re-examination) in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time consuming to pursue, and their outcome is uncertain.

Even if we prevail in such a proceeding in which we assert our intellectual property rights against third parties, the remedy we obtain may not be commercially meaningful or adequately compensate us for any damages we may have suffered. If we do not prevail in such a proceeding, our patents could potentially be declared to be invalid, unenforceable or narrowed in scope, or we could otherwise lose valuable intellectual property rights. Similar proceedings involving the intellectual property we exclusively license could also have an impact on our business. Further, if any of our other owned or exclusively licensed patents are declared invalid, unenforceable or narrowed in scope, our competitive position could be adversely affected.

We could face claims that our activities or the manufacture, use or sale of our assays infringe the intellectual property rights of others, which could cause us to pay damages or licensing fees and limit our ability to sell some or all of our assays and services.

Our research, development and commercialization activities may infringe or be claimed to infringe patents or other intellectual property rights owned by other parties of which we may be unaware because the relevant patent applications may have been filed but not yet published. Certain of our competitors and other companies have substantial patent portfolios and may attempt to use patent litigation as a means to obtain a competitive advantage or to extract licensing revenue. In addition to patent infringement claims, we may also be subject to other claims relating to the violation of intellectual property rights, such as claims that we have misappropriated trade secrets or infringed third party trademarks. The risks of being involved in such litigation may also increase as we gain greater visibility as a public company and as we gain commercial acceptance of our diagnostic tests and move into new markets and applications for our assays.

Regardless of merit or outcome, our involvement in any litigation, interference or other administrative proceedings could cause us to incur substantial expense and could significantly divert the efforts of our technical and management personnel. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our share price to decline. An adverse determination, or any actions we take or agreements we enter into in order to resolve or avoid disputes, may subject us to the loss of our proprietary position or to significant liabilities, or require us to seek licenses that may include substantial cost and ongoing royalties. Licenses may not be available from third parties or may not be obtainable on satisfactory terms. An adverse determination or a failure to obtain necessary licenses may restrict or prevent us from manufacturing and selling our diagnostic tests and offering our services. These outcomes could materially harm our business, financial condition and results of operations.

We may not be able to adequately protect our intellectual property outside of the United States.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to medical devices, diagnostic testing and biotechnology, which could make it difficult for us to stop the infringement of our patents and for licensors, if they were to seek to do so, to stop infringement of patents that are licensed to us. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business. Additionally, prosecuting and maintaining intellectual property (particularly patent) rights are very costly endeavors, and for these and other reasons we may not pursue or obtain patent protection in all major markets. We do not know whether legal and government fees will increase substantially and therefore are unable to predict whether cost may factor into our global intellectual property strategy.

In addition to the risks associated with patent rights, the laws in some foreign jurisdictions may not provide protection for our trade secrets and other intellectual property. If our trade secrets or other intellectual property are misappropriated in foreign jurisdictions, we may be without adequate remedies to address these issues. Additionally, we also rely on confidentiality and assignment of invention agreements to protect our intellectual property in foreign jurisdictions. These agreements may provide for contractual remedies in the event of misappropriation, but we do not know to what extent, if any, these agreements, and any remedies for their breach, will be enforced by a foreign court. If our intellectual property is misappropriated or infringed upon and an adequate remedy is not available, our future prospects will likely diminish. The sale of diagnostic tests that infringe our intellectual property rights, particularly if such diagnostic tests are offered at a lower cost, could negatively impact our ability to achieve commercial success and may materially and adversely harm our business.

Our failure to secure trademark registrations could adversely affect our business and our ability to market our assays and product candidates.

Our trademark applications in the United States and any other jurisdictions where we may file may not be allowed for registration, and our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in corresponding foreign agencies, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications and/or registrations, and our applications and/or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our business and our ability to market our diagnostic tests and product candidates.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information, or the misappropriation of the intellectual property we regard as our own.

We rely on trade secrets to protect our proprietary know how and technological advances, particularly where we do not believe patent protection is appropriate or obtainable. Nevertheless, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, third party contractors, third party collaborators and other advisors to protect our trade secrets and other proprietary information. These agreements generally require that the other party to the agreement keep confidential and not disclose to third parties all confidential information developed by us or made known to the other party by us during the course of the other party’s relationship with us. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. If we were to seek to pursue a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time consuming, and the outcome would be unpredictable. Further, courts outside the United States may be less willing to protect trade secrets. In addition, others may independently discover our trade secrets and proprietary information and therefore be free to use such trade secrets and proprietary information. Costly and time consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. In addition, our trade secrets and proprietary information may be misappropriated as a result of breaches of our electronic or physical security systems in which case we may have no legal recourse. Failure to obtain, or maintain, trade secret protection could enable competitors to use our proprietary information to develop assays that compete with our assays or cause additional, material adverse effects upon our competitive business position.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in our industry, we employ individuals who were previously employed at other companies in our industry or in related industries, including our competitors or potential competitors. We may be subject to claims that we or these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain.

Our commercial success depends upon our ability to develop, manufacture, market and sell our product candidates without infringing the proprietary rights of third parties. There is considerable intellectual property litigation in the life sciences industry. We cannot guarantee that our product candidates will not infringe third-party patents or other proprietary rights. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology, including inter partes review, interference, or derivation proceedings before the USPTO and similar bodies in other countries. Third parties may assert infringement claims against us based on existing intellectual property rights and intellectual property rights that may be granted in the future.

If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue developing and marketing our products. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our own patent protection could be reduced or eliminated for noncompliance with these requirements.

Periodic maintenance fees and annuities on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter our markets, which could have a material adverse effect on our business.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of our common stock. Such litigation or proceedings could increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace.

We may spend considerable resources developing and maintaining patents, licensing agreements and other intellectual property that may later be abandoned or may otherwise never result in products brought to market.

Not all technologies and candidate products that initially show potential as the basis for future products ultimately meet the rigors of our development process and as a result may be abandoned and/or never otherwise result in products brought to market. In some cases, prior to abandonment we may be required to incur significant costs developing and maintaining intellectual property and/or maintaining license agreements and our business could be harmed by such costs.

We rely on information technology, and if we are unable to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, our operations could be disrupted, and our business could be negatively affected.

We rely on information technology networks and systems to process, transmit and store electronic and financial information; to coordinate our business; and to communicate within our Company and with customers, suppliers, partners and other third parties. These information technology systems may be susceptible to damage, disruptions or shutdowns, hardware or software failures, power outages, computer viruses, cyber-attacks, telecommunication failures, user errors or catastrophic events. If our information technology systems suffer severe damage, disruption or shutdown, and our business continuity plans do not effectively resolve the issues in a timely manner, our operations could be disrupted, and our business could be negatively affected. In addition, cyber-attacks could lead to potential unauthorized access and disclosure of confidential information, and data loss and corruption. There is no assurance that we will not experience these service interruptions or cyber-attacks in the future.

Risks Related to the Company and our Business

We have a limited operating history and may face difficulties encountered by companies early in their commercialization in competitive and rapidly evolving markets.

We received CE-Mark for our eLab instrument and S1 Assay panel in November of 2019 and began commercializing these products in the fourth quarter of 2020. We have also developed products for COVID-19 with the intent to file for FDA EUA. The application for our COVID-19 antibody test was not reviewed by the FDA due to the volume of EUA requests the Agency has received for similar tests. The EUA application for our COVID-19 antigen test was reviewed by the FDA and additional clinical and analytical information was requested. The Company conducted additional work and refiled the EUA in November 2021. The FDA has requested additional information primarily from clinical testing sites prior to initiating their formal review.

Accordingly, we have a relatively limited operating history upon which to evaluate our business and forecast our future sales and operating results. In assessing our business prospects, you should consider the various risks and difficulties frequently encountered by companies early in their commercialization in competitive and rapidly evolving markets, particularly companies that develop and sell medical devices. These risks include our ability to:

●	implement and execute our business strategy;

●	establish a sales and marketing infrastructure to grow sales of our products and product candidates;

●	implement computer based systems for the management of orders, production, inventory, invoicing, and receivable collections;

●	increase awareness of our brand;

●	manage expanding operations

●	expand our manufacturing capabilities, including increasing production of current products efficiently while maintaining quality standards and adapting our manufacturing facilities to the production of new product candidates;

●	respond effectively to competitive pressures and developments;

●	enhance our existing product and develop new products;

●	obtain and maintain regulatory clearance or approval to commercialize product candidates and enhance our existing products;

●	effectively perform clinical trials with respect to our proposed products;

●	attract, retain and motivate qualified personnel in various areas of our business: and

●	implement and maintain systems and processes that are compliant with applicable regulatory standards.

We may not have the institutional knowledge or experience to be able to effectively address these and other risks that may face our business. In addition, we may not be able to develop insights into trends that could emerge and negatively affect our business and may fail to respond effectively to those trends. As a result of these or other risks, we may not be able to execute key components of our business strategy, and our business, financial condition and operating results may suffer.

Sales cycles for our products may be lengthy, which can cause variability and unpredictability in our business.

Some of our products may require lengthy and unpredictable sales cycles, which makes it more difficult to accurately forecast revenues and may cause revenues and operating results to vary from period to period. Our products may involve sales to large public and private institutions which may require many levels of approval and may be dependent on economic or political conditions and the availability of funding from government or public health agencies which can vary from period to period. There can be no assurance that purchases or funding from these agencies will occur or continue. As a result, we may expend considerable resources on unsuccessful sales efforts or we may not be able to complete transactions at all or on a schedule and in an amount consistent with our objectives.

We have limited commercial scale capabilities. If we are unable to successfully implement commercial capabilities and manage our growth, our business will be harmed.

We have been a development stage company and we will need to establish and significantly expand our operations and capabilities. We expect this expansion to occur rapidly and continue to an even greater degree in the future as we continue to commercialize our products, build a sales and marketing organization, and seek marketing clearance from the FDA and international regulatory bodies for our future product candidates. Our growth will place a significant strain on our management, operating and financial systems and our sales, marketing, manufacturing, engineering, product development, and administrative resources. As a result of our growth, operating costs may escalate even faster than planned, and some of our internal systems and processes, including those relating to manufacturing our products, will need to be established and may need to be enhanced, updated or replaced. Additionally, our anticipated growth will increase demands placed on our suppliers, resulting in an increased need for us to manage our suppliers and monitor for quality assurance. If we cannot effectively manage our expanding operations, manufacturing capacity and costs, including scaling to meet increased demand and properly managing suppliers, we may not be able to grow or we may grow at a slower pace than expected and our business could be adversely affected.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

The development and commercialization of medical devices is highly competitive. We compete with a variety of multinational pharmaceutical companies and specialized biotechnology companies, as well as products and processes being developed at universities and other research institutions. Our competitors have developed, are developing or will develop product candidates and processes competitive with our product candidates. Competitive therapeutic treatments include those that have already been approved and accepted by the medical community and any new treatments that may enter the market. We believe that a significant number of products are currently available, under development, and may become commercially available in the future, for the treatment of indications for which we may try to develop product candidates.

More established companies may have a competitive advantage over us due to their greater size, cash flows and institutional experience. Compared to us, many of our competitors may have significantly greater financial, technical and human resources. As a result of these factors, our competitors may have an advantage in marketing their approved products and may obtain regulatory approval of their product candidates before we are able to, which may limit our ability to develop or commercialize our product candidates. Our competitors may also develop drugs that are safer, more effective, more widely used and less expensive than ours, and may also be more successful than us in manufacturing and marketing their products.

Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and subject registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Our technologies and products under development, and our business, may fail if we are not able to successfully commercialize them and ultimately generate significant revenues as a result.

Successful development of technologies and our product candidates will require significant additional investment, including costs associated with additional development, completing trials and obtaining regulatory approval, as well as the ability to manufacture or have others manufacture our products in sufficient quantities at acceptable costs while also preserving product quality. Difficulties often encountered in scaling up production include problems involving production yields, quality control and assurance, shortage of qualified personnel, production costs and process controls. In addition, we are subject to inherent risks associated with new technologies and products. These risks include the possibility that any of our technologies or future products may:

●	be found unsafe;

●	be ineffective or less effective than anticipated;

●	fail to receive necessary regulatory approvals;

●	be difficult to competitively price relative to alternative solutions;

●	be harmful to consumers or the environment;

●	be difficult to manufacture on an economically viable scale;

●	be subject to supply chain constraints for raw materials;

●	fail to be developed and accepted by the market prior to the successful marketing of alternative products by competitors;

●	be difficult to market because of infringement on the proprietary rights of third parties; or

●	be too expensive for commercial use.

Furthermore, we may be faced with lengthy market partner or distributor evaluation and approval processes. Consequently, we may incur substantial expenses and devote significant management effort in order to customize products for market partner or distributor acceptance, though there can be no assurance of such acceptance. As a result, we cannot accurately predict the volume or timing of any future sales.

Customers may not adopt our products quickly, or at all.

Customers in the sector in which we operate can be generally cautious in their adoption of new products and technologies. In addition, given the relative novelty of our future planned products, customers of those products may require education regarding their utility and use, which may delay their adoption. There can be no assurance that customers will adopt our products quickly, or at all.

The significant level of competition in the markets for our products developed in the future may result in pricing pressure, reduced margins or the inability of our future products to achieve market acceptance.

The markets for our future products are intensely competitive and rapidly changing. We may be unable to compete successfully, which may result in price reductions, reduced margins and the inability to achieve market acceptance for our products.

Our competitors may have longer operating histories, significantly greater resources, greater brand recognition and large customer bases than we do. As a result, they may be able to devote greater resources to the manufacture, promotion or sale of their products, receive greater resources and support from market partners and independent distributors, initiate or withstand substantial price competition or more readily take advantage of acquisition or other opportunities.

We may rely on third parties for the production of our future products. If these parties do not produce our products at a satisfactory quality, in a timely manner, in sufficient quantities or at an acceptable cost, our sales and development efforts could be delayed or otherwise negatively affected.

We may rely on third parties for the manufacture of our future products. Our reliance on third parties to manufacture our future products may present significant risks to us, including the following:

●	reduced control over delivery schedules, yields and product reliability;

●	price increases;

●	manufacturing deviations from internal and regulatory specifications;

●	the failure of a key manufacturer to perform as we require for technical, market or other reasons;

●	difficulties in establishing additional manufacturer relationships if we are presented with the need to transfer our manufacturing process technologies to them;

●	misappropriation of our intellectual property; and

●	other risks in potentially meeting our product development schedule or satisfying the requirements of our market partners, distributors, direct customers and end users.

If we need to enter into agreements for the manufacturing of our future products, there can be no assurance we will be able to do so on favorable terms, if at all.

If we are unable to establish successful relations with third-party market partners or distributors, or these market partners or distributors do not focus adequate resources on selling our products or are otherwise unsuccessful in selling them, sales of our products may not develop.

We anticipate relying on independent market partners and distributors to distribute and assist us with the marketing and sale of our products. Our future revenue generation and growth will depend in large part on our success in establishing and maintaining this sales and distribution channel. If our market partners and distributors are unable to sell our products, or receive negative feedback from end users, they may not continue to purchase or market our products. In addition, there can be no assurance that our market partners and distributors will focus adequate resources on selling our products to end users or will be successful in selling them. Many of our potential market partners and distributors are in the business of distributing and sometimes manufacturing other, possibly competing, products. As a result, these market partners and distributors may perceive our products as a threat to various product lines currently being distributed or manufactured by them. In addition, these market partners and distributors may earn higher margins by selling competing products or combinations of competing products. If we are unable to establish successful relationships with independent market partners and distributors, we will need to further develop our own sales and distribution capabilities, which would be expensive and time-consuming and might not be successful.

The use of our products may be limited by regulations, and we may be exposed to product liability and remediation claims.

The use of our planned products may be regulated by various local, state, federal and foreign regulators. Even if we are able to comply with all such regulations and obtain all necessary registrations, we cannot provide assurance that our future products will not cause injury to the environment, people, or animals and/or otherwise have unintended adverse consequences, under all circumstances. For example, our products may be improperly combined with other chemicals or, even when properly combined, our products may be blamed for damage caused by those other chemicals. The costs of remediation or products liability could materially adversely affect our results, financial condition and operations.

We may be held liable for, or incur costs to settle, liability and remediation claims if any products we develop, or any products that use or incorporate any of our technologies, cause injury or are found unsuitable during product testing, manufacturing, marketing, sale or use. These risks exist even with respect to products that have received, or may in the future receive, regulatory approval, registration or clearance for commercial use. We cannot guarantee that we will be able to avoid product liability exposure.

At the stage customary to do so, we expect to maintain product liability insurance at levels we believe are sufficient and consistent with industry standards for like companies and products. However, we cannot guarantee that our product liability insurance will be sufficient to help us avoid product liability-related losses. In the future, it is possible that meaningful insurance coverage may not be available on commercially reasonable terms or at all. In addition, a product liability claim could result in liability to us greater than our assets or insurance coverage. Moreover, even if we have adequate insurance coverage, product liability claims or recalls could result in negative publicity or force us to devote significant time and attention to these matters, which could harm our business.

There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our Company.

We do not expect that internal control over financial accounting and disclosure, even if timely and well established, will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely affect our business.

Risks Related to this Offering and Our Common Stock

There has been a limited public market for our common stock, and we do not know whether one will develop to provide you adequate liquidity. Furthermore, the trading price for our common stock, should an active trading market develop, may be volatile and could be subject to wide fluctuations in per-share price.

Our common stock is quoted on the Pink Open Market under the trading symbol “NNMX”; historically, however, there has been a limited public market for our common stock. Although we have applied to list our Common Stock on the Nasdaq Stock Market, we cannot assure you that an active trading market for our common stock will develop or be sustained. The liquidity of any market for the shares of our common stock will depend on a number of factors, including:

●	the number of stockholders;

●	our operating performance and financial condition;

●	the market for similar securities;

●	the extent of coverage of us by securities or industry analysts; and

●	the interest of securities dealers in making a market in the shares of our common stock.

Even if an active trading market develops, the market price for our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the price of shares of our common stock could decline significantly if our future operating results fail to meet or exceed the expectations of market analysts and investors and actual or anticipated variations in our quarterly operating results could negatively affect our share price.

The volatility of the price of our common stock may also be impacted by the risks discussed under this “Risk Factors” section, in addition to other factors, including:

●	developments in the financial markets and worldwide or regional economies;

●	announcements of innovations or new products or services by us or our competitors;

●	announcements by the government relating to regulations that govern our industry;

●	significant sales of our common stock or other securities in the open market;

●	variations in interest rates;

●	changes in the market valuations of other comparable companies; and

●	changes in accounting principles.

Our outstanding warrants and preferred stock may affect the market price and liquidity of the common stock.

As of May 1, 2022, we had approximately 6,827,956 shares of common stock warrants for the purchase of up to approximately an additional 6,827,956 shares of common stock outstanding. There are 500 shares of series D preferred outstanding that are convertible into approximately 243,000 shares of common stock. In February 2022, 963,964 shares of our series B preferred stock outstanding, were converted into approximately 5.6 million shares of common stock, as well as 1,000,000 shares of our series C preferred stock which were converted into approximately 35.6 million shares of common stock. The amount of common stock reserved for issuance may have an adverse impact on our ability to raise capital and may affect the price and liquidity of our common stock in the public market. In addition, the issuance of these shares of common stock will have a dilutive effect on current stockholders’ ownership.

The conversion of outstanding convertible notes into shares of common stock could materially dilute our current stockholders.

As of the date of this prospectus, we had approximately $9.1 million aggregate principal amount of convertible notes outstanding, convertible into shares of our common stock at a fixed price of $1.1717 per share. The conversion prices of these notes may be less than the market price of our common stock at the time of conversion, and which may be subject to future adjustment due to certain events, including our issuance of common stock or common stock equivalents at an effective price per share lower than the conversion rate then in effect. If the entire principal amount of all the outstanding convertible notes is converted into shares of common stock, we would be required to issue an aggregate of no less than approximately 7.7 million shares of common stock. If we issue all of these shares, the ownership of our current stockholders will be diluted.

Because our common stock may be deemed a low-priced “penny” stock, an investment in our common stock should be considered high-risk and subject to marketability restrictions.

Historically, the trading price of our common stock has been $5.00 per share or lower, and deemed a penny stock, as defined in Rule 3a51-1 under the Exchange Act, and subject to the penny stock rules of the Exchange Act specified in rules 15g-1 through 15g-100. Those rules require broker–dealers, before effecting transactions in any penny stock, to:

●	deliver to the customer, and obtain a written receipt for, a disclosure document;

●	disclose certain price information about the stock;

●	disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

●	send monthly statements to customers with market and price information about the penny stock; and

●	in some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock, which could depress the price of our common stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares of common stock, have an adverse effect on the market for our shares of common stock, and thereby depress our price per share of common stock.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock may be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have, and may never obtain, research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our common stock may be negatively affected. In the event that we receive securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Certain provisions of our certificate of incorporation and Delaware law make it more difficult for a third party to acquire us and make a takeover more difficult to complete, even if such a transaction were in stockholders’ interest.

Our certificate of incorporation and the Delaware General Corporation Law contain certain provisions that may have the effect of making it more difficult or delaying attempts by others to obtain control of our Company, even when these attempts may be in the best interests of our stockholders. We also are subject to the anti-takeover provisions of the Delaware General Corporation Law, which prohibits us from engaging in a “business combination” with an “interested stockholder” unless the business combination is approved in a prescribed manner and prohibits the voting of shares held by persons acquiring certain numbers of shares without obtaining requisite approval. The statutes and our certificate of incorporation have the effect of making it more difficult to effect a change in control of our Company.

We do not currently or for the foreseeable future intend to pay dividends on our common stock.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, any return on your investment in our common stock will be limited to the appreciation in the price of our common stock, if any.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. These data involve a number of assumptions and limitations and contain projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

USE OF PROCEEDS

The net proceeds from any disposition of the shares of common stock covered hereby will be received by the selling stockholders. We will not receive any of the proceeds from any such shares of common stock offered by this prospectus. We will, however, receive the net proceeds of any Warrants exercised for cash. We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes.

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the sole discretion of our Board and will depend on our financial condition, operating results, capital requirements and such other factors as our Board deems relevant.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted to trade in the over-the-counter securities market through the OTCQB under the symbol “NNMX”. We have been eligible to participate in on the over-the-counter markets since February 28, 2012. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Stockholders

As of June 16, 2022, there were 1,947 holders of record of our common stock. This number does not include “street name,” or beneficial holders, whose shares are held of record by banks, brokers, financial institutions and other nominees. The transfer agent for Madison’s Common Stock is Worldwide Stock Transfer, LLC, One University Plaza, Suite 505, Hackensack, NJ 07601 and their telephone number is (201) 820-2008.

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Dividends

We have not paid any dividends on our common stock to date and do not anticipate that we will pay dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the Board may think are relevant. However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock during such time.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

You should read the following discussion and analysis of our financial condition and plan of operations together with “Selected Financial Data” and our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus. All amounts in this report are in U.S. dollars, unless otherwise noted.

FORWARD-LOOKING STATEMENTS

This report, including exhibits that are being filed as part of this report, as well as other statements made by Nanomix Corporation (the “Company”, “we”, “us”, and “our”), contain “forward-looking statements” that include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

These forward-looking statements include such things as: investment objectives and the Company’s ability to make investments in a timely manner on acceptable terms; references to future success of the Company’s products; the Company’s business strategy; estimated future capital expenditures; sales of the Company’s products; competitive strengths and goals; and, other similar matters.

These forward-looking statements reflect the Company’s current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside the Company’s control that may cause actual results to differ materially from those projected. Such factors include, but are not limited to, the following: ability to develop, commercialize and market new products; ability to market and sell products, whether through an internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the FDA or other regulatory entities; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; competing products and technology changes; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; market acceptance of our products; changes in market acceptance of products based on product performance or other factors, including changes in testing guidelines, algorithms or other recommendations by the Centers for Disease Control and Prevention and other agencies; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; ability to reach and maintain sustained profitability; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; changes in laws or regulations; global and regional economic conditions; and general political, business and market conditions.

Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, these are only assumptions, and forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. Investors are cautioned that forward-looking statements may not be reliable and speak only as of the date they are made and that, except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect any future events or circumstances. All subsequent written or oral forward-looking statements attributable to the Company or to individuals acting on its behalf are expressly qualified in their entirety by this section.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information to securities analysts unless and until we have made it publicly available. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of the Company.

Overview

This discussion and analysis should be read in conjunction with the accompanying Consolidated Financial Statements and related notes. The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an ongoing basis, we review our estimates and assumptions. Our estimates are based on our historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations. Our critical accounting policies, the policies we believe are most important to the presentation of our financial statements and require the most difficult, subjective and complex judgments, are outlined below in “Critical Accounting Policies,’’.

This management’s discussion and analysis of financial condition and results of operations (“MD&A”) is intended to help you understand the business operations and financial condition of the Company as of December 31, 2021 and March 31, 2022.

Our MD&A is presented in six sections:

●	Executive Overview

●	Consolidated Results of Operations

●	Liquidity and Capital Resources

●	Recent Developments

●	Significant Accounting Policies and Critical Accounting Estimates

●	Recently Issued Accounting Pronouncements

Executive Overview

On June 6, 2021, Boston Therapeutics and Nanomix, Inc., or Nanomix, completed a reverse merger, or the Merger, resulting in the formation of Nanomix Corporation (the “Company”). The Company issued to the shareholders of Nanomix 1,000,000 shares of a newly created Series C Convertible Preferred Stock of the Company (the “Preferred Stock”). Upon the effectiveness of the amendment to our Certificate of Incorporation to effectuate the reverse stock split of one-for-173, all such shares of Preferred Stock issued to Nanomix shareholders automatically converted into approximately 35,644,997 shares of common stock of the Company, the warrants to be assumed at closing may be exercisable into approximately 2,124,687 shares of common stock of the Company and the options and restricted stock units assumed at closing may be exercisable into approximately 5,718,838 shares of common stock of the Company. The shares of common stock issuable upon conversion of the Preferred Stock together with warrants, restricted stock units and options to be assumed on the closing date represented approximately 80% of the outstanding shares of Common Stock of the Company upon closing of the Merger.

The Closing of the merger effectuated a change in control of the Company. As a result of the Closing, the Nanomix shareholders own approximately 80.0% of the Company’s issued and outstanding common stock on a fully diluted basis assuming full conversion of the Series C Preferred Stock. As Nanomix is now the controlling management party, financial statements are consolidated based on the historical results of operations for Nanomix and the combined balance sheets of the entities. The Company’s name change to “Nanomix Corporation” and the symbol change to “NNMX” were effective November 15, 2021. The previously approved 173:1 reverse stock split was effective on March 3, 2022.

Our Business

Nanomix, Inc, is a development stage company that seeks to develop, manufacture, and commercialize point-of-care diagnostic tests that are used to detect or monitor diseases. The Company’s product development efforts are focused on our proprietary technology, a novel point-of-care diagnostic platform that offers certain customer advantages as compared to other point-of-care diagnostic technologies. Nanomix, Inc. was originally formed in 2001 as a nanotechnology sensor company. In 2009, ownership changed and the business was redirected to development and commercialization of a mobile point-of-care diagnostic platform.

Business Strategy

The healthcare market is rapidly evolving to incorporate a decentralized system of care delivery within a broad spectrum of environments: the emergency department, skilled nursing facilities, elderly homes, urgent care centers, ambulances, and remote locations. While hospital central laboratories currently are the gold standard of clinical testing, a mobile diagnostic platform offering high-quality testing results at affordable prices is needed to serve the decentralized testing requirements. The Nanomix eLab System is specifically designed to meet this evolving market need. The system includes a durable, handheld, rechargeable battery powered instrument and a disposable multiplex, microfluidic test cartridge. Proprietary biosensors deliver laboratory-quality performance wherever the patient or healthcare provider needs it, including a wide range of testing environments outside the hospital. The Nanomix eLab System is well suited for markets that include pre-hospital assessment, chronic medical care, and post-hospital disease management, as well as use in remote locations far from traditional centers of health care delivery. Whether in an Emergency Department, an Urgent Care facility, a skilled nursing facility or on an ambulance, the Nanomix eLab System is designed to help mobile health providers to quickly assess a patient’s condition and intervene with a higher level of care when necessary.

Our initial product development focus is on testing for critical medical conditions where rapidly available information is needed to help inform clinical decision making. The Nanomix S1 Assay Panel is designed to provide information about critical infections, including sepsis, in approximately 11 minutes. The S1 Assay Panel has received CE marking. Future product development efforts for other critical conditions are planned for development.

Results of Operations

Results of operations for the year ended December 31, 2021 and 2020

The results of operations for the years ended December 31, 2021 and 2020 were as follows:

	December 31,
	2021	2020

Revenues	$141,778	$513,244

Operating costs and expenses:
Research and development	3,017,263	4,184,820
Selling, general and administrative expenses	2,849,666	1,234,784
Total operating expenses	5,866,929	5,419,604
Loss from operations	(5,725,151)	(4,906,360)

Other income (expense):
Interest income	2	6
Interest expense	(1,644,829)	(209,538)
Interest expense, related, party	(572,347)	(1,076,478)
Change in fair value of derivative liability	15,282	-
Change in fair value of warrant liability	438,972	-
Forgiveness of PPP loan and accrued interest	408,242
Loss on debt modification	(2,385,204)	-
Total income (expense)	(3,739,882)	(1,286,010)

Loss before income taxes	(9,465,033)	(6,192,370)
Provision for income taxes	-	-
Net loss	$(9,465,033)	$(6,192,370)

Total Revenues

Total net revenues during the year ended December 31, 2021 were $142 thousand, a decrease of $371 thousand compared to the same period in 2020. The decrease in total net revenues was attributable to a reduction of COVID-19 development funding received from BARDA. The BARDA funding began in 2020 and the project funding was completed earlier in 2021. There was no appreciable product related revenue in either period.

Research and Development

This category includes costs incurred for product and process development, and clinical & regulatory affairs. Costs for the year ended December 31, 2021 were largely related to the development and clinical trials of two assays for COVID-19. Costs in the year ended December 31, 2020 were related to the development of the S1 Assay Panel and development work on the COVID-19 program. All development efforts were for development of the eLab platform.

Selling, General and Administrative Expense

Selling, general and administrative expense (“SG&A”) for the year ended December 31, 2021 increased by $1,615 thousand from the same period in 2020. The increase was due to establishment of a sales and marketing function in 2021 and increased general and administrative costs in 2021 mainly from legal and accounting costs related to the merger and subsequent regulatory filings.

Other Income (Expense)

Other Income (Expense) in 2021 was $3,740 thousand, an increase in expense of $2,454 compared to 2020. Other expense in 2021 was primarily composed of loss on debt modification of $2,385 thousand and interest expense of $2,217 thousand for the year ended December 31, 2021. Interest expense of $2,217 thousand in 2021 and $1,286 thousand in 2020 are primarily related to issued Secured Notes and Unsecured Convertible Notes used to fund the Company’s operations. The Secured Notes and accrued interest were exchanged into senior secured convertible notes and the unsecured Notes and Accrued interest were converted to Preferred Series C stock in 2021 as part of the merger. Boston Therapeutics notes and related accrued interest, predating the merger, were converted into common stock or remain on the balance sheet.

Other expense in 2021 was reduced by $408 thousand in forgiveness of the PPP loan received in 2020 and by a gain in the fair value of derivative and warrant liabilities in the amount of $454 thousand.

Net Loss

The Net Loss for the year ended December 31, 2021 was $9.465 million versus $6.192 million for the same period in 2020. The increased loss of $3.273 million was largely due to the loss on debt modification, an increase in interest expense, offset by the PPP loan forgiveness and the change in the fair value of warrant and derivative liabilities.

Results of operations for the three months ended March 31, 2022 and 2021

The results of operations for the three months ended March 31, 2022 and 2021 were as follows:

	March 31,
	2022	2021

Revenues	$-	$141,778

Operating costs and expenses:
Research and development	861,353	608,771
Selling, general and administrative expenses	1,136,381	388,871
Total operating expenses	1,997,734	997,642
Loss from operations	(1,997,734)	(855,864)

Other income (expense):
Interest income	-	-
Interest expense	(847,299)	(28,643)
Interest expense, related, party	-	(327,943)
Total income (expense)	(847,299)	(356,586)

Loss before income taxes	(2,845,033)	(1,212,450)
Provision for income taxes	-	-
Net loss	$(2,845,033)	$(1,212,450)

Total Revenues

There were no net revenues during the three months ended March 31, 2022. Revenues of $142 thousand in in the first three months of 2021 were related to completion of a BARDA product development contract.

Research and Development

This category includes costs incurred for product and process development, and clinical & regulatory affairs. Costs for the three months ended March 31, 2022 were largely related to further development of the Company’s S-1 Assay Panel for critical infections and for regulatory filing and related activities for an assay for the detection of COVID-19. Costs in the three months ended March 31, 2021 were related to the development of the S1 Assay Panel and development work on the COVID-19 program. All development efforts were for development of the eLab platform.

Selling, General and Administrative Expense

Selling, general and administrative expense (“SG&A”) for the three months ended March 31, 2022 increased by $748 thousand from the same period in 2021. The increase was due to establishment of a sales and marketing function in 2021 and increased general and administrative costs in 2022 mainly from legal and accounting costs related to the merger and subsequent regulatory filings, insurance, and warrant expense recorded in the first quarter of 2022.

Other Income (Expense)

Other Income (Expense) in 2022 was $847 thousand, an increase in expense of $491 compared to 2021. Other expense in 2022 was primarily composed of amortization of debt discount for the three months ended March 31, 2022. Interest expense of $352 thousand in 2021 is related to issued Secured Notes and Unsecured Convertible Notes used to fund the Company’s operations. These Notes and accrued interest were converted to Preferred Series C stock in 2021 as part of the merger.

Net Loss

The Net Loss for the three months ended March 31, 2022 was $2.8 million versus $1.2 million for the same period in 2021. The increased loss of $1.6 million was largely due to the increase in operating expenses, debt discount amortization and the decrease in revenue.

Liquidity and Capital Resources

Overview

Our liquidity requirements are primarily to fund our business operations, including capital expenditures and working capital requirements. Our primary sources of liquidity are additional capital investment and debt.

On June 25, 2021, the Company entered into a securities purchase agreement with accredited investors pursuant to which the Company issued senior secured convertible notes in an aggregate principal amount of approximately $8.4 million for an aggregate purchase price of approximately $7.9 million. Immediately prior to the execution of the agreement described above, we entered into exchange agreements with the holders of outstanding promissory notes with an aggregate principal amount, together with accrued but unpaid interest, of approximately $2.1 million. The holders of the outstanding promissory notes were issued senior secured notes in the financing described above for an aggregate principal amount of $2.1 million. In connection with the issuance of the Notes, we issued to the Investors warrants to purchase an aggregate of approximately 4.1 million shares of Common Stock (collectively, the “Warrants”). The Company received approximately $5.8 million in funding from the transaction.

In March of 2022, the Company entered into a Convertible Preferred stock arrangement and issued 500 shares of Preferred D stock for $500 thousand. The Preferred D investment agreement is expected to provide an additional $2.5 million in funding over the next 6 months.

Cash Flows

As of December 31, 2021, the Company had cash and equivalents of $297 thousand compared to $15 thousand as of December 31, 2020 and outstanding debt of $8.4 million compared to $9.3 million as of the end of 2020. As of March 31, 2022, the Company had cash and equivalents of $10 thousand compared to $66 thousand as of March 31, 2021 and outstanding debt of $9.1 million compared to $9.5 million in the same quarter of 2021.

Cash used in operating activities during the year ended December 31, 2021 was $6.318 million. The net loss of $9.465 million for 2021 was increased by non-cash gains of $408 thousand in forgiveness of the PPP loan and accrued interest received in 2020 and a change of $454 thousand in the fair value of derivative and warrant liabilities, offset by a loss on debt modification of $2,385 thousand, and amortization of the discount from the issue of promissory notes of $1,478 thousand, which were the significant non-cash expense items.

Cash used in operating activities during the three months ended March 31, 2022 was $1.364 million. The net loss of $2.845 million for the three months of 2022 was increased by amortization of the discount from the issue of promissory notes of $815 thousand, which were the significant non-cash expense items.

Cash used by investing activities during 2021 of $273 thousand was primarily for investing in of manufacturing equipment offset by cash received in the merger.

Cash used by investing activities during 2021 of $23 thousand was primarily for investing in manufacturing equipment and leasehold improvements.

Cash provided by financing activities during 2021 of $6.9 million was primarily related to proceeds from the sale of Senior Secured Convertible notes and convertible debt issuances used to fund company operations.

Cash provided by financing activities during three months of 2022 of $1.1 million was primarily related to proceeds from the sale of convertible debt issuances and proceeds of issuance Preferred D stock used to fund company operations.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Recent Developments

In June 2021, the Company completed a merger with Boston Therapeutics, a publicly held entity. The Company is the majority shareholder of the resulting entity. As part of the merger agreement, substantially all of the Company’s debt has been converted to equity in the merged entity. In addition, and in conjunction with the merger, Boston Therapeutics entered into a Convertible Equity arrangement, issuing $8.3 million in secured Notes and a related cash investment of $5.8 million.

Significant Accounting Policies and Critical Accounting Estimates

Significant accounting policies are described in Note 3 – Significant Accounting Policies to the audited consolidated financial statements included herein. Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, our evaluation of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. We consider an accounting estimate to be critical if:

●	It requires us to make assumptions about matters that were uncertain at the time we were making the estimate, and

●	Changes in the estimate or different estimates that we could have selected would have had a material impact on our financial condition or results of operations.

The following listing is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States of America, with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any viable alternative would not produce a materially different result. There have been no significant changes in our critical accounting estimates during the year ended December 31, 2021.

Revenue Recognition

For certain contracts, we recognize revenue from R&D, milestone and grant revenues when earned. Grants are invoiced after expenses are incurred, as that is the depiction of the timing of the transfer of services. Performance obligations generally follow the major phases of product development processes: design feasibility & planning, product development & design optimization, design verification, design validation & process validation, and pivotal studies. Further details regarding revenue recognition are document at Note 3(b) – Summary of Significant Accounting Policies: Revenue Recognition to the Unaudited Condensed Consolidated Financial Statements.

Stock-Based Compensation

We recognize the fair value of equity-based awards as compensation expense in our statement of operations. The fair value of our stock option awards was estimated using a Black-Scholes option valuation model. This valuation model’s computations incorporate highly subjective assumptions, such as the expected stock price volatility and the estimated life of each award. The fair value of the options, after considering the effect of expected forfeitures, is then amortized, generally on a straight-line basis, over the related vesting period of the option.

Research & Development Costs

Research and development activities consist primarily of new product development, continuing engineering for existing products, and regulatory and clinical trial costs. Costs related to research and development efforts on existing or potential products are expensed as incurred.

Accounts Receivable

No allowance has been provided for uncollectible accounts. As of December 31, 2021 and 2020, the Company has $0 and $821 accounts receivable balance, respectively.

Income Taxes

Income taxes are accounted for under ASC 740 authoritative guidance (“Guidance”), which requires the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered.

The Guidance also requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s current and past performance, the market environment in which the company operates, length of carryback and carryforward periods and existing contracts that will result in future profits. The Company believes that it is more likely than not that it will not be able to utilize its net operating loss carryforwards and maintains a full valuation allowance. The Company maintains a full valuation allowance on research and development tax credits.

The Guidance also prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the consolidated financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction.

BUSINESS

Overview

On June 6, 2021, Boston Therapeutics and Nanomix, Inc., or Nanomix, completed a reverse merger, or the Merger, resulting in the formation of Nanomix Corporation (the “Company”).. As consideration for the Merger, The Company issued to the shareholders of Nanomix 1,000,000 shares of a newly created Series C Convertible Preferred Stock of the Company (the “Preferred Stock”). On March 2, 2022, all such shares of Preferred Stock issued to Nanomix shareholders automatically converted into approximately 35,644,997 shares of common stock of the Company, the warrants assumed at closing may be exercisable into approximately 2,124,687 shares of common stock of the Company and the options and restricted stock units assumed at closing may be exercisable into approximately 5,718,838 shares of common stock of the Company. The shares of common stock issued upon conversion of the Preferred Stock together with warrants, restricted stock units and options assumed on the closing date represent approximately 80% of the outstanding shares of Common Stock of the Company upon closing of the Merger. After the merger, the Company changed its name to Nanomix Corporation and its ticker symbol to NNMX. A previously approved 173:1 reverse stock split was effective on March 2, 2022.

After the Merger, our primary focus is on the development and commercialization of Nanomix’s advanced mobile Point-of-Care, or POC, diagnostic system that can be used in performing a wide range of in vitro diagnostic tests in many environments. Nanomix’s goal is to provide laboratory quality testing for time sensitive medical conditions, at the first point of contact that a patient has with the healthcare system, no matter where that occurs. The Nanomix eLab® system is CE Marked, a 510(k) application is currently in development, and Emergency Use Application (EUA) for COVID antigen testing has been submitted to the FDA. Nanomix intends to market and sell this system for the detection and diagnosis of a variety of time sensitive medical conditions.

Prior to the Merger, we were a pre-clinical and clinical-stage pharmaceutical development company focused on the clinical development, outsourced contract manufacture and test marketing for commercialization of carbohydrate-based patented formulation of investigative materials as medical food, supplements, drug and drug combination, and other clinical exploratory outsourced exploratory peptide therapeutic options. Due to limited funding and the merger, our activity including any drug development during year ended December 31, 2021 was severely limited. Following the closing of the Merger, the Company intends to conduct a comprehensive review of strategic alternatives for our legacy products and product candidates pertaining to the commercialization of our therapeutic drugs including SUGARDOWN®, BTI-320 and IPOXYN. The Company does not expect to receive any form of material consideration in connection with such alternatives. In the event it is not able to dispose of these assets, the Company expects to cease all operations in connection therewith in order to avoid incurring any further associated expense.

Nanomix eLab System

Nanomix believes that quality healthcare should be available to consumers anywhere and anytime. The foundation of quality healthcare is timely information supporting a proper diagnosis and associated treatment. Our vision is to make healthcare accessible to patients without compromise, by delivering the highest quality, fastest, most cost-effective and portable detection systems that bring the patient and caregiver closer together.

The Nanomix eLab System is a proprietary diagnostic platform developed by Nanomix to meet the growing need for decentralized medical diagnostic solutions. The platform is designed to provide rapid test results in a handheld device at the first point of patient contact in locations that range from Emergency Departments, to long term and assisted care facilities, to urgent care and emergency medical response settings.

The Nanomix eLab system is a rapid, easy-to-use, quantitative detection platform that performs a range of in vitro diagnostic assays, such as electrochemical immunoassay and enzymatic assays. The platform consists of a hand-held analyzer and a disposable cartridge. The eLab System utilizes a proprietary nano-biosensor with multiple detection electrodes to generate multiple electrochemical assay results from a single patient sample. Specificity is generated by functionalizing each of the electrodes on the sensor for particular biomarkers. The sensor is incorporated into a single-use consumable microfluidics cartridge that processes the biological sample and reports its results through the handheld eLab System.

The eLab system is designed to be operated by medical and non-medically trained persons. An assay is run by inserting the cartridge into the eLab Analyzer. Following the prompts on the Analyzer interface, the user identifies the subject, scans a barcode on the consumable package, loads the test sample into the cartridge, and presses start. Assay results generally take between 10 and 15 minutes, from sample collection to answer. A wide variety of biomolecules with varying chemistries can be tested on a single device in one operation. The electrochemical detection system eliminates the need for ongoing instrument calibration and maintenance commonly associated with optical systems. Wireless connectivity provides for transmission of patient results to other devices for data sharing, management, and EMR integration.

Compared with other POC testing systems, the Nanomix eLab system provides testing in traditional laboratories as well as non-traditional decentralized environments with enhanced sensitivity and specificity, advanced multiplexing and multimodal capabilities, quantitative results, Bluetooth communication of results and an on board electronic data base of testing activities. The Nanomix eLab® system is CE Marked, a 510(k) is currently in development, and a COVID-19 Antigen test has been submitted to the FDA for Emergency Use Authorization.

Our strategy is to develop a menu of diagnostic tests for the detection and diagnosis of time sensitive medical conditions on the Nanomix eLab Analyzer and to sell, market and distribute the eLab Analyzer and associated tests on a worldwide basis.

Products

The Nanomix eLab is an in vitro diagnostic test platform for the quantitative determination of analytes in biological samples that include plasma, whole blood, and nasal swab specimens. The eLab system consists of a handheld analyzer, a sample transfer device and a disposable cartridge. The Nanomix eLab is a platform technology and Nanomix intends to develop a range of test cartridges compatible with Nanomix eLab analyzer. The key advantages of our approach are:

●	Laboratory quality results;

●	Multiplexing and multimodal testing;

●	Quantitative determination of test results;

●	Operates in distributed environments; and

●	Electronic record storage with Bluetooth communication of results.

The eLab has been shown to be easily operated by non-medically trained personnel. The platform performs immunoassays and enzymatic assays. All tests run on the eLab Analyzer utilize the same disposable cartridge format.

Nanomix’s first product, the S1 Panel Assay for use in aiding the diagnosis of critical infections, received CE marking for the assay and the eLab Analyzer in November of 2019. Filing of a 510(k) was started in 2020 through a third-party reviewer for the CRP assay. With the advent of the Coronavirus pandemic, Nanomix shifted to developing COVID-19 testing products in April of 2020. Preparation of a 510(k) for the S1 Panel using plasma samples is currently in process.

eLab Analyzer

The eLab Analyzer is a handheld portable instrument that operates via a touch screen using a simple instruction menu. The analyzer works from a rechargeable battery or wall power and can be operated during recharging. The eLab Analyzer contains electronics, a pneumatic system, a barcode scanner, data storage, USB connections, and Bluetooth communications. To use the eLab system, an operator signs into the system and then follows the prompts on the eLab screen to run an assay, run controls, or review past test results. To run a test, the operator scans or enters a patient ID and scans the consumable test package using the built-in bar code scanner. The barcode contains information about the test including manufacturing lot codes and expiration dating for the consumable. The operator loads the patient sample into the disposable cartridge and inserts the cartridge into the eLab analyzer. The operator is then prompted on the screen to activate the assay. The eLab automatically runs through to completion using the programmed test protocol specific for that assay. At conclusion of the test protocol, results are displayed on the screen and can be sent electronically via Bluetooth as selected by the operator. All test information is recorded in the onboard database. The instrument includes a robust control system and, if there are errors in processing, the eLab displays an error code on the screen.

COVID-19 Rapid IgG/IgM Test Panel

The Nanomix eLab COVID-19 Rapid IgG/IgM Panel is an electrochemical immunoassay test intended for qualitative detection of IgG and IgM antibodies (without differentiation) to SARS-CoV-2 in human venous whole blood and plasma (K2EDTA, lithium-heparin, sodium-heparin, sodium citrate).

Venous whole blood or plasma samples are collected and using a provided transfer device the sample is transferred to the single-use, microfluidic cartridge. The cartridge is then run on Nanomix eLab Analyzer, which will display results after about 10 minutes. The presence of SARS-CoV-2 antibodies is determined using a quantitative electrochemical reading which is then compared to a cutoff level to report a qualitative result of positive or negative.

An EUA for the COVID-19 Rapid IgG/IgM Test Panel was filed with the FDA in July 2020. In April of 2021, the FDA notified us that given the volume of EUA requests the Agency had received, FDA is having to prioritize EUA requests and they will not be reviewing our product as filed.  Nanomix is currently tracking use cases and reviewing alternative approaches to market the COVID antibody test but at this time does not expect to actively market the COVID-19 Rapid IgG/IgM Test Panel

COVID-19 Rapid Antigen Test Panel

The Nanomix eLab COVID-19 Rapid Antigen Panel is an electrochemical immunoassay test intended for the qualitative detection of nucleocapsid antigens from SARS-CoV-2 in nasal (anterior nares) swabs from individuals who are suspected of COVID-19.

Nasal swab samples are collected using a provided swab and sample collection tube, then transferred to the single-use, microfluidic cartridge. The cartridge is then run on Nanomix eLab Analyzer, which will display results after about 15 minutes. The presence of SARS-CoV-2 antigen is determined using a quantitative electrochemical reading which is then compared to a cutoff level to report a qualitative result of positive or negative.

The COVID-19 Rapid Antigen Test Panel is CE marked. An EUA for the COVID-19 Antigen Test panel was submitted to the FDA in February of 2021. The Company received comments from the FDA in May and conducted further clinical and analytical work identified by the FDA. The EUA for the COVID-19 Antigen Test panel was resubmitted to the FDA in November. The FDA has requested additional data primarily from clinical testing sites prior to beginning their formal review. Given reductions in COVID-19 infection rates, the timing of any potential EUA, and the current pricing of COVID-19 tests, the Company doesn’t expect significant revenue to be produced by the COVID-19 Antigen Test panel.

S1 Assay Panel

The S1 Assay panel was developed as an aid in rapidly diagnosing critical infections including sepsis. The panel provides quantitative tests results for Lactate (LAC), C-Reactive Protein (CRP) and Procalcitonin (PCT) from a single patient sample. A venous whole blood sample type is expected to be added to the S1 Assay in 2022. The assay runs on the eLab Analyzer with results available in approximately 11 minutes, providing information rapidly versus the current diagnostic solutions which can take hours to provide a test result.

The Nanomix S1 Panel Cartridge quantitatively measures two biomarkers, CRP, and PCT and the metabolite Lactate (LAC) in lithium heparinized (Li-heparinized) plasma specimens.

CRP test results can be used to evaluate infection, tissue injury, and inflammatory disorders.

PCT test results can be used:

●	To aid in decision making on antibiotic therapy for patient with suspected or confirmed lower respiratory tract infections (LRTI) defined as community acquired pneumonia (CAP) acute bronchitis, and acute exacerbation of chronic obstructive pulmonary disease (AECOPD) in an inpatient setting or Emergency Department.

●	To aid in antibiotic decision making from therapy to discontinuation of treatment for patients with suspected or confirmed sepsis.

●	To aid in the risk assessment of critically ill patients on their first day of ICU admission for progression of severe sepsis and septic shock.

●	To aid in assessing the cumulative 28-day risk of all-cause mortality for patients diagnosed with sever sepsis or septic shock in the ICU or when obtained in the emergency department of other medical wards prior to ICU admission, using a change in PCT level over time.

LAC test results can be used in the diagnosis and treatment of lactic acidosis, monitoring tissue hypoxia, and diagnosis of hyperlactatemia and septicemia.

Each of the three tests provides important information about a patient’s condition. Having all three of these answers in a short time period provides a healthcare provider with important information about the patient’s status within the clinical window for infection diagnosis. All of the test results are used in the context of other information about the patient.

S1 Assay Panel use in Sepsis

One potential use of the S1 Assay panel is in the diagnosis of Sepsis. Sepsis has been highlighted as a global health crisis and there is intense pressure to improve management of sepsis from early identification to administration of antimicrobial therapy, monitoring and de-escalation of therapy.

Sepsis is the body’s overwhelming and life-threatening response to infection that can lead to tissue damage, organ failure, and death. There are more than 49 million cases of Sepsis annually with more the 6 million associated deaths. Sepsis is the #1 cost of hospitalization in the U.S with costs for acute sepsis hospitalization and skilled nursing estimated to be $62 billion annually. As many as 87% of sepsis cases start in the community. According to the Sepsis Alliance, Mortality from sepsis increases 8% every hour that treatment is delayed. As many as 80% of sepsis deaths could be prevented with rapid diagnosis and treatment.

Sepsis testing and diagnosis can be viewed as a 2-stage process:

●	Immediate patient testing and assessment focused on emergency treatment decisions, and

●	Specific diagnosis of bacterial or fungal pathogen

The Nanomix S1 test panel focuses on the first phase, the need for rapid screening or patients suspected of sepsis. The S1 test panel provides an easy to use, rapid test at the first point of patient contact to deliver important information about the patient’s condition. The panel includes Lactate, the current tool most used in sepsis screening, and adds two other tests (CRP and PCT) that are currently used to confirm a diagnosis. By using our multiplexing and multimodal technology, we are able to bring all three of these test results from a single sample to healthcare providers in an 11-minute test providing clinicians with host response diagnostics at the time of initial evaluation, in any care setting, may help assess the following questions and advance standards of care: 1) is there an infection or not? 2) is the infection viral or bacterial? 3) what is the severity and deficit of tissue perfusion?

Once hospitalized, a sepsis patient spends on average 8 days in an ICU. The S1 panel can also be used to monitor the progress of a patient and to support modification or discontinuation of antibiotic therapy.

Partnerships and Licensees

RedPharm (Beijing) Biotechnology Co., Ltd. (RedPharm) has the right to produce eLab cartridges for the S1 Assay panel in the PRC and has the right to sell and distribute the S1 Assay panel in the PRC, Japan, Korea, and other countries in Southeast Asia.

Sales Channels

We recently established our sales and marketing function. We intend our products to be sold globally, both directly and through distributors, to hospitals and clinics, clinical laboratories, and other healthcare entities such as assisted living, extended care, and other non-hospital based care facilities. We have limited product distribution and our new sales and marketing team is working to build our product distribution capabilities in key markets such as North America, Europe, and Southeast Asia.

Currently RedPharm has rights to distribute our products in PRC, Japan, Korea, and countries in Southeast Asia. We are also actively developing distribution partners in the United Kingdom and European Union. To support our distributor’s efforts, we plan to build a distribution sales and technical support capability within the company.

Manufacturing

We currently have limited manufacturing capacity for our consumable test cartridges and plan to implement automated production processes in the U.S. and bring on additional manufacturing resources to expand consumable test cartridge manufacturing capacity. We depend on several single source vendors to supply components for our disposable test cartridge and a US-based contract manufacturer for our eLab analyzer. We plan to bring on additional component suppliers to add supply chain capacity as well as backup. We have completed the purchase of a significant supply of printed electrodes from a former vendor and plan to qualify a new vendor of electrodes.

Sensor functionalization (converting raw electrodes into a biosensor) is currently done by Nanomix using a robotic system and final cartridge assembly is done by Nanomix manually. We plan to invest significantly in increasing capacity of sensor manufacturing processes and to automate portions of the cartridge assembly processes. The costs of our products are expected to decline significantly with volume growth as well as process automation.

RedPharm has the right to produce eLab cartridges in the PRC.

The Nanomix eLab analyzer is produced by a contract manufacturer located in the United States. While this is not an exclusive supply arrangement, it would be difficult to transfer production or add an additional supplier. The production of instruments is done on a purchase order basis. Nanomix purchases and consigns the materials for the quantity of instruments on the purchase order. The contract manufacturer builds, tests, and ships the units and invoices Nanomix based on the units shipped less the cost of the consigned materials. Some of the components used in the eLab analyzer have long lead times and Nanomix will purchase many of those components in quantities beyond the current purchase order.

Collaboration, License and Quality Agreements

To support the development and commercialization of our eLab system and products, in September 2017 we entered into a development and license agreement with RedPharm (Beijing) Biotechnology Co., Ltd., or the RedPharm License. Pursuant to the RedPharm License, we granted an exclusive license to the technology know-how, data and regulatory documents for our eLab technology to RedPharm that will support the development of our eLab analyzer in both humans and animals.

Under the agreement, RedPharm has the rights to produce the eLab cartridges in China for specific assays that are transferred by Nanomix to RedPharm. RedPharm is responsible for any clinical and regulatory activities necessary to register the products for sale in their territories. To date, Nanomix has transferred the S1 Critical Infections test to RedPharm and RedPharm has paid Nanomix $200 thousand in license fees related to the transfer of that specific assay. RedPharm is obligated to pay a royalty on the sales of S1 test cartridges. There are limited activities in China on registration of the S1 Assay panel, no current regulatory approvals, and no commercial sales activity.

RedPharm also has the rights to produce the eLab Analyzer in China for sale in the RedPharm territories upon the payment of an up front license fee. Each eLab analyzer placed by RedPharm with a customer carries a per unit royalty in the range of a low hundred dollars.

We retain exclusive rights to commercialize our products throughout the world, except in Australia, New Zealand, Singapore, China, Japan, Korea, Vietnam, Indonesia, Malaysia and the Philippines, where RedPharm will have exclusive rights to commercialize our elab technology. We retain rights to participate in the RedPharm markets depending on their progress in each of the countries. With RedPharm, we have established a collaboration for the management of the development of any product that utilizes our technology, including any joint, cross-territory studies that may be undertaken by the parties, if any.

Under the RedPharm License, RedPharm are obligated to pay us future milestone payments up to an aggregate of $6.4 million. Further, sales of test cartridges bear royalties of a low single-digit percentage based on net sales and sales of eLab Analyzers carry a per unit royalty in the low hundreds of dollars.

The RedPharm License continues in effect until the expiration of all payment obligations thereunder (including royalty payments and licensee revenue) on a product-by-product and country-by-country basis, unless earlier terminated by the parties. Pursuant to the terms of the RedPharm License, in addition to each party’s right to terminate the agreement upon the other party’s material breach (if not cured within a specified period after receipt of notice) or insolvency, (i) we also have unilateral termination rights in the event RedPharm commences any court action to invalidate any our intellectual property., and (ii) RedPharm has unilateral termination rights to cancel this agreement upon six (6) months prior written notice.

Technology & Development

Our products are based on the Nanomix eLab electrochemical detection technology. Current and planned products will operate on the eLab Analyzer using the current microfluidic disposable test cartridge form. New product development will be largely focused on expanding the menu of tests that operate on the eLab Analyzer. Our initial focus will be on testing for medical conditions that require rapid results for patient management and benefit from the mobile capabilities of our system. Future developments will expand the menu to tests that support other decentralized healthcare needs.

Competition

Many of our competitors are significantly larger and have greater financial, research, manufacturing, and marketing resources. Important competitive factors include product quality, performance, ease of use, price, customer service and reputation. Industry competition is based on these and the following additional factors:

●	patent protection;

●	technology expertise;

●	ability to develop and market products and processes;

●	ability to obtain required regulatory approvals;

●	ability to manufacture cost-effective products that meet applicable regulatory requirements;

●	access to adequate capital; and,

●	ability to attract and retain qualified personnel.

We believe our technical capabilities and proprietary know-how relating to our eLab system are strong, particularly for the development of tests for critical care conditions in decentralized care environments. However, there are a number of competitive technologies used and/or seeking to be used by others in point-of-care settings.

Although we have no specific knowledge of any other competitors’ products that could render our products obsolete, if we fail to maintain and enhance our competitive position or fail to introduce new products and product features, our customers may decide to use the products developed by our competitors, which could result in a loss of revenues and cash flow.

Employees

As of June 1, 2022, we had 27 full-time equivalent employees, of whom 3 were in administration, 10 in research and development and engineering, 11 in manufacturing and quality, and 3 in sales and marketing. The majority of our employees are located in San Leandro, California.

We have never had a work stoppage, and none of our employees are represented by a labor organization or subject to any collective bargaining arrangements. We consider our employee relations to be good.

Governmental Regulation

Certain of our activities are subject to regulatory oversight by the FDA under provisions of the Federal Food, Drug, and Cosmetic Act and regulations thereunder, including regulations governing the development, marketing, labeling, promotion, manufacturing, and export of diagnostic products. Our clinical laboratory customers are subject to oversight by Centers for Medicare and Medicaid Services, or CMS, pursuant to CLIA, as well as agencies in various states. Failure to comply with applicable requirements can lead to sanctions, including withdrawal of products from the market, recalls, refusal to authorize government contracts, product seizures, civil money penalties, injunctions, and criminal prosecution.

FDA Approval/Clearance Requirements

Unless an exemption applies, each medical device that we wish to market in the United States must receive 510(k) clearance or Premarket Approval (PMA). Medical devices that receive 510(k) clearance are “cleared” by the FDA to market, distribute, and sell in the United States. Medical devices that obtain a PMA by the FDA are “approved” to market, distribute and sell in the United States. We cannot be certain that 510(k) clearance or PMA approval will ever be obtained for any products that we develop. Descriptions of the PMA and 510(k) clearance processes are provided below.

The FDA decides whether a device must undergo either the 510(k) clearance or PMA based on statutory criteria that utilize a risk-based classification system. PMA is the FDA process of scientific and regulatory review to evaluate the safety and effectiveness of Class III medical devices and, in many cases, Class II medical devices. Class III devices are those that support or sustain human life, are of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury. The FDA uses these criteria to decide whether a PMA or a 510(k) is appropriate, including the level of risk that the agency perceives is associated with the device and a determination by the agency of whether the product is a type of device that is similar to devices that are already legally marketed. Devices deemed to pose relatively less risk are placed in either Class I or II. In many cases, the FDA requires the manufacturer to submit a 510(k) requesting clearance (also referred to as a premarket notification), unless an exemption applies. The 510(k) must demonstrate that the manufacturer’s proposed device is “substantially equivalent” in intended use and in safety and effectiveness to a legally marketed predicate device. A “predicate device” is a pre-existing medical device to which equivalence can be drawn, that is either in Class I or Class II or is a Class III device that was in commercial distribution before May 28, 1976, for which the FDA has not yet called for submission of a PMA application.

Device classification depends on the device’s intended use and its indications for use. In addition, classification is risk-based, that is, the risk the device poses to the patient and/or the user is a major factor in determining the class to which it is assigned. Class I includes devices with the lowest risk and Class III includes those with the greatest risk.

Class I devices are those for which safety and effectiveness can be assured by adherence to the FDA’s general regulatory controls for medical devices, or the General Controls, which include compliance with the applicable portions of the FDA’s quality system regulations, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials. Some Class I devices also require premarket clearance by the FDA through the 510(k) process.

Class II devices are subject to the FDA’s General Controls, and any other special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. Premarket review and clearance by the FDA for Class II devices is accomplished through the 510(k) process. Pursuant to the Medical Device User Fee and Modernization Act of 2002, unless a specific exemption applies, 510(k) submissions are subject to user fees. Certain Class II devices are exempt from this premarket review process.

Class III includes devices with the greatest risk. Devices in this class must meet all of the requirements in Classes I and II. In addition, Class III devices cannot be marketed until they receive Premarket Approval.

The safety and effectiveness of Class III devices cannot be assured solely by the General Controls and the other requirements described above. These devices require formal clinical studies to demonstrate safety and effectiveness. Under Medical Device User Fee and Modernization Act of 2002, PMA applications (and supplemental premarket approval applications) are subject to significantly higher user fees than 510(k) applications, and they also require considerably more time and resources.

510(k) Clearance Pathway

We are currently developing products that either will or are likely to require an FDA 510(k) clearance. We anticipate submitting a 510(k) for each such product to demonstrate that such proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976, for which the FDA has not yet called for the submission of a 510(k). The FDA’s 510(k) clearance pathway usually takes from three to twelve months but could take longer. In some cases, the FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence.

If a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a new or major change in its intended use, will require a new 510(k) clearance or, depending on the modification, a PMA. The FDA requires each device manufacturer to determine whether the proposed change requires submission of a new 510(k) or a PMA, but the FDA can review any such decision and, if it disagrees with the manufacturer’s determination, can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA of the modified device is obtained.

Clinical Laboratory Improvement Amendments of 1988

A manufacturer of a test categorized as moderately complex may request that categorization of the test be waived through a CLIA Waiver (CW) by Application submission to the FDA. When a test is categorized as waived, it may be performed by laboratories with a Certificate of Waiver, such as a physician’s office or other outreach setting. In a CW submission, the manufacturer provides evidence to the FDA that a test meets the CLIA statutory criteria for waiver CLIA, a walk-in clinic or an emergency room provides CMS authority over all laboratory testing, except research that is performed on humans in the United States. The Division of Laboratory Services, within the Survey and Certification Group under the CMS, has the responsibility for implementing the CLIA program.

The CLIA program is designed to establish quality laboratory testing by ensuring the accuracy, reliability and timeliness of patient test results. Under CLIA, a laboratory is a facility that does laboratory testing on specimens derived from humans and used to provide information for the diagnosis, prevention or treatment of disease, or impairment of, or assessment of health. Under the CLIA program, unless waived, laboratories must be certified by the government, satisfy governmental quality and personnel standards, undergo proficiency testing, be subject to inspections and pay fees. We anticipate requesting CLIA Waiver for the tests we develop.

Pervasive and Continuing FDA Regulation

A host of regulatory requirements apply to our approved devices, including: the quality system regulation, which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures; the Medical Reporting Regulations, which require manufacturers to report to the FDA specified types of adverse events involving their products; labeling regulations; and the FDA’s general prohibition against promoting products for unapproved or “off-label” uses. Some Class II devices are subject to special controls-such as performance standards, post-market surveillance, patient registries, and FDA guidelines-that do not apply to Class I devices.

The regulatory requirements that apply to our approved products classified as medical devices include:

●	product listing and establishment registration, which helps facilitate FDA inspections and other regulatory action;

●	QSR, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the development and manufacturing process;

●	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or off-label use or indication;

●	clearance of product modifications that could significantly affect safety or efficacy or that would constitute a major change in intended use of one of our cleared devices;

●	approval of product modifications that affect the safety or effectiveness of one of our cleared devices;

●	medical device reporting regulations, which require that manufacturers comply with FDA requirements to report if their device may have caused or contributed to a death or serious injury, or has malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction of the device or a similar device were to recur;

●	post-approval restrictions or conditions, including post-approval study commitments;

●	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device;

●	the FDA’s recall authority, whereby it can ask, or under certain conditions order, device manufacturers to recall from the market a product that is in violation of governing laws and regulations;

●	regulations pertaining to voluntary recalls; and,

●	notices of corrections or removals.

Our Emeryville, CA facility was licensed by the State of California. We have moved to a new facility and will need to transfer or obtain a State of California license for the new facility. We and any third-party manufacturers are subject to announced and unannounced inspections by the State or the FDA to determine our compliance with QSR and other regulations.

21st Century Cures Act

The 21st Century Cures Act, enacted in December 2016, contains several sections specific to medical device innovations. We believe that implementation of the 21st Century Cures Act may have a positive impact on its businesses by facilitating innovation and/or reducing the regulatory burden imposed on medical device manufacturers.

Environmental Laws

We believe that we are in compliance in all material respects with all foreign, federal, state, and local environmental regulations applicable to our manufacturing facilities. The cost of ongoing compliance with such regulations does not have a material effect on our operations.

Intellectual Property

Intellectual Property Strategy

Our intellectual property strategy is to: (1) build our own intellectual property portfolio around our eLab and electrochemical detection system; (2) pursue licenses, trade secrets and know-how within the area of rapid point-of-care testing; and, (3) develop and acquire proprietary positions to certain biomarkers.

eLab and Electrochemical Detection System Intellectual Property

We have obtained patent coverage on eLab and Electrochemical detection technology, including numerous patents in the United States, China, Japan, and the European Union. Additional patent applications are pending in the United States, as well as in the European Union.

Trademarks

We have filed and obtained trademarks for our products, including the Nanomix eLab System. Our trademarks have been obtained in the United States and certain other countries around the world.

Trade Secrets and Know-How

We have developed a substantial body of trade secrets and know-how relating to the development and manufacture of our eLab and electrochemical test system, including the production of sensors, the design and production of microfluidics contained in the disposable test cartridge, the sourcing and optimization of materials for such tests, and methods to maximize sensitivity, speed-to-result, specificity, stability and reproducibility of our tests. These trade secrets and know-how provide us with an important competitive advantage.

Properties

We do not own real properties. Our principal executive offices recently relocated to 2121 Williams Street, San Leandro, CA, 94577. We lease our office pursuant to a 5-year lease which terminates on March 31, 2027. We believe that our existing facilities are suitable and adequate to meet our current needs. However, we may need to add or expand as we increase production levels or add employees. We believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Legal Proceedings

The Company is subject to claims and legal proceedings that arise in the ordinary course of business. Such matters are inherently uncertain, and there can be no guarantee that the outcome of any such matter will be decided favorably to the Company or that the resolution of any such matter will not have a material adverse effect upon the Company’s Consolidated Financial Statements. The Company does not believe that any of such pending claims and legal proceedings will have a material adverse effect on its Consolidated Financial Statements. The Company records a liability in its Consolidated Financial Statements for these matters when a loss is known or considered probable and the amount can be reasonably estimated. The Company reviews these estimates each accounting period as additional information is known and adjusts the loss provision when appropriate. If a matter is both probable to result in a liability and the amounts of loss can be reasonably estimated, the Company estimates and discloses the possible loss or range of loss to the extent necessary for its Consolidated Financial Statements not to be misleading. If the loss is not probable or cannot be reasonably estimated, a liability is not recorded in its Consolidated Financial Statements.

Set forth below is a description of the Company’s Legal Proceedings.

In March 2019, we were served with notification of complaint filed by CureDM Inc. as agent for the members of CureDM Group Holdings, LLC filed with the Supreme Court of the State of New York County of New York regarding breach of contract and other matters relating to their desire to unwind the acquisition of CureDM Group Holdings LLC according to the original Contribution Agreement. The complaint was withdrawn by CureDM, Inc. in December 2019. The Company is continuing to work with the representatives from CureDM Inc. to settle this claim and unwind the Contribution Agreement.

In addition to the above matter, we are also in a dispute with Level Brands, Inc. regarding a License Agreement dated June 21, 2018 (JAMS Ref. No.: 1220061261). The Company filed an Answer to Complaint and Counter-complaint on June 25, 2019. Both parties are claiming non-performance under the License Agreement. The matter was scheduled for arbitration in October 2019. In October 2019, the arbitration was dismissed without prejudice.

On October 16, 2019 the Company received a Summons and Complaint filed by Microcap Headlines Inc. against the Company in the Supreme Court of the United States of New York County of Suffolk claiming damages of $18,000 and the costs and disbursements of the action. During January 2021, the Company settled this claim with Microcap Headlines, Inc. for $10,000.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our executive officers, key employees and directors as of the date of this prospectus.

Name	Age	Position(s) with the Company
David Ludvigson	71	Chief Executive Officer, Chief Financial Officer, Secretary and Director
Vidur Sahney	48	Chief Operating Officer
John Hardesky	50	Chief Commercial Officer
Garrett Gruener	67	Director
Jerry Fiddler	69	Director
Gregory Schiffman	64	Director

David Ludvigson has served as the President and Chief Executive Officer of Nanomix, Inc. since June 2013. From October 2009 through present day, Mr. Ludvigson has served as President of Knight Ludvigson Advisors providing advisory and business consulting services to Life Science and Technology companies including M&A, financing, business strategy, go to market planning and sales channel strategy and implementation. Mr. Ludvigson serves on the board of directors of Imagion Biosystems, Inc. (IBX), One BioMed PTE LTD (privately held), and China Stem Cells Ltd. (privately held). Mr. Ludvigson received his BS and MAS in Accounting from Gies College of Business – University of Illinois Urbana-Champaign. Mr. Ludvigson is not related to any Officers or Directors of the Company. There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Vidur Sahney has served as Chief Operating Officer of the Company since March 2022. From May 2019 through March 2022, Mr. Sahney served as chief operating officer of ExThera Medical, a medical device company. From November 2019 through May 2021, Mr. Sahney was a senior partner at MKA Insights, a consulting company focused on the life science industry. From September 2018 through May 2019, Mr. Sahney was the Operations Lead (Medical Devices), Global Operations and Supply Chain for JUUL Labs, an electronic cigarette manufacturer. From February 2017 through August 2018, Mr. Sahney was the Vice President, Global Operations & Supply Chain for Sientra, Inc (NASDAQ: SIEN), a medical aesthetics company. Mr. Sahney received his B.S, Mechanical Engineering from San Francisco State University.

John Hardesky has served as Chief Commercial Officer of the Company since March 2021. From July 2020 to March 2021, Mr. Hardesky was head of commercial activities for LIQUIDsmarts, a consulting organization. From 2016 to 2020, he served as VP, Laboratory Solutions for McKesson, from 2014 to 2106 he was Vice President of Marketing for LABSCO (acquired by McKesson), and from 2005 to 2014, he was Chief Operating Officer of Vital Diagnostics, Inc, a manufacturer of laboratory diagnostic testing devices. Mr. Hardesky receive a B.S. degree from Lenoir-Rhyne University.

Garrett Gruener is a co-founder of Alta Partners, and was also a Partner at Burr, Egan, Deleage & Co. He served as the Chief Executive Officer at Nanomix from 2008 to 2013 and has more than two decades of experience in the fields of software development, systems engineering and corporate development. In 1982, he founded Virtual Microsystems, a successful communications software company that was later merged with a larger corporation. Mr. Gruener then founded Ask Jeeves, now Ask.Com, a leading Internet search engine which is now part of IAC. Mr. Gruener is now Chairman of Nanomix, a point-of-care diagnostics company. He earned a Masters Degree from the University of California, Berkeley and a Bachelor of Science from the University of California, San Diego, both in Political Science with a focus on technology policy.

Gregory Schiffman has served as the Chief Financial Officer of privately-held AbSci, LLC since April 2020. He previously served as the Chief Financial Officer of Vineti, Inc. from October 2017 through April 2018. He also previously served as the Chief Financial Officer of each of Iovance Biotherapeutics (formerly Lion Biotechnologies), from October 2016 through June 2017, Stem Cells, Inc., from January 2014 through September 2016, Dendreon Corporation, from December 2006 through December 2013 and Affymetrix from August 2001 through December 2006. He currently serves on the boards of directors of BioEclipse, a private company, as well as on the board of Ayro, Inc. (Nasdaq: Ayro). Mr. Schiffman holds a B.S. in Accounting from DePaul University and an MM (MBA) from Northwestern University Kellogg Graduate School of Management. Mr. Schiffman’s qualifications to sit on the Board include his financial background, business experience and education.

Jerry Fiddler is the principal of Zygote Ventures and has helped create and grow numerous companies, as CEO, chairman, director, investor and advisor. Mr. Fiddler is the founder of Wind River Systems and was for 23 years its CEO and Chairman and was Chairman of Solazyme (Nasdaq: SZYM).  Mr. Fiddler graduated from the University of Illinois at Urbana-Champaign with a MS Computer Science and BA in Music and Photography. He currently serves on several private company and non-profit boards.

Family Relationships

No family relationships exist between any of our current or former directors or executive officers.

Involvement in Certain Legal Proceedings

There are no material proceedings to which any director or executive officer or any associate of any such director or officer is a party adverse to our company or has a material interest adverse to our company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of the issued and outstanding shares of our common stock to file reports of initial ownership of common stock and other equity securities and subsequent changes in that ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations no other reports were required, during the fiscal year ended December 31, 2020 all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were not complied with.

Code of Ethics

We have not adopted a code of ethics because our Board of Directors believes that our small size does not merit the expense of preparing, adopting and administering a code of ethics. Our Board of Directors intends to adopt a code of ethics during the fiscal year ended December 31, 2022.

Corporate Governance

Our Directors are elected annually and each holds office until the annual meeting of our stockholders and until their respective successors are elected and qualified. Our officers, including any officers we may elect moving forward, will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. In the event we employ any additional officers or directors, they may receive compensation as determined by our Board of Directors from time to time. Vacancies in the Board of Directors will be filled by majority vote of the remaining directors. Our Directors may be reimbursed by us for expenses incurred in attending meetings of the Board of Directors.

Board of Directors Independence

We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors.

Board Committees, Compensation Committee Interlocks and Insider Participation

The Company has two Board Committees, an Audit Committee and a Compensation Committee. The Audit Committee is composed of Greg Schiffman (Committee Chair) and Jerry Fiddler. The Compensation Committee is composed of Garret Gruener and Jerry Fiddler.

Director Nominations

We do not have any defined policy or procedure requirements for shareholders to submit recommendations or nominations for directors. We do not currently have any specific or minimum criteria for the election of nominees to our board of directors and we do not have any specific process or procedure for evaluating such nominees. Our Board of Directors assesses all candidates, whether submitted by management or shareholders, and makes recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request to the address appearing on the first page of this annual report.

Your letter should indicate that you are a stockholder of our Company.  Depending on the subject matter, management will:

●	Forward the communication to the Director or Directors to whom it is addressed;

●	Attempt to handle the inquiry directly; or

●	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board of Directors meeting or through the course of other communication, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the Directors on request.

Audit Committee and Audit Committee Financial Expert

Our Board of Directors has determined that prior to the closing of the Merger, we did not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. Subsequent to the merger upon installation of a new board of directors, Greg Schiffman qualifies as an “audit committee financial expert”.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation

Set forth below is certain information regarding the historical compensation of our named executive officers during the year ended December 31, 2021. The named executive officers for the year ended December 31, 2021 consisted of the principal executive officer and our two most highly compensated executive officers other than our principal executive officer of Nanomix who were serving as executive officers as of December 31, 2021 (our “named executive officers”).

Summary Compensation Table

The following table shows information regarding the compensation of the named executive officers during the fiscal years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Bonus	Salary	Stock Awards (2)	Option Awards(3)	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
David Ludvigson,	2021	—	$237,500	$7,051	$7,651	—	—	$252,202
Chief Executive Officer & Director (1)	2020	—	$137,500	—	$12,040	—	—	$149,540
	2019	—	$237,500	—	$7,364	—	—	$244,864

Sherill Lavagnino	2021	$500	$211,250	$2,489	$7,227	—	—	$218,977
Vice President of Engineering (4)	2020	—	$200,000	—	$11,071	—	—	$223,709
	2019	—	$200,000	—	$7,063	—	—	$200,000

John Hardesky (5)	2021	$500	$197,917	—	$13,132	—	—	$198,417
Chief Commercial Officer	2020	—	—	—	—	—	—	$0
	2019	—	—	—	—	—	—	$0

(1)	Mr. Ludvigson joined Nanomix effective June, 2013. Mr. Ludvigson was appointed our Chief Executive Officer and a member of our Board of Directors in connection with the Merger. In 2020, Mr. Ludvigson received convertible notes in the amount of $150,000 in lieu of a portion of his cash compensation. These notes and accrued interest were converted to Preferred Series C stock as part of the merger.

(2)	Represents the aggregate grant date fair value of the stock awards granted during the relevant fiscal year computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in Note 12 to Nanomix’s financial statements included in this prospectus.

(3)	Represents the aggregate grant date fair value of the option awards granted during the relevant fiscal year computed in accordance with FASB Topic ASC 718.

(4)	Ms. Lavagnino joined Nanomix in 2013. Ms. Lavagnino receives an annual salary of $235,000.

(5)	Mr. Hardesky joined Nanomix in March of 2021. Mr. Hardesky receives an annual salary of $250,000 plus a target 30% of salary based on a combination of company performance and personal objectives.

Narrative Disclosure to Summary Compensation Table

We do not have employment arrangements with our named executive officers.

Outstanding Equity Awards at December 31, 2021

The following table sets forth specified information concerning outstanding equity incentive plan awards for each of the named executive officers outstanding as of December 31, 2021.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Non- Exercisable (#)	Option Exercise Price	Option Expiration Date
David Ludvigson, Chief Executive Officer & Director	11/30/2012	41,723		$0.059	11/30/2022
	3/31/2014	559,206		$0.235	3/31/2024
	10/4/2016	86,220		$0.235	10/4/2026
	5/31/2017	85,142		$0.235	5/31/2027
	2/11/2020	66,522	61,201	$0.294	2/11/2030
	2/01/2021		1,062,665	$0.00	2/01/2031

Sherrill Lavagnino, Vice President of Engineering	6/25/2012	44,277		$0.059	6/25/2022
	11/30/2012	27,248		$0.059	11/30/2022
	3/31/2014	28,950		$0.235	3/31/2024
	9/30/2015	17,030		$0.235	9/30/2025
	10/4/2016	67,267		$0.235	10/4/2026
	5/31/2017			$0.235	5/31/2027
	2/11/2020	62,087	57,121	$0.294	2/11/2030
	2/01/2021		375,058	$0.00	2/01/2031

John Hardesky, Chief Commercial Officer	5/19/2021	64,575	193,725	$0.29	5/19/2031
	5/19/2021	258,300		$0.00	5/19/2031

Compensation of Directors

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2021 to each of Nanomix’s current and former non-employee directors. Directors who are employed by us are not compensated for their service on our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards* ($)(6)	Total($)
Garrett Gruener (7)	$24,000		$24,000
Jerry Fiddler		$4,048	$4,048
Greg Schiffman		$4,048	$4,048

(6)	These amounts represent the aggregate grant date fair value of options granted to each director in the fiscal year ended December 31, 2020, computed in accordance with FASB ASC Topic 718.

(7)	Garrett Gruener receives a payment of $2,000 per month to serve as our Executive Chairman.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Except as otherwise set forth herein, during the last two fiscal years, we have not entered into any material transactions or series of transactions that would be considered material in which any officer, director or beneficial owner of 5% or more of any class of our capital stock, or any immediate family member of any of the preceding persons, had a direct or indirect material interest. There are no transactions presently proposed, except as follows:

●	The Company had a secured note payable to Mr. Garrett Gruener, its investor, with a balance $1,000,000 and accrued interest of $510,444 at December 31, 2020.

●	The Company had convertible notes payable to: Mr. Gruener, its investor, with a total balance of $6,182,000 as of December 31, 2020, and accrued interest of $1,156,759; Mr. Fiddler, its investor, with a total balance of $950,000 and accrued interest of $127,788 as of December 31,2020; and Mr. Ludvigson, its Chief Executive Officer, with a total balance of $175,000 and accrued interest of $15,241 as of December 31,2020.

●	The Company had senior secured convertible note to Mr. Gruener, its investor, with a total balance of $1,603,778 as of December 31, 2021.

●	The Company had accrued salary payable to Mr. Ludvigson, its Chief Executive Officer, with a total balance of $50,000 as of December 31,2021 and 2020, respectively.
●	The Company had accrued salary, bonus and vacation payable to Ms. Upham, Boston Therapeutics, Inc ex Chief Operating Officer, with a total balance of $226,824 as of December 31,2021.
●	The Company had accounts payable to Mr. Neill, Boston Therapeutics, Inc ex Director, with a total balance of $73,750 as of December 31,2021
●	The Company had accrued payable to Dr. Platt, Boston Therapeutics, Inc significant shareholder, with a total balance of $4,399 as of December 31,2021.
●	Mr. Garrett Gruener is paid a salary of $24,000 per year plus benefits in the role of Executive Chairman.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of June 21, 2022 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent (5%) of the outstanding shares of our common stock, (ii) each director and executive officer, and (iii) all of our directors and executive officers as a group. As of April 12, 2022, there were 46,203,866 shares of our common stock issued and outstanding.

Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person currently owns or has the right to acquire within 60 days of the date of this prospectus. With respect to options and warrants, this would include options and warrants that are currently exercisable within 60 days. With respect to convertible securities, this would include securities that are currently convertible within 60 days.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Nanomix Corp., 2121 Williams St, San Leandro, CA 94577.

The following table sets forth certain information regarding beneficial ownership of our common stock and preferred stock as of May 1, 2022, after the Transaction was consummated on such date by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each director and each of our Named Executive Officers and (iii) all executive officers and directors as a group.

The number of shares of common stock beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Class Outstanding (1)
Security Ownership of Certain Beneficial Owners:

HT Investments MA LLC (7)	9,230,000	9.99

Security Ownership of Management and Directors:
David Ludvigson (2)	1,662,884	3.60
Vidur Sahney	--	*
John Hardesky (6)	166,842	*
Garrett Gruener (3)	28,162,182	60.95
Jerry Fidler (4)	2,746,874	5.95
Greg Schiffman (5)	135,541	*
Executive officers and directors as a group — 4 persons		--

(1)	The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of common stock that the individual has the right to acquire within 60 days of May 1, 2022, through the exercise of any stock option or other right. As of June 16, 2022, 46,203,866 shares of the Company’s common stock were outstanding.

(2)	Includes 38,019 shares of common stock issuable upon exercise of the warrants assumed by the Company as a result of the Merger, 845,621 common stock subject to options and 354,271 shares of common stock subject to Restricted Stock Units (“RSU”).

(3)	Includes (i) 1,368,762 shares of common stock issuable upon conversion of the senior secured promissory notes issued in the June 2021 and February 2022 private placements, (ii) 1,368,762 shares of common stock issuable upon exercise of the warrants issued in the June 2021 and February 2022 private placements and (iii) 1,012,022 shares of common stock issuable upon exercise of the warrants assumed by the Company as a result of the Merger. Mr. Gruener has agreed to restrict the aggregate maximum number and percentage of shares (and therefore, offer for resale at any one time) as he has agreed to voluntarily restrict his ability to convert his notes and/or exercise his warrants and receive shares of our common stock such that the number of shares of common stock held by him and his affiliates in the aggregate after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock.

(4)	Includes (i) 64,712 shares of common stock issuable upon conversion of the senior secured promissory notes issued in the February 2022 private placements, (ii) 64,712 shares of common stock issuable upon exercise of the warrants issued in the February 2022 private placements, (iii) 51,667 shares of common stock subject to options, (iv) 2,411,175 shares of common stock held by Zygote Ventures and (iv) 176,087 shares of common stock issuable upon exercise of the warrants assumed by the Company as a result of the Merger. Mr. Fiddler has voting and dispositive shares held by Zygote Ventures. Mr. Fidler has agreed to restrict the aggregate maximum number and percentage of shares (and therefore, offer for resale at any one time) as he has agreed to voluntarily restrict his ability to convert his notes and/or exercise his warrants from the February 2022 private placement and receive shares of our common stock such that the number of shares of common stock held by him and his affiliates in the aggregate after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock.

(5)	Includes (i) 41,679 shares of common stock subject to RSUs, (i) 36,167 shares of common stock and (iii) 57,695 shares of common stock subject to options.

(6)	Includes (i) 86,112 shares of common stock subject to RSUs and (ii) 80,730 shares of common stock subject to options.

(7)	Represents the aggregate maximum number and percentage of shares that High Trail Investments MA LLC can own at one time (and therefore, offer for resale at any one time) as it has agreed to voluntarily restrict its ability to convert its note and/or exercise its warrant and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock. Hudson Bay Capital Management LP, the investment manager of High Trail Investments MA LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of High Trail Investments MA LLC and Sander Gerber disclaims beneficial ownership over these securities. The address for the selling shareholder is c/o High Trail Capital LP, 221 River Street, 9th Floor, Hoboken, NJ 07030.

DESCRIPTION OF CAPITAL STOCK

General

The following description of the Company’s capital stock and provisions of its Certificate of Incorporation, as amended and Bylaws are summaries and are qualified by reference to the full text of the Company’s Certificate of Incorporation and  Bylaws.

The Company is authorized to issue 2,005,000,000 shares of capital stock, par value $0.001 per share, of which 2,000,000,000 are shares of common stock and 5,000,000 are shares of “blank check” preferred stock.

As of the date of this prospectus, the Company had outstanding 46,203,866 shares of common stock held by 1,752 shareholders of record. The actual number of holders of our common stock is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers or held by other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Common Stock

Each share of our common stock entitles the holder to receive notice of and to attend all meetings of our stockholders with the entitlement to one vote. Holders of common stock are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking in priority to the common stock, to receive any dividend declared by the Board of Directors. If we are voluntarily or involuntarily liquidated, dissolved or wound-up, the holders of common stock will be entitled to receive, after distribution in full of the preferential amounts, if any, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of common stock have no redemption or conversion rights. The rights, preferences and privileges of holders of shares of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock issued and outstanding or that we may designate and issue in the future.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock and the Notes. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management.

Transfer Agent

The transfer agent and registrar for our common stock is Worldwide Stock Transfer, LLC.

Delaware Anti-Takeover Law and Provisions of Certificate of Incorporation and By-Laws

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●	at or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;

●	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Certificate of Incorporation and Bylaws

Provisions of our certificate of incorporation and bylaws to be in effect upon the consummation of this offering may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and bylaws will:

●	permit our Board of Directors to issue up to shares of preferred stock, with any rights, preferences and privileges as they may designate;

●	provide that all vacancies on our Board of Directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

●	not provide for cumulative voting rights, thereby allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election; and

●	provide that special meetings of our stockholders may be called only by the Board of Directors or by such person or persons requested by a majority of the Board of Directors to call such meetings.

Equity Incentive Plan

2021 Equity Incentive Plan

Introduction

On January 25, 2021, our board of directors adopted our 2021 Omnibus Equity Incentive Plan (the “2021 Plan”). The 2021 Plan became effective on the date that it was approved by our stockholders (the “Effective Date”).

Under the 2021 Plan, 5,497,977 shares  of Company common stock are initially available for grant.

Our administrator may grant incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards to participants to acquire shares of Company common stock under the 2021 Plan. It is anticipated that the Plan will be administered by our Board of Directors or the Compensation Committee. The following table sets forth, as of May 1, 2022, the approximate number of each class of participants eligible to participate in the 2021 Stock Incentive Plan and the basis of such participation.

Class and Basis of Participation	Approximate Number of Class
Employees	27
Directors(1)	4
Consultants	5

(1)	One of the four directors is an employee of the Company.

Rationale for Adoption of the 2021 Plan

Grants of options, stock appreciation rights, restricted shares of common stock, restricted stock units, and other stock-based awards to our employees, directors, and independent contractors are an important part of our long-term incentive compensation program, which we use in order to strengthen the commitment of such individuals to us, motivate them to faithfully and diligently perform their responsibilities, and attract and retain competent and dedicated individuals whose efforts are expected to result in our long-term growth and profitability.

The number of shares proposed to be available for grant under the 2021 Plan is designed to enable the Company to properly incentivize its employees and management teams over a number of years on a going-forward basis.

Shares Available; Certain Limitations. The maximum number of shares of common stock reserved and available for issuance under the 2021 Plan will be equal to 11,568,437 shares of common stock provided that shares of common stock issued under the 2021 Plan with respect to an Exempt Award will not count against the share limit. We use the term “Exempt Award” to mean (i) an award granted in the assumption of, or in substitution for, outstanding awards previously granted by another business entity acquired by us or any of our subsidiaries or with which we or any of our subsidiaries merge, or (ii) an award that a participant purchases at fair market value.

New shares reserved for issuance under the 2021 Plan may be authorized but unissued shares of Company’s common stock or shares of Company’s common stock that will have been or may be reacquired by us in the open market, in private transaction or otherwise. If any shares of Company’s common stock subject to an award are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares to the participant, the shares of Company common stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the Plan except that any shares of Company common stock surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award will not again be available for awards under the Plan. If an award is denominated in shares of Company’s common stock, but settled in cash, the number of shares of common stock previously subject to the award will again be available for grants under the 2021 Plan. If an award can only be settled in cash, it will not be counted against the total number of shares of common stock available for grant under the 2021 Plan. However, upon the exercise of any award granted in tandem with any other awards, such related awards will be cancelled as to the number of shares as to which the award is exercised and such number of shares of Company’s common stock will no longer be available for grant under the 2021 Plan.

The stock reserved under the 2021 Plan will provide us with the platform needed for our continued growth, while managing program costs and share utilization levels within acceptable industry standards.

Description of 2021 Plan

The following is a summary of the material features of the 2021 Plan. This summary is qualified in its entirety by the full text of the 2021 Plan.

Types of Awards. The 2021 Plan provides for the issuance of incentive stock options, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock-based awards. Items described above in the Section called “Shares Available” are incorporated herein by reference.

Administration. The 2021 Plan will be administered by our board of directors, or if our board of directors does not administer the 2021 Plan, a committee or subcommittee of our board of directors that complies with the applicable requirements of Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (each of our board of directors or such committee or subcommittee, the “plan administrator”). The plan administrator may interpret the 2021 Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 2021 Plan.

The 2021 Plan permits the plan administrator to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards.

Restricted Stock and Restricted Stock Units. Restricted stock and RSUs may be granted under the 2021 Plan. The plan administrator will determine the purchase price, vesting schedule and performance goals, if any, and any other conditions that apply to a grant of restricted stock and RSUs. If the restrictions, performance goals or other conditions determined by the plan administrator are not satisfied, the restricted stock and RSUs will be forfeited. Subject to the provisions of the 2021 Plan and the applicable award agreement, the plan administrator has the sole discretion to provide for the lapse of restrictions in installments.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder; provided that dividends will only be paid if and when the underlying restricted stock vests. RSUs will not be entitled to dividends prior to vesting, but may be entitled to receive dividend equivalents if the award agreement provides for them. The rights of participants granted restricted stock or RSUs upon the termination of employment or service to us will be set forth in the award agreement.

Options. Incentive stock options and non-statutory stock options may be granted under the 2021 Plan. An “incentive stock option” means an option intended to qualify for tax treatment applicable to incentive stock options under Section 422 of the Internal Revenue Code. A “non-statutory stock option” is an option that is not subject to statutory requirements and limitations required for certain tax advantages that are allowed under specific provisions of the Internal Revenue Code. A non-statutory stock option under the 2021 Plan is referred to for federal income tax purposes as a “non-qualified” stock option. Each option granted under the Plan will be designated as a non-qualified stock option or an incentive stock option. At the discretion of the administrator, incentive stock options may be granted only to our employees, employees of our “parent corporation” (as such term is defined in Section 424(e) of the Code) or employees of our subsidiaries.

The exercise period of an option may not exceed ten years from the date of grant and the exercise price may not be less than 100% of the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to ten percent stockholders). The exercise price for shares of common stock subject to an option may be paid in cash, or as determined by the administrator in its sole discretion, (i) through any cashless exercise procedure approved by the administrator (including the withholding of shares of common stock otherwise issuable upon exercise), (ii) by tendering unrestricted shares of common stock owned by the participant, (iii) with any other form of consideration approved by the administrator and permitted by applicable law or (iv) by any combination of these methods. The option holder will have no rights to dividends or distributions or other rights of a stockholder with respect to the shares of Common Stock subject to an option until the option holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

In the event of a participant’s termination of employment or service, the participant may exercise his or her option (to the extent vested as of such date of termination) for such period of time as specified in his or her option agreement.

Stock Appreciation Rights. SARs may be granted either alone (a “free-standing SAR”) or in conjunction with all or part of any option granted under the 2021 Plan (a “tandem SAR”). A free-standing SAR will entitle its holder to receive, at the time of exercise, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the base price of the free-standing SAR (which shall be no less than 100% of the fair market value of the related shares of common stock on the date of grant) multiplied by the number of shares in respect of which the SAR is being exercised. A tandem SAR will entitle its holder to receive, at the time of exercise of the SAR and surrender of the applicable portion of the related option, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the related option multiplied by the number of shares in respect of which the SAR is being exercised. The exercise period of a free-standing SAR may not exceed ten years from the date of grant. The exercise period of a tandem SAR will also expire upon the expiration of its related option.

The holder of a SAR will have no rights to dividends or any other rights of a stockholder with respect to the shares of Common Stock subject to the SAR until the holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

In the event of a participant’s termination of employment or service, the holder of a SAR may exercise his or her SAR (to the extent vested as of such date of termination) for such period of time as specified in his or her SAR agreement.

Other Stock-Based Awards. The administrator may grant other stock-based awards under the 2021 Plan, valued in whole or in part by reference to, or otherwise based on, shares of common stock. The administrator will determine the terms and conditions of these awards, including the number of shares of common stock to be granted pursuant to each award, the manner in which the award will be settled, and the conditions to the vesting and payment of the award (including the achievement of performance goals). The rights of participants granted other stock-based awards upon the termination of employment or service to us will be set forth in the applicable award agreement. In the event that a bonus is granted in the form of shares of common stock, the shares of common stock constituting such bonus shall, as determined by the administrator, be evidenced in uncertificated form or by a book entry record in the name of the participant to whom such grant was made and delivered to such participant as soon as practicable after the date on which such bonus is payable. Any dividend or dividend equivalent award issued hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as apply to the underlying award.

Equitable Adjustment and Treatment of Outstanding Awards Upon a Change in Control

Equitable Adjustments. In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution (whether in the form of common shares, cash or other property), combination, exchange of shares, or other change in corporate structure affecting our common stock, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number and kind of securities reserved for issuance under the 2021 Plan, (ii) the kind and number of securities subject to, and the exercise price of, any outstanding options and SARs granted under the 2021 Plan, (iii) the kind, number and purchase price of shares of common stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, RSUs and other stock-based awards granted under the 2021 Plan and (iv) the terms and conditions of any outstanding awards (including any applicable performance targets). Equitable substitutions or adjustments other than those listed above may also be made as determined by the plan administrator. In addition, the plan administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of common stock, cash or other property covered by such awards over the aggregate exercise price, if any, of such awards, but if the exercise price of any outstanding award is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such award, the plan administrator may cancel the award without the payment of any consideration to the participant. With respect to awards subject to foreign laws, adjustments will be made in compliance with applicable requirements. Except to the extent determined by the plan administrator, adjustments to incentive stock options will be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code.

Change in Control. The 2021 Plan provides that, unless otherwise determined by the plan administrator and evidenced in an award agreement, if a “change in control” (as defined below) occurs and a participant is employed by us or any of our affiliates immediately prior to the consummation of the change in control, then the plan administrator, in its sole and absolute discretion, may (i) provide that any unvested or unexercisable portion of an award carrying a right to exercise will become fully vested and exercisable; and (ii) cause the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any award granted under the 2021 Plan to lapse, and the awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at target performance levels. The administrator shall have discretion in connection with such change in control to provide that all outstanding and unexercised options and SARs shall expire upon the consummation of such change in control.

For purposes of the 2021 Plan, a “change in control” means, in summary, the first to occur of the following events: (i) a person or entity becomes the beneficial owner of more than 50% of our voting power; (ii) an unapproved change in the majority membership of our board of directors; (iii) a merger or consolidation of us or any of our subsidiaries, other than (A) a merger or consolidation that results in our voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent and our board of directors immediately prior to the merger or consolidation continuing to represent at least a majority of the board of directors of the surviving entity or its parent or (B) a merger or consolidation effected to implement a recapitalization in which no person is or becomes the beneficial owner of our voting securities representing more than 50% of our combined voting power; or (iv) stockholder approval of a plan of our complete liquidation or dissolution or the consummation of an agreement for the sale or disposition of substantially all of our assets, other than (A) a sale or disposition to an entity, more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of us immediately prior to such sale or (B) a sale or disposition to an entity controlled by our board of directors. However, a change in control will not be deemed to have occurred as a result of any transactions or series of integrated transaction following which our stockholders, immediately prior thereto, hold immediately afterward the same proportionate equity interests in the entity that owns all or substantially all of our assets.

Tax Withholding

Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of up to the maximum statutory tax rates in the participant’s applicable jurisdiction with respect to any award granted under the 2021 Plan, as determined by us. We have the right, to the extent permitted by applicable law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from delivery of shares of common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. We may also use any other method of obtaining the necessary payment or proceeds, as permitted by applicable law, to satisfy our withholding obligation with respect to any award.

Amendment and Termination of the 2021 Plan

The 2021 Plan provides our board of directors with authority to amend, alter or terminate the 2021 Plan, but no such actions may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may materially impair the rights of any participant without the participant’s consent. Stockholder approval of any such Actions will be obtained if required to comply with applicable law. The 2021 Plan will terminate on the tenth anniversary of the Effective Date (although awards granted before that time will remain outstanding in accordance with their terms).

Clawback

If we are required to prepare a financial restatement due to material non-compliance with any financial reporting requirement, then the plan administrator may require any Section 16 officer to repay or forfeit to us that part of the cash or equity incentive compensation received by that Section 16 officer during the preceding three years that the plan administrator determines was in excess of the amount that such Section 16 officer would have received had such cash or equity incentive compensation been calculated based on the financial results reported in the restated financial statement. The plan administrator may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid cash or equity incentive compensation and how much of such compensation to recoup from each Section 16 officer (which need not be the same amount or proportion for each Section 16 officer). The amount and form of the incentive compensation to be recouped shall be determined by the administrator in its sole and absolute discretion.

US Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of awards under the 2021 Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Non-Qualified Stock Options. A participant who has been granted a non-qualified stock option will not recognize taxable income upon the grant of a non-qualified stock option. Rather, at the time of exercise of such non-qualified stock option, the participant will recognize ordinary income for income tax purposes in an amount equal to the excess of the fair market value of the shares of common stock purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount that the participant recognizes ordinary income. If shares of common stock acquired upon exercise of a non-qualified stock option are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of such exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Incentive Stock Options. In general, no taxable income is realized by a participant upon the grant of an ISO. If shares of common stock are purchased by a participant, or option shares, pursuant to the exercise of an ISO granted under the 2021 Plan and the participant does not dispose of the option shares within the two-year period after the date of grant or within one year after the receipt of such option shares by the participant, such disposition a disqualifying disposition, then, generally (1) the participant will not realize ordinary income upon exercise and (2) upon sale of such option shares, any amount realized in excess of the exercise price paid for the option shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.” If option shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the option shares), over the exercise price paid for the option shares. Subject to certain exceptions, an option generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as a nonqualified stock option as discussed above. In general, we will receive an income tax deduction at the same time and in the same amount as the participant recognizes ordinary income.

Stock Appreciation Rights. A participant who is granted an SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares of common stock received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any shares of common stock received upon exercise of an SAR will be the fair market value of the shares of common stock on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Restricted Stock. A participant generally will not be taxed upon the grant of restricted stock, but rather will recognize ordinary income in an amount equal to the fair market value of the shares of common stock at the earlier of the time the shares become transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares of common stock will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the shares of common stock before the restrictions lapse will be taxable to the participant as additional compensation and not as dividend income, unless the individual has made an election under Section 83(b) of the Code. Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such stock is subject to restrictions or transfer and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares of common stock equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Restricted Stock Units. In general, the grant of RSUs will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares of common stock, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Other Awards. With respect to other stock-based awards, generally when the participant receives payment in respect of the award, the amount of cash and/or the fair market value of any shares of common stock or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

New Plan Benefits

Future grants under the 2021 Plan will be made at the discretion of the plan administrator and, accordingly, are not yet determinable. In addition, benefits under the 2021 Plan will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by participants. Consequently, at this time, it is not possible to determine the future benefits that might be received by participants receiving discretionary grants under the 2021 Plan.

Penny Stock Regulation.

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our common stock immediately following this offering may be subject to such penny stock rules, purchasers in this offering may find it more difficult to sell their common stock shares in the secondary market.

SELLING STOCKHOLDERS

The Common Stock being offered by the selling stockholders are those previously issued to the selling stockholders, and those issuable to the selling stockholders, upon exercise of the GHS Warrants and the Merger Warrants. For additional information regarding the issuances of those shares of Common Stock and warrants, see “Offering - The Transactions” above. We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. No selling shareholder other than David Ludvigson, Garrett Gruener, Greg Schiffman and Jerry Fiddler, the trustee of Zygote Ventures LLC, each of whom are directors of the Company, had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, preferred stock and warrants, as of June 16, 2022, assuming conversion of the Series D Preferred Stock and exercise of the GHS Warrants and Merger Warrants held by each such selling stockholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on (i) conversion of the preferred stock set forth therein or (ii) exercise of the warrants set forth therein.

Because the conversion price of the Series D Preferred Stock and the exercise price of the GHS Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Series D Preferred Stock and the GHS Warrants, a selling stockholder may not convert the Series D Preferred Stock or exercise the GHS Warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 9.99% of the outstanding shares of the Company (the “Maximum Percentage”). The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
GHS Investments LLC (1)	560,000	9,750,000	--
Simon Rosenberg	15,501	15,501	--
Warren Bock	227	227	--
Daniel Miller (2)	46,308	46,308	--
Susan Rapp	226	226	--
Stephen Spanos	543,249	543,249	--
Zygote Ventures LLC (3)	2,746,874	517,452	2,229,422
Karen Buitano	15,070	15,070	--
Future King, Inc. (4)	2,801,391	667,057	2,134,334
Calvert Research	6,469	6,469	--
Robert Frankel	91	91	--
Alexander K. Zettl	1,227	1,227	--
J. Leon & Company Limited (5)	316,180	316,180	--
Edward Penhoet	115,319	115,319	--
Samnaun LLC (6)	46,061	46,061	--
Garrett Gruener (7)	28,162,182	5,234,472	22,927,710
Greg Schiffman	36,168	36,168	--
Jui-Ming Yang	12,827	12,827	--
Donna Morrow	106	106	--
Steven Barrer & Mitchell Barrer Ten Com	198	198	--
H. Joseph Reiser	5,001	5,001	--
Eustace Mita	332	332	--
David Ludvigson (8)	1,662,884	92,595	1,570,289
Cure DM, Inc. (9)	75,130	75,130	--
Lorraine Upham	4,494	4,494	--
Claresa Levetan	7,574	7,574	--
Marvin Cohen	31	31	--
Jeremy Rosenblatt (10)	27,572	27,572	--
Deborah Novak	31	31	--
Deborah Novak & Timothy Maroney JT TEN	829	829	--
Jane Frankel Rittenhouse	235	235	--
Engel Fischer Revocable Inter Vivos Family Trust DTD 7/14/1992 (11)	133,417	133,417	--
Benno Friedman (12)	539,611	539,611	--
Pomona Capital VIII (13)	1,620	1,620	--
John & Katherine Steuart Joint Revocable Trust Dated 12/2/21 (14)	48,841	48,841	--
Lindal Frankel	361	361	--
Jennifer Frankel	42	42	--
Rita El-Hajj	3,787	3,787	--
William Frankel	2,125	2,125	--
William Frankel Enterprises (15)	26,275	26,275	--
Gerry Frankel	42	42	--
E.C. Coppola Family Limited Partnership (16)	176	176	--
Edward C. Coppola, Jr.	702	702	--
Physio-Control, Inc. (17)	1,973,752	394,750	1,579,002
CJY Holdings Limited (18)	3,794,367	758,874	3,035,493
Sarah B Holbrooke & David D Holbrooke JT TEN (19)	45,979	45,979	--
Joseph Duggan	11,195	11,195	--
Kim Pickett	199	199	--
Dakota Gruener	1,601	1,601	--

1)	Includes 7,500,000 shares of common stock issuable upon conversion of the Series D Preferred Stock and (ii) 2,250,000 shares of common stock issuable upon exercise of warrants. Mark Grober has voting and investment power over these securities.

2)	Includes 4,002 shares of common stock issuable upon exercise of warrants.

3)	Includes 35,217 shares of common stock issuable upon exercise of warrants. Jerry Fiddler has voting and investment power over these securities.

4)	Includes 106,779 shares of common stock issuable upon exercise of warrants. Wu An Ming has voting and investment power over these securities.

5)	Alexander Church has voting and investment power over these securities.

6)	Includes 4,002 shares of common stock issuable upon exercise of warrants. John van Merkensteijn has voting and investment power over these securities.

7)	Includes 202,404 shares of common stock issuable upon exercise of warrants.

8)	Includes 7,600 shares of common stock issuable upon exercise of warrants.

9)	Lorraine Upham has voting and investment power over these securities.

10)	Includes 2,401 shares of common stock issuable upon exercise of warrants.

11)	Includes 8,004 shares of common stock issuable upon exercise of warrants. Jerome Engel has voting and investment power over these securities.

12)	Includes 40,020 shares of common stock issuable upon exercise of warrants.

13)	Pomoma Management LLC, the investment manager of Pomona Capital VIII, L.P., has voting and investment power over these securities.

14)	John Steuart has voting and investment power over these securities.

15)	William Frankel has voting and investment power over these securities.

16)	Edward C. Coppola Jr. has voting and investment power over these securities.

17)	J. Andrew Pierce, President of Physio-Control, Inc., has voting and investment power over these securities.

18)	Conroy Chi-Heng Cheng has voting and investment power over these securities.

19)	Includes 4,002 shares of common stock issuable upon exercise of warrants.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the notes and exercise of the warrants to permit the resale of these shares of common stock by the holders of the notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we will receive the exercise price of any Warrants not exercised by the selling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $75,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York.

EXPERTS

M&K CPAs PLLC, an independent registered public accounting firm, has audited our financial statements as of and for the years ended December 31, 2020 and 2019, as set forth in their report which includes an unqualified opinion on the financial statements and an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

Registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, are required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy such periodic reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room, and the website of the Securities and Exchange Commission referred to above.

NANOMIX CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Nanomix Corporation

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Nanomix Corporation (the Company) as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the company has not yet realized any significant revenues from its planned operations and has had net losses of approximately $9.5 million and $6.2 million for the years ended December 31, 2021 and 2020, respectively, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The Consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Capital Stock and Other Equity Accounts

As discussed in Note 3, the Company issues stock options and warrants as stock-based compensation to employees and non-employees.

Auditing management’s calculation of the fair value of the options and warrants issued can be a significant judgment given the fact that the Company uses management estimates on various inputs to the calculations.

To test the valuation of the warrants and options, we evaluated management’s significant judgments and estimates. Significant judgements and estimates related to the valuation of the warrants and options include fair valuing of warrants and options which involve significant estimates of volatility, grant terms, risk-free rates and the use of historical trading data. We evaluated management’s conclusions regarding their fair values and reviewed support for the significant inputs used in the valuation model, as well as assessing the model for reasonableness. In addition, we evaluated the Company’s disclosure in relation to this matter included in Notes 3 to the consolidated financial statements.

s/ M&K CPAS, PLLC

M&K CPAS, PLLC

We have served as the Company’s auditor since 2020

Houston, TX

April 12, 2022

NANOMIX CORPORATION

CONSOLIDATED BALANCE SHEETS

	As of December, 31
	2021	2020
ASSETS
Current assets:
Cash	$297,351	$15,098
Accounts receivable	-	821
Prepaid expenses and other current assets	171,488	156,875
Total current assets	468,839	172,794
Deposit	97,555	60,000
Property and equipment, net	339,318	65,612
Other long-term assets	-	232,065
Total Assets	$905,712	$530,471

LIABILITIES, PREFERRED STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$407,943	$898,463
Accrued expenses	726,148	344,065
Accounts payable and accrued expenses, related party	354,973	50,000
Accrued interest	332,561	132,175
Accrued interest, related party	-	1,810,232
Convertible note payable, net of discount	200,000	-
Notes payable, related party	547,821	-
Notes payable marketing	450,000	-
Deferred Revenues	293,523	188,741
Other current liabilities	12,129	313,146
Total current liabilities	3,325,098	3,736,822
Notes payable – net of current portion	-	610,000
Notes payable, related party – net of current portion	-	8,307,000
Secured Promissory Note, net of discount	2,012,287	-
Secured Promissory Note, net of discount, related party	1,603,778	-
Other long-term liabilities	0	402,154
Total Liabilities	6,941,163	13,055,976

Commitments and Contingencies (Note 7)
Preferred stock; $0.00001 par value, 120,467,864 shares authorized, 0 and 101,015,049 issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	-	40,070,108
Preferred stock B; 1,000,000 shares designated, 963,964 and 0 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	963,964	-
Preferred stock C; 1,000,000 and 0 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	14,670,633	-

Stockholders’ deficit:
Common stock; $0.001 par value, 2,000,000,000 shares authorized, 5,300,084 and 4,298 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	5,300	-null-
Additional paid-in capital	85,092,094	44,727,171
Stock payable	20,375	-
Accumulated deficit	(106,787,817)	(97,322,784)
Total stockholders’ deficit	(21,670,048)	(52,595,613)
Total Liabilities, Preferred Stock Subject to Redemption and Stockholders’ Deficit	$905,712	$530,471

The accompanying notes are an integral part of the consolidated financial statements

NANOMIX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	December 31,
	2021	2020

Revenues	$141,778	$513,244

Operating costs and expenses:
Research and development	3,017,263	4,184,820
Selling, general and administrative expenses	2,849,666	1,234,784
Total operating expenses	5,866,929	5,419,604
Loss from operations	(5,725,151)	(4,906,360)

Other income (expense):
Interest income	2	6
Interest expense	(1,644,829)	(209,538)
Interest expense, related, party	(572,347)	(1,076,478)
Change in fair value of derivative liability	15,282	-
Change in fair value of warrant liability	438,972	-
Forgiveness of PPP loan and accrued interest	408,242
Loss on debt modification	(2,385,204)	-
Total income (expense)	(3,739,882)	(1,286,010)

Loss before income taxes	(9,465,033)	(6,192,370)
Provision for income taxes	-	-
Net loss	$(9,465,033)	$(6,192,370)

Weighted average number of common shares outstanding – basic and diluted	5,300,084	4,298

Net loss per common share – basic and diluted	(1.79)	(1,440.76)

The accompanying notes are an integral part of the consolidated financial statements

NANOMIX CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

Years Ended December 31, 2021 and 2020

	Stockholders’ Deficit
			Stock	Additional	Total
	Common Stock		payable	Paid-in	Accumulated	Stockholders’	Mezzanine
	Shares	Amount	Amount	Capital	Deficit	Deficit	Equity
Balance, December 31, 2019	4,298	-null-	$-	$44,465,702	$(91,130,414)	$(46,664,712)	$40,070,108
Stock based compensation	-	-	-	261,469	-	261,469
Net loss	-	-	-	-	(6,192,370)	(6,192,370)
Balance, December 31, 2020	4,298	-null-	$-	$44,727,171	$(97,322,784)	$(52,595,613)	$40,070,108
Stock based compensation	-	-	-	193,747	-	193,747
Warrants issued with notes				5,796,609		5,796,609
Issuance of Common Shares	4,700	-null-	-	23,450	-	23,450
Preferred Stock conversion into common stock	618,687	6	-	40,070,102	-	40,070,108	(40,070,108)
Notes payable and accrued interest conversion into common stock	571,621	6	-	10,639,610	-	10,639,616
Preferred Stock C exchange for Nanomix Common Stock	(1,199,306)	(12)	-	(14,670,621)	-	(14,670,633)	14,670,633
Merge with Boston Therapeutics	5,300,084	5,300	-	(3,870,990)	-	(3,865,690)	963,964
Loss on debt modification			-	2,385,204		2,385,204
Nanomix common stock purchase				(202,188)		(202,188)
Nanomix options exercised			20,375			20,375
Net loss	-	-	-	-	(9,465,033)	(9,465,033)
Balance, December 31, 2021	5,300,084	$5,300	$20,375	$85,092,094	$(106,787,817)	$(21,670,048)	$15,634,597

The accompanying notes are an integral part of the consolidated financial statements

NANOMIX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years
	Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(9,465,033)	$(6,192,370)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization expense	64,597	28,331
Stock-based compensation	160,593	82,238
Warrants	33,154	179,231
Amortization of debt discount	1,477,895	-
Loss on debt modification	2,385,204	-
Change in fair value of derivative liability	(15,282)	-
Change in fair value of warrant liability	(438,972)	-
Leasing	2,885	38,050
Forgiveness of PPP loan and accrued interest	(408,242)	-
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
Accounts receivable	821	(821)
Prepaid expenses	(14,613)	(152,429)
Other assets	(37,555)	(40,000)
Accounts payable	(754,509)	764,322
Accrued expenses	(292,400)	192,779
Accounts payable and accrued expenses, related party	367,473	12,500
Accrued Interest	127,991	82,983
Accrued Interest, related party	572,346	1,076,478
Other liabilities	(83,942)	12,639
Net cash used by operating activities	(6,317,589)	(3,916,069)

Cash flows from investing activities:
Purchase of property and equipment	(336,157)	(43,421)
Cash received with merge with Boston Therapeutics	63,362	-
Net cash used by investing activities	(272,795)	(43,421)

Cash flows from financing activities:
Proceeds from notes payable	410,000	250,000
Proceeds from notes payable, related party	290,000	2,732,000
Net proceeds from notes payable - related parties	50,000	-
Repayments of notes payable - related parties	(50,000)	-
Proceeds from Secured Promissory Notes	6,331,000	-
Proceeds from borrowing PPP loan	-	402,154
Proceeds from issuance of common stock	23,450	-
Proceeds from options exercised	20,375	-
Re-purchase of Nanomix common shares	(202,188)	-
Net cash provided by financing activities	6,872,637	3,384,154

Net increase (decrease) in cash	282,253	(575,336)

Cash at the beginning of the year	15,098	590,434
Cash at the end of the year	$297,351	$15,098

Non-cash investing and financing transactions:
Right-of-use asset obtained in exchange for lease obligations	(232,065)	(192,788)
Lease liability	229,180	154,738
Convertible notes payable for accrued expenses	62,500	75,000
Preferred stock conversion into common stock	40,070,108	-
Secured promissory note for related party for related party note payable	1,603,778	-
Common stock for convertible note payable	10,639,616	-
Discount for beneficial conversion feature and warrants issued with notes	5,796,609	-

The accompanying notes are an integral part of the consolidated financial statements

NANOMIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2021 and 2020

NOTE 1 – THE COMPANY AND NATURE OF BUSINESS

Nature of Operations

Boston Therapeutics, Inc. (the “Company”) was formed as a Delaware corporation on August 24, 2009 under the name Avanyx Therapeutics, Inc. On November 10, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Boston Therapeutics, Inc., a New Hampshire corporation (“BTI”) providing for the merger of BTI into the Company with the Company being the surviving entity (the “Merger”), the issuance by the Company of 4,000,000 shares of common stock to the stockholders of BTI in exchange for 100% of the outstanding common stock of BTI, and the change of the Company’s name to Boston Therapeutics, Inc. On February 12, 2018, the Company acquired CureDM Group Holdings LLC (“CureDM”), for 47,741,140 shares of common stock of which 25,000,000 were delivered at closing and 22,741,140 were to be delivered in four equal tranches of 5,685,285 each upon the achievement of specific milestones. On January 26, 2021, Boston Therapeutics, Inc., a Delaware corporation (the “Company”), BTHE Acquisition Inc., a California corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Nanomix, Inc., a California corporation (“Nanomix”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, Merger Sub merged with and into Nanomix, with Nanomix continuing as a wholly-owned subsidiary of the Company and the surviving corporation of the merger (the “Merger”). As consideration for the Merger, the Company issued to the shareholders of Nanomix 1,000,000 shares of a newly created Series C Convertible Preferred Stock of the Company (the “Preferred Stock”). Upon the effectiveness of the amendment to our Certificate of Incorporation to effectuate the reverse stock split of one-for-173, all such shares of Preferred Stock issued to Nanomix shareholders shall automatically convert into approximately 35,644,997 shares of common stock of the Company, the warrants to be assumed at closing may be exercisable into approximately 2,124,687 shares of common stock of the Company and the options and restricted stock units to be assumed at closing may be exercisable into approximately 5,718,838 shares of common stock of the Company. The shares of common stock issuable upon conversion of the Preferred Stock together with warrants, restricted stock units and options to be assumed on the closing date shall represent approximately 80% of the outstanding shares of Common Stock of the Company upon closing of the Merger. The merger closed on June 4, 2021.See Note 9

Nanomix has developed an advanced mobile Point-of-Care (POC) diagnostic system that can be used in performing a wide range of in vitro diagnostic tests in many environments. Our goal is to provide laboratory quality testing for time sensitive medical conditions, at the first point of contact that a patient has with the healthcare system, no matter where that occurs. The Nanomix eLab® system is CE Marked, a 510(k) is currently in development, and Emergency Use Application (EUA) for COVID testing has been submitted to the FDA. Nanomix intends to market and sell the Nanomix eLab system for the detection and diagnosis of a variety of time sensitive medical conditions.

NOTE 2 – BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

The Company currently operates in one business segment focusing on the development of mobile diagnostic tests. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker, the Chief Executive Officer, who comprehensively manages the entire business. The Company does not currently operate any separate lines of business or separate business entities.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has not yet realized any significant revenues from its planned operations. The Company had net losses of approximately $9.5 million and $6.2 million for the years ended December 31, 2021 and 2020, respectively. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Since inception, the operations of the Company have been funded through the sale of common stock, preferred stock subject to redemption, debt and convertible debt, and derived revenue from contract research and development services. Management believes that its existing working capital is insufficient to fund the Company’s operations for the next twelve months. As a result, the Company will need to raise additional capital to fund its operations and continue to conduct activities that support the development and commercialization of its products. Management intends to raise additional funds by way of public or private offering and continued contract research and development services. Management cannot be certain that additional funding will be available on acceptable terms, or at all to the extent that the Company raises additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business. If the Company is not able to raise additional capital when required or an acceptable terms, the Company may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that the Company would otherwise seek to develop or commercialize.

The consolidated financial statements do not include any adjustments that might be necessary if Company is unable to continue as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned or controlled operating subsidiaries. All intercompany accounts and transactions have been eliminated.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the consolidated financial statements and related disclosures in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires the Company’s management to make judgments, assumptions and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates and these differences may be material. The more significant estimates and assumptions by management include among others: recoverability of long-lived assets, accrued liabilities, the valuation allowance of deferred tax assets resulting from net operating losses and the valuation of the Company’s common stock, preferred stock, warrants and options on the Company’s common stock.

Revenue Recognition

Revenues are derived from two sources:

●	Net product sales,

●	R&D revenue.

The Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. The Company recognizes revenue following the five-step model prescribed under Accounting Standards Update (“ASU”) 2014-09 ASC 606 – Revenue from Contracts with customers: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

Product Revenue

Revenue from product sales are recognized when the customer obtains control of the Company’s product, which occurs at a point in time, typically upon tendering the product to the customer. The Company expenses incremental costs of obtaining a contract as and when incurred because the expected amortization period of the asset that it would have recognized is one year or less or the amount is immaterial. Freight and distribution activities on products are performed when the customer obtains control of the goods. The Company has made an accounting policy election to account for shipping and handling activities that occur either when or after goods are tendered to the customer as a fulfillment activity, and therefore recognizes freight and distribution expenses in cost of product sales. The Company excludes certain taxes from the transaction price (e.g., sales, value added and some excise taxes).

The Company’s contracts with customers may include promises to transfer products or services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require judgment to determine the stand-alone selling price (“SSP”) for each distinct performance obligation. SSP is directly observable, and the Company can use a range of amounts to estimate SSP, as it sells products and services separately, and can determine whether there is a discount to be allocated based on the relative SSP of the various products and services, for the various geographies.

The Company’s payment terms vary by the type and location of the Company’s customer and products or services offered. Payment terms differ by jurisdiction and customer, but payment is generally required in a term ranging from 30 to 60 days from date of shipment or satisfaction of the performance obligation. From time to time the Company may receive prepayment from customers for products to be manufactured or component materials to be procured and shipped in future dates. Customer payments in advance of the applicable performance obligation are deferred and recognized when the product has been tendered to the customer.

R&D Revenue

All contracts with customers are evaluated under the five-step model described above. The company recognizes income from R&D milestone-based contracts when those milestones are reached and non-milestone contracts and grants when earned. These projects are invoiced after expenses are incurred. Any projects or grants funded in advance are deferred until earned.

Cash and Cash Equivalents

For purposes of the Consolidated Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2021, the Company places all of its cash and with one financial institution. Such funds are insured by The Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. Cash balances could exceed insured amounts at any given time; however, the Company has not experienced any such losses. At December 31, 2021 and 2020 there were no cash equivalents.

Allowances for Sales Returns and Doubtful Accounts

The allowance for sales returns is based on the Company’s estimates of potential future product returns and other allowances related to current period product revenue. The Company analyzes historical returns, current economic trends and changes in customer demand and acceptance of the Company’s products. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of customer accounts and the aging of the related invoices, and represents the Company’s best estimate of probable credit losses in its existing trade accounts receivable. The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, the age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay. We determined that no allowances for sales returns and doubtful accounts were required at December 31, 2021 and 2020.

Property and Equipment

Property and equipment are carried at cost and depreciated or amortized using a straight-line basis over the estimated useful lives of assets, as follows:

Computer equipment	3 years
Office furniture and equipment	5 years
Laboratory equipment	4 years
Manufacturing equipment	5 years

Leasehold improvements are depreciated over the shorter of their estimated useful lives or the term of the respective lease on a straight line basis.

The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation will be removed from the accounts and the resulting gain or loss, if any, will be reflected in operations.

The Company will assess the recoverability of property and equipment by determining whether the depreciation and amortization of these assets over their remaining life can be recovered through projected undiscounted future cash flows. The amount of equipment impairment, if any, will be measured based on fair value and is charged to operations in the period in which such impairment is determined by management.

Income Taxes

The Company accounts for income taxes under an asset and liability approach that recognizes deferred tax assets and liabilities based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The Company follows a more-likely than -not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return.

The company assesses the realizability of its net deferred tax assets on an annual basis. If, after considering all relevant positive and negative evidence, it is more likely than not that some portion or all of the net deferred tax assets will not be realized, the Company will reduce the net deferred tax assets by a valuation allowance. The realization of the net deferred tax assets is dependent on several factors, including the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards.

The Company has no uncertain tax positions at any of the dates presented.

Foreign Currency Translation

The Company derives a portion of its revenue from foreign countries, but customers pay in U.S. Dollars. Therefore, no adjustments are required in the accompanying consolidated financial statements for foreign currency transactions.

Research and Development Costs

The Company expenses the cost of research and development as incurred. Research and development expenses comprise costs incurred in performing research and development activities, including clinical trial costs, manufacturing costs for both clinical and pre-clinical materials as well as other contracted services, license fees, and other externa costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather when payment is made, in accordance with ASC 730, Research and Development.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs ( Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company had no assets or liabilities which were measured at fair value on a nonrecurring basis during the reporting periods.

Fair Value of Financial Instruments

In accordance with current accounting standards, certain assets and liabilities must be measured at fair value. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. ASC 820 requires that certain assets and liabilities must be measured at fair value, and the standard details the disclosures that are required for items measured at fair value. The Company had no assets and liabilities required to be measured on a recurring basis at December 31, 2021 and 2020.

The current assets and current liabilities reported on the Company’s balance sheets are estimated by management to approximate fair market value due to their short-term nature.

Employee Stock-based Compensation

Stock-based compensation issued to employees and members of the Company’s Board of Directors is measured at the date of grant based on the estimated fair value of the award, net of estimated forfeitures. The grant date fair value of a stock-based award is recognized as an expense over the requisite service period of the award on a straight-line basis.

For purposes of determining the variables used in the calculation of stock-based compensation issued to employees, the Company performs an analysis of current market data and historical data to calculate an estimate of implied volatility, the expected term of the option and the expected forfeiture rate. With the exception of the expected forfeiture rate, which is not an input, the Company uses these estimates as variables in the Black-choles option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in the Company’s Statements of Operations. In addition, any differences between estimated forfeitures and actual forfeitures could also have a material impact on the Company’s financial statements.

Stock-Based Compensation Issued to Non-employees

Common stock issued to non-employees for acquiring goods or providing services is recognized at fair value when the goods are obtained or over the service period, which is generally the vesting period. If the award contains performance conditions, the measurement date of the award is the earlier of the date at which a commitment for performance by the non-employee is reached or the date at which performance is reached. A performance commitment is reached when performance by the non-employee is probable because of sufficiently large disincentives for nonperformance.

Earnings per Share

The computation of basic earnings per common share is based on the weighted average number of shares outstanding during the period. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the weighted average common stock equivalents which would arise from the exercise of stock options, warrants, convertible preferred stock and other rights during the period.

For the years ended December 31, 2021 and 2020, the diluted weighted average number of shares is the same as the basic weighted average number of shares as the inclusion of any common stock equivalents would be anti-dilutive.

Recent Accounting Pronouncements Affecting the Company:

Recently Adopted

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. This guidance had no effect on the Company’s consolidated financial statements upon adoption in 2021.

NOTE 4 – REVENUE

Deferred Revenue

The company recognizes income from R&D milestone-based contracts when those milestones are reached and non-milestone contracts and grants when earned. These projects are invoiced after expenses are incurred. Any projects or grants funded in advance are deferred until earned.

From time to time the Company may receive prepayment from customers for products to be manufactured or component materials to be procured and shipped in future dates. Customer payments in advance of the applicable performance obligation are deferred and recognized in accordance with ASC 606.

As of December 31, 2021 and 2020, there were $293,523 and $188,741 unearned advanced revenues, respectively.

Disaggregation of Revenue

The following table disaggregates total revenues for the periods ending December 31, 2021 and 2020:

	Years Ended
	December 31,
	2021	2020
Net Product sales	$-	$60,375
Government grant income	141,778	452,869
	$141,778	$513,244

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2021 and 2020:

	As of December 31,
	2021	2020
Computer Equipment &Office Equipment	$27,453	$16,511
Lab Equipment	300,112	294,578
Manufacturing Equipment	435,220	113,393
Furniture and fixtures	14,370	14,370
Leasehold Improvements	20,232	20,232
Total property and equipment	797,387	459,084
Accumulated depreciation	(458,069)	(393,472)
Total property and equipment, net of accumulated depreciation	$339,318	$65,612

Depreciation expense was $64,597 and $28,331 for the years ended December 31, 2021 and 2020.

NOTE 6 – NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE

Convertible Note payable, net of discount

In August and September 2016, the Company issued senior convertible debentures for an aggregate of $1,600,000 (the “Convertible Debentures”) in exchange for an aggregate net cash proceeds of $1,327,300, net of financing costs. The Convertible Debentures have a stated interest rate of 6% per annum payable quarterly beginning June 30, 2017 and were due two years from the date of issuance, the latest due September 15, 2018 and are convertible into shares of the Company’s common stock at the option of the holder at a conversion price of $12.975 with certain anti-dilutive (reset) provisions and are subject to forced conversion if either i) the volume weighted average common stock price for each of any 10 consecutive trading days equals or exceeds $86.50, or (ii) the Company’s elects to lists a class of securities on a national securities exchange.

As long as the convertible notes remain outstanding, the Company is restricted from incurring any indebtedness or liens, except as permitted (as defined), amend its charter in any matter that materially effects rights of noteholders, repay or repurchase more than de minimis number of shares of common stock other than conversion or warrant shares, repay or repurchase all or any portion of any indebtedness or pay cash dividends.

The Convertible Notes and accrued interest were exchanged into common stock prior to the merger leaving a remaining Convertible notes payable balance of $200,000 as of December 31, 2021. Accrued interest $55,008 and $0 was included in accrued interest balance as of December 31, 2021 and 2020, respectively.

Notes Payable

Through December 31, 2011, a founder of the company and significant shareholder, Dr. David Platt advanced $257,820 to the Company to fund start-up costs and operations. Advances by Dr. Platt carry an interest rate of 6.5% and were due on June 29, 2013. On May 7, 2012, Dr. Platt and the Company’s former President and also a significant shareholder entered into promissory notes to advance to the Company $20,000 each for an aggregate of $40,000. The notes accrue interest at 6.5% per year and were due June 30, 2013. The outstanding notes of $297,820 were amended each year to extend the maturity dates. Effective June 30, 2015, the outstanding notes for Dr. Platt were amended to extend the maturity dates to June 30, 2017. During 2017, the Company made fully paid the note and all accrued interest to the former President of the Company. Dr. Platt’s notes and accrued interest remain outstanding and are classified as current liabilities.

In December 2013, the Board of Directors agreed to indemnify Dr. Platt for legal costs incurred in connection with an arbitration (now concluded) initiated before the American Arbitration Association by Galectin Therapeutics, Inc. (formerly named Pro-Pharmaceuticals, Inc.) for which Dr. Platt previously served as CEO and Chairman. Galectin sought to rescind or reform the Separation Agreement entered into with Dr. Platt upon his resignation from Galectin to remove a $1.0 million milestone payment which Dr. Platt asserted he was entitled to receive and to be repaid all separation benefits paid to Dr. Platt. The Company initially capped the amount for which it would indemnify Dr. Platt at $150,000 in December 2013 and Dr. Platt agreed to reimburse the indemnification amounts paid by the Company should he prevail in the arbitration. The Board decided to indemnify Dr. Platt after considering a number of factors, including the scope of the Company’s existing indemnification obligations to officers and directors and the potential impact of the arbitration on the Company. In May 2014, the Board approved a $50,000 increase in indemnification support, solely for the payment of outside legal expenses. The Company recorded a total of $182,697 in costs associated with Dr. Platt’s indemnification, of which $119,401 was expensed in the year ended December 31, 2013 and of which $63,296 was expensed in the year ended December 31, 2014. In July 2014, the arbitration was concluded in favor of Dr. Platt, confirming the effectiveness of the separation agreement and payment was made to Dr. Platt in July 2014.

On March 2, 2015, the Board of Directors voted to reduce the amount that Dr. Platt was required to reimburse the Company to $82,355 and to offset this amount against interest accrued in respect of the outstanding note payable to Dr. Platt. In addition, the Board determined that Dr. Platt would be charged interest related to the $182,697 indemnification payment since funds were received by Dr. Platt in July 2014. The Board of Directors concluded the foregoing constituted complete satisfaction of Dr. Platt’s indemnification by the Company. Accordingly, the Company recorded the reduction in accrued interest through equity during the year ended December 31, 2015. As of December 31, 2021 and 2020, the balance of the notes payable to Dr. Platt totaled $277,821 and are included in notes payable. Accrued interest $127,575 and $0 was included into accrued interest balance as of December 31, 2021 and 2020, respectively.

During 2021 the company issued notes payable for a total amount of $270,000 to CJY Holdings, Ltd (“CJY”). CJY is a Hong Kong company owned by Conroy Chi-Heng Cheng, a former director of Boston Therapeutics. The CJY Note is an unsecured obligation of the Company. Principal and interest under the CJY Note is due and payable after one year. Interest accrues on the CJY Note at the rate of 10% per annum. As of December 31, 2021 and 2020, the balance of the notes payable to CJY totaled $270,000 and $0 and are included notes payable. Accrued interest $23,485 and $0 was included into accrued interest balance as of December 31, 2021 and 2020, respectively.

Note Payable Marketing

On June 26, 2018, the Company entered into a License Agreement with Level Brands, Inc. (NYSE: LEVB), an innovative licensing, marketing and brand management company with a focus on lifestyle-based products which includes an exclusive license to the Kathy Ireland® Health & Wellness™ brand. Under the terms of the License Agreement, the Company received a non-exclusive, non-transferrable license to use the Kathy Ireland Health& Wellness™ trademark in the marketing, development, manufacture, sale and distribution of the Sugardown® product domestically and internationally. The initial term of the License Agreement is seven years, with an automatic two-year extension unless either party notifies the other of non-renewal at least 90 days prior to the end of the then current term. Level Brands has agreed to use its commercially reasonable efforts to perform certain promotional obligations, including: (i) producing four branded videos to promote the licensed product and/or the Company; (ii) creation of an electronic press kit; (iii) making their media and marketing teams available for use in creating the video content for which the Company will separately compensate; and (iv) curate social media posts in multiple social media channels.

As compensation, the Company will provide Level Brands with the following:

●	A marketing fee of $850,000, for development of video content and an electronic press kit which will be used ongoing to support product marketing. This fee is paid with a promissory note of $450,000 and a number of shares of stock of the Company valued at $400,000 in accrued expenses, based on the closing price on the day prior to the effective date;

●	Quarterly fees for the first two years of up to $100,000 and issuance of 100,000 shares each quarter, based on sales volumes. The Company has the right to make all the stock payments in cash; and

●	a royalty of 5% of the gross licensed marks sales up to $10,000,000, 7.5% royalty on sales from $10,000,000 to $50,000,0000 and 10% on sales over $50,000,000,payable monthly as well as a 1% of all revenue for all Company products as of the date hereof.

The note payable of $450,000 bears interest at 8% and matures December 31, 2019, unless the Company raises $750,000 through Level Brands prior to that date in which case the Note is to be repaid in full including accrued interest. Accrued interest at December 31, 2021 and 2020 totaled $126,493 and $0, respectively. As of December 31, 2021 and 2020 the principal balance of the marketing note was $450,000.

As of December 31, 2021, the Company has not issued the $400,000 of common stock which was due upon execution of the agreement or any of the shares pursuant to the quarterly fee. The $400,000 is included in accrued expenses at December 31, 2021. Due to the Company’s low sales volume, no accrual for royalties is included in the financial statements as the amounts would not be material.

Level Brands sued the Company for non-performance under the contract. The matter was taken to arbitration with both parties claiming nonperformance under the contract. In October 2019, the arbitration was dismissed without prejudice.

Convertible Note Payable

From 2018 to June 3, 2021, the Company issued a total of $8.7 million of unsecured notes payable to investors including $7.7 million to related parties. These notes bear interest at a rate of 15% per annum and include a common stock warrant equal to 30% of the face value of the note. The outstanding principal, and accrued but unpaid interest on the notes converts into fully paid and non-assessable shares of Special Preferred Stock at a price of $0.32276 per share in a Qualified Investment. In the event of conversion not in conjunction with a Qualified Investment, the notes are convertible into Common Stock at a price of $18.613. As of June 3, 2021 and December 31, 2020, the Company had $1,960,116 and $1,429,327 interest accrued, respectively.

On June 4,2021 as a part of merger, the principal amount and accrued interest were converted into 571,621 shares of Common Stock, fully converting the notes and accrued interest as of December 31, 2021. The principal and accrued interest were converted per the terms of the agreement as such no gain or loss was recognized. The merger did not meet the Qualified Investment criteria.

Note Payable and Senior Secured Convertible Notes

In May 2018, the Company issued a secured note payable to a related party for a total amount of $1.0 million with a 90-day maturity. The maturity date of this note was extended by mutual agreement with the note holder and the note was outstanding until June 25, 2021. As of June 25,2021, and December 31, 2020, the Company has $603,778 and $510,444 interest accrued respectively.

On June 25, 2021, the Company and the $1.0 secured million note payable Holder entered into exchange agreement, whereby the company issued the Holder a Senior Secured Convertible Note in the principal amount of $1,603,778 with a maturity date of June 18, 2023. On the maturity date, the Company shall pay to the Holder an amount in cash representing 115% of all outstanding Principal. No interest shall accrue thereunder unless and until an Event of Default has occurred. At any time after the Issuance Date, this Note may be convertible into validly, fully paid and non-assessable shares of Common Stock. As an incentive to enter into the agreement, the noteholder was also granted 779,025 2-year warrants exercisable at $2.0587. The issuance of the note and warrants resulted in a loss on modification of debt of $2,385,204. As of December 31, 2021, the note balance was $1,603,778.

On June 25, 2021, the Company and Gold Blaze Limited Vistra Corporate Services entered into exchange agreement, where the company issued the Gold Blaze Limited Vistra Corporate Services Senior Secured Convertible Note in the principal amount of $500,000 with a maturity date of June 25, 2023. On the maturity date, the Company shall pay to the Holder an amount in cash representing 115% of all outstanding Principal. No interest shall accrue thereunder unless and until an Event of Default has occurred. At any time after the Issuance Date, this Note may be convertible into validly, fully paid and non-assessable shares of Common Stock. As an incentive to enter into the agreement, the noteholder was also granted 242,872 2-year warrants exercisable at $2.0587. The issuance of the note and warrants resulted in a discount from the beneficial conversion feature totaling $500,000. As of December 31, 2021, the note was shown net of unamortized discount of $375,000. Discount amortization for the year ended December 31, 2021 was $125,000.

In June 25, 2021, the Company issued a Senior Secured Convertible Note to HT Investment MA LLC for a principal amount $5.0 million and maturity date of June 25, 2023. On the maturity date, the Company shall pay to the Holder an amount in cash representing 115% of all outstanding Principal. No interest shall accrue thereunder unless and until an Event of Default has occurred. At any time after the Issuance Date, this Note may be convertible into validly, fully paid and non-assessable shares of Common Stock. As an incentive to enter into the agreement, the noteholder was also granted 2,428,717 2-year warrants exercisable at $2.0587. The issuance of the note and warrants resulted in a discount from the beneficial conversion feature totaling $4,500,000. Funds received were $4,500,000 net of an original issue discount of $500,000. As of December 31, 2021, the note was shown net of unamortized discount of $3,750,000. Discount amortization for the year ended December 31, 2021 was $1,250,000.

In September 27, 2021, the Company issued a Senior Secured Convertible Note to Dr. Harold Parnes for a principal amount $1.2 million and maturity date of September 27, 2023. On the maturity date, the Company shall pay to the Holder an amount in cash representing 115% of all outstanding Principal. No interest shall accrue thereunder unless and until an Event of Default has occurred. At any time after the Issuance Date, this Note may be convertible into validly, fully paid and non-assessable shares of Common Stock. As an incentive to enter into the agreement, the noteholder was also granted 582,892 2-year warrants exercisable at $2.0587. The issuance of the note and warrants resulted in a discount from the beneficial conversion feature totaling $222,534 and a discount from the relative fair value of warrants issued of $494,802. As of December 31, 2021, the note was shown net of unamortized discount of $624,680. Discount amortization for the year ended December 31, 2021 was $92,656.

In September 27, 2021, the Company issued a Senior Secured Convertible Note to Steve Schrader for a principal amount $131 thousand and maturity date of September 27, 2023. On the maturity date, the Company shall pay to the Holder an amount in cash representing 115% of all outstanding Principal. No interest shall accrue thereunder unless and until an Event of Default has occurred. At any time after the Issuance Date, this Note may be convertible into validly, fully paid and non-assessable shares of Common Stock. As an incentive to enter into the agreement, the noteholder was also granted 64,604 2-year warrants exercisable at $2.0587. The issuance of the note and warrants resulted in a discount from the beneficial conversion feature totaling $24,775 and a discount from the relative fair value of warrants issued of $54,598. As of December 31, 2021, the note was shown net of unamortized discount of $69,033. Discount amortization for the year ended December 31, 2021 was $10,239.

Paycheck Protection Program (PPP Loan)

On May 5, 2020, the Company received a U.S. Small Business Administration Loan under the Paycheck Protection Program (PPP Loan) primarily for payroll costs related to the COVID-19 crisis in the amount of $402,154. Under the Paycheck Protection Program, the PPP Loan has a fixed interest rate of 1%, a maturity date is twenty-four (24) months from the date of the funding of the loan. Pursuant to the terms of the PPP Loan, the Company may apply for forgiveness of the amount due on the PPP Loan in an amount equal to the sum of the following costs incurred by the Company during the 8-week period (or any other period that may be authorized by the U.S. Small Business Association) beginning on the date of first disbursement of the loan: payroll costs, any payment of interest on a covered mortgage obligation, payment on a covered rent obligation, and any covered utility payment. The amount of PPP Loan forgiveness shall be calculated in accordance with the requirements of the Paycheck Protection Program, including the provisions of Section 1106 of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), although no more than 25% of the amount forgiven can be attributable to non-payroll costs. The Company has applied for forgiveness of the full loan amount, and at November 1 , 2021 received loan forgiveness $402,154 in principal and $6,088 in interest, which was recorded as a gain on forgiveness of debt to the consolidated statement of operations. As of December 31, 2021 and 2020, the Company has $0 and $2,636 interest accrued, respectively.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Preferred Stock

Preferred Stock

The following table represents a Preferred Stock by Series as of December 31, 2020:

Convertible Preferred Stock	Issued and outstanding shares	Issue price	Outstanding value
Series AA (Authorized: 1,045,650):	1,045,650	$1.15	$1,202,498
Series BB (Authorized: 22,120,639):	22,120,639	0.08111	1,794,205
Series CC (Authorized: 13,761,489):	13,761,489	0.46175	6,354,368
Series DD (Authorized: 45,000,000):	33,790,975	0.61971	20,940,605
Series EE-1 (Authorized: 17,000,000):	14,030,343	0.32276	4,528,434
Series EE-2 (Authorized: 18,000,000):	16,265,953	0.32276	5,249,999
	101,015,049		$40,070,108

On June 4, 2021, as consideration for the Merger, the Company converted 101,015,049 shares of preferred stock into 618,687 shares of common stock:

Convertible Preferred Stock	Preferred stock shares Outstanding	Conversion Ratio	Common Stock Shares Outstanding
Series AA:	1,045,650	0.007064	7,386
Series BB:	22,120,639	0.005780	127,865
Series CC:	13,761,489	0.006256	86,093
Series DD:	33,790,975	0.006576	222,220
Series EE-1:	14,030,343	0.005780	81,100
Series EE-2:	16,265,953	0.005780	94,023
Total Preferred Stock:	101,015,049		618,687

Series B

The Company has designated 1,000,000 shares of its preferred stock as Series B Preferred Stock. Each share of Series B Preferred Stock has a stated value of $1. Each share of the Series B Preferred Stock is convertible into 1,000 shares of the Company’s common stock. The Series B Preferred Stock shall have no voting rights until January 1, 2022 when it will be on an as converted basis (subject to limitations) and liquidation preference for each share of Series B Preferred Stock at an amount equal to the stated value per share.

As of December 31, 2021, the Company has 963,964 shares of Series B Preferred Stock outstanding. The Series B Preferred Stock has been classified outside of permanent equity and liabilities since it embodies a conditional obligation that the Company may settle by paying the monetary value in cash upon a liquidation event due to the liquidation preferences of the Series B Preferred Stock based upon its designation.

The Series B preferred stock shares are accounted for outside of permanent equity due to the terms of cash-redemption features.

Series C

As consideration for the Merger, the Company issued to the shareholders of Nanomix 1,000,000 shares of a newly created Series C Convertible Preferred Stock of the Company (the “Preferred Stock”). Upon the effectiveness of the amendment to our Certificate of Incorporation to effectuate the reverse stock split of one-for-173, all such shares of Preferred Stock issued to Nanomix shareholders shall automatically convert into approximately 35,644,997 shares of common stock of the Company. Shares of the Series C Preferred Stock shall be entitled to vote on any matter and shall each collectively represent 80% of the votes eligible to be cast in any manner. The Series C Preferred Stock are not entitled to any dividends (unless specifically declared by our Board), but will participate on an as-converted-to-common-stock basis in any dividends to the holders of our common stock. The Series C Preferred Stock has been classified outside of permanent equity and liabilities since it embodies a conditional obligation that the Company may settle by paying the monetary value in cash upon a liquidation event due to the liquidation preferences of the Series C Preferred Stock based upon its designation.

The Series C preferred stock shares are accounted for outside of permanent equity due to the terms of cash-redemption features.

Research and Development Arrangement

In April of 2020, the Company received a BARDA fixed price, cost sharing contract for development and EUA filing of COVID-19 Antibody and Antigen tests on the Nanomix eLab platform. The total amount of the milestone-based contract was $569,647. As of December 31, 2021, the full amount of $569,467 had been received under the contract.

Employments Agreements

The Company does not have Employment Agreements with any employees. All employees are employed under “at will” arrangements without guarantees or separation arrangements.

Leases

The Company leased its facility under sublease agreement. The Sublease term is from November 19, 2019 to December 15, 2021. The sublease agreement was extended till December 31, 2021. Rent expense is recognized on a straight-line basis over the lease term. The company incurred rent expense, which is included as part of selling, general and administrative expenses, of $361,035 and $231,914 for the years ended December 31, 2021 and 2020, respectively. See details at Note 8.

On December 6, 2021 the Company signed the short-term lease agreement with term from January 1, 2022 to March 31, 2022. See details at Note 8. See Note 17 for facility lease agreement signed in February, 2022.

Legal

The Company is not currently involved in any legal matters in the normal course of business. From time to time, the Company could become involved in disputes and various litigation matters that arise in the normal course of business. These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters. Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim and legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigations.

NOTE 8 – LEASES

Our adoption of ASU 2016-02, Leases (Topic 842), and subsequent ASUs related to Topic 842, requires us to recognize substantially all leases on the balance sheet as an ROU asset and a corresponding lease liability. The new guidance also requires additional disclosures as detailed below. We adopted this standard on the effective date of January 1, 2019 and used this effective date as the date of initial application. Under this application method, we were not required to restate prior period financial information or provide Topic 842 disclosures for prior periods. We elected the ‘package of practical expedients,’ which permitted us to not reassess our prior conclusions related to lease identification, lease classification, and initial direct costs, and we did not elect the use of hindsight.

Lease ROU assets and liabilities are recognized at commencement date of the lease, based on the present value of lease payments over the lease term. The lease ROU asset also includes any lease payments made and excludes any lease incentives. When readily determinable, we use the implicit rate in determining the present value of lease payments. When leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the lease commencement date, including the lease term.

Short-term leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease expense for short-term leases is recognized on a straight-line basis over the lease term. As of December 31, 2021 the Company had three-months lease which will be recognized over the period January 1, 2022 to March 31,2022. There were no short-term leases as of December 31, 2020.

The tables below present financial information associated with our lease.

	Balance Sheet	December 31,	December 31,
	Classification	2021	2020

Right-of-use assets	Other long-term assets	$0	$232,065
Current lease liabilities	Other current liabilities	0	313,146
Non-current lease liabilities	Other long-term liabilities	0	0

As of December 31, 2021, our maturities of our lease liability are as follows:

2022	$0
Total	$0
Less: Imputed interest	0
Present value of lease liabilities	$0

NOTE 9 – BUSINESS COMBINATION

On June 4, 2021, the Company consummated the Business Combination with Nanomix, Inc pursuant to the agreement between Nanomix, Inc and Boston Therapeutics, Inc (the Merger Agreement”). Pursuant to ASC 805, for financial accounting and reporting purposes, Nanomix, Inc was deemed the accounting acquirer and the Company was treated as the accounting acquiree, and the Business Combination was accounted for as a reverse recapitalization. Accordingly, the Business Combination was treated as the equivalent of the Nanomix, Inc issuing stock for the net assets of Boston Therapeutics, Inc, accompanied by a recapitalization. The net assets of Boston Therapeutics, Inc were stated at historic costs, with no goodwill or other intangible assets recorded, and are consolidated with Nanomix, Inc’s financial statements on the Closing date. The shares and net income (loss) per share available to holders of the Company’s common stock, prior to the Business Combination, have been adjusted as shares reflecting the exchange ratio established in the Merger Agreement.

NOTE 10 – STOCKHOLDERS’ DEFICIT

Common Stock

As of December 31, 2020, the Company was authorized to issue 137,000,000 shares of common stock with a par value of $0.00001 per share, and 4,298 common shares were issued and outstanding.

On January 25, 2021, the Company issued 1,214 common shares for option exercise with exercise price $1.73 per share

On February 11, 2021, the Company issued 3,486 common shares for option exercise with average exercise price $6.12 per share.

On June 4, 2021, as consideration for the Merger, the Company:

●	converted 101,015,049 shares of preferred stock into 618,687 shares of common stock;

●	converted $10,639,615.96 of notes payable and accrued interest into 571,621 shares of common stock with conversion rate 18.613 $/shares;

●	exchanged all outstanding 1,199,306 shares of common stock for newly created 1,000,000 shares Series C Convertible Preferred Stock;

On September 2021, the Company re-purchased 5,435 of Nanomix, Inc. pre-merger common shares from unaccredited investors for the amount $202,188.

On October 8, 2021, a Nanomix, Inc stock option was exercised for 506 shares of Nanomix, Inc. pre-merger common stock with an exercise price of $8.65 per share for a total amount of $4,375. The shares weren’t issued pending effectiveness of the reverse stock split and the exercise was recorded in Stock payable. Shares of Nanomix Corporation common stock were subsequently issued in 2022 after effectiveness of the reverse stock split.

On November 15, 2021, a Nanomix, Inc stock option exercised for 2,312 shares of Nanomix, Inc. pre-merger common stock with an exercise price $6.92 per share for the amount $16,000. The shares weren’t issued pending effectiveness of the reverse stock split and the exercise was recorded in Stock payable. Shares of Nanomix Corporation common stock were subsequently issued in 2022 after effectiveness of the reverse stock split.

On January 11, 2022, Nanomix Corporation filed a Certificate of Amendment to its Certificate of Incorporation, as amended, with the Delaware Secretary of State to effect a reverse split of the Company’s outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), at a ratio of 1-for-173. The reverse split was recorded retrospectively in 2021 financial statements converted 916,914,554 common shares of Boston Therapeutics stock into 5,300,084 common shares of Nanomix Corporation with par value $0.001.

As of December 31, 2021, the Company has a total of 5,300,084 common shares issued and outstanding with a par value of $0.001. The Company has 2,000,000,000 authorized shares of common stock as of the same period and after the reverse stock split.

NOTE 11 – WARRANTS

As described in Note 6, pursuant to issuance convertible notes payable to investors, the Company issued warrants to purchase an aggregate of 1,373,861 shares of the Company’s Common Stock at an exercise price $0.058 per share during 2018 - 2021. The Company has recognized an expense for these services within general and administrative expense in the accompanying Statements of Operations in the years of warrants issuance of approximately $33,154 and $126,555 for the years ended December 31, 2021 and 2020, respectively.

On September 1, 2018, the Company issued warrant to investor to purchase an aggregate of 527,921 shares of the Company’s Common Stock at an exercise price of $0.058 per share.

On January 3, 2020, the Company issued warrants to Fastnet Advisors, LLC. to purchase an aggregate of 96,951 shares of the Company’s Common Stock at an exercise price of $0.058 per share. On December 14, 2020, the Company issued warrants outside consultant to purchase an aggregate of 102,178 shares of the Company’s Common Stock at an exercise price of $0.058 per share. The Company has recognized an expense for these services within general and administrative expense in the accompanying Statements of Operations in the year of warrants issuance of approximately $24,733 for the year ended December 31, 2020.

On June 25, 2021, the Company issued warrants to related party to purchase an aggregate of 779,025 shares of the Company’s Common Stock at an exercise price of $2.0587 per share. The issuance of warrants resulted in a loss on modification of debt of $2,385,204. (refer to Note 6). On June 25, 2021, the Company issued warrants to Gold Blaze Limited Vista Corporate Services to purchase an aggregate of 242,872 shares of the Company’s Common Stock at an exercise price of $2.0587 per share. On June 25, 2021, the Company issued warrants to HT Investments MA LLC to purchase an aggregate of 2,428,717 shares of the Company’s Common Stock at an exercise price of $2.0587 per share. On September 27, 2021, the Company issued warrants to Dr. Harold Parnes to purchase an aggregate of 582,892 shares of the Company’s Common Stock at an exercise price of $2.0587 per share. On September 27, 2021, the Company issued warrants to Steve Schrader to purchase an aggregate of 64,604 shares of the Company’s Common Stock at an exercise price of $2.0587 per share. The Company recognized $5,247,308 for the beneficial conversion feature as a debt discount at issuance of the notes in addition to an original issue discount of $500,000 and a discount from the relative fair value of warrants issued of $549,300. For the year ended December 31, 2021, the Company recorded amortization of $1,477,895 for the  debt discounts as interest expense in the accompanying consolidated statements of operations.

As of December 31, 2021 all warrants remain outstanding.

The following represents a summary of the Warrants outstanding at December 31, 2021, and changes during the period then ended:

		Weighted Average
	Warrants	Exercise Price
Outstanding at December 31, 2020	2,002,622	$0.058
Granted with exercise price $0.058	122,065	$0.058
Exercised/Expired/Forfeited	-
Outstanding at June 4, 2021	2,124,687	$0.058
BTHE warrants	222,302	$1.730
Granted after merge	4,098,109	$2.059
Exercised/Expired/Forfeited	-
Outstanding at December 31, 2021	6,445,098	$1.393

NOTE 12 – STOCK-BASED COMPENSATION

Terms of the Company’s share-based on compensation are governed by the Company’s 2010 Equity Incentive Plan (“the 2010 Plan”). The 2010 Plan permits the Company to grant non-statutory stock options, incentive stock options, restricted stocks, and stock purchase rights to the Company’s employees, outside directors and consultants; however incentive stock options may only be granted to the Company’s employees. As of June 30, 2021, the maximum aggregate number of shares of common stock that may be issued is 3,342,869 shares under the 2010 Plan, subject to adjustment due the effect of any stock split, stock dividend, combination, recapitalization or similar transaction. The exercise price for each option is determined by the Board of Directors, but will be (i) in the case of an incentive stock option, (A) granted to an employee who, at the time of grant of such option, is a 10% Holder, no less than 110% of the fair market value per share on the date of grant; or (B) granted to any other employee, no less than 100% of the fair market value per share on the date of grant; and (ii) in the case of a nonstatutory stock option, no less than 100% of the fair market value per share on the date of grant. The options awarded under the 2010 Plan shall vest as determined by the Board of Directors but shall not exceed a ten-year period.

Restricted Stock Units

During year ended December 31, 2021, the company granted 3,407,206 restricted stock units (RSU) to its employees. Of these, 265,703 were forfeited due to employee resignations. Restricted stock is valued at the fair market value on the date of grant with expense recognized over the vesting period from June 4, 2021 till February 20, 2023. The Company has recognized an expense for vested RSU within general and administrative expense in the accompanying Statements of Operations of approximately $21,077 for year ended December 31, 2021.

Options Issued to Directors and Employees as Compensation and to Nonemployees for Services Received

Pursuant to the terms of the 2010 Plan, from 2010 to 2020, the Company has granted an aggregate of 5,077,341 options to its executive officers and employees of the Company and to Nonemployees for Services Received. Of these, 2,608,508 options were exercised or forfeited and 2,468,834 remain outstanding as of December 31, 2020. The exercise prices of these grants, as determined by the Company’s Board of Directors, were $0.058 to $0.46 per share.

During year ended December 31, 2021, the Company granted an aggregate of 263,503 options to purchase the Company’s common stock to its executive officers and employees of the Company and to Nonemployees for Services Received. During year ended December 31, 2021, 155,002 options were exercised or forfeited, and 2,577,355 options remain outstanding. The exercise prices of these option grants, as determined by the Company’s Board of Directors, was $0.29 per share. The Company has recognized an expense for these services within general and administrative expense in the accompanying Statements of Operations of approximately $139,515 and $82,238 for years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, there was approximately $167,731 of total unrecognized compensation cost related to non-vested share-based compensation arrangements. This cost is expected to be recognized over a weighted average period of 2.81 years.

Stock-based Compensation Summary Tables

The following table represents a summary of the options granted to employees and non-employees outstanding at December 31, 2021 and changes during the period then ended:

		Weighted Average	Total Weighted Average
	Options	Exercise Price	Intrinsic Value	Remaining Life
Outstanding at December 31, 2020	2,468,834	$0.23	$0.06	6.56
Granted	263,503	0.29	-	9.28
Exercised/Expired/Forfeited	(155,002)	-0.29	-	-
Outstanding at December 31, 2021	2,577,335	$0.23	$0.06	5.92
Exercisable at December, 2021	2,299,318	$0.23	$0.06	5.03
Expected to be vested	278,017	$0.29	$0.00	8.89

NOTE 13 – WARRANTS AND OPTIONS VALUATION

The Company calculates the fair value of warrant and stock-based compensation awards granted to employees and nonemployees using the Black-Scholes option-pricing method. If the company determinates that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for the Company’s stock options could change significantly. Higher volatility and longer expected lives would result in an increase to stock-based compensation expense to non-employees determined at the date of grant. Stock-based compensation expense to non-employees affects the Company’s selling, general and administrative expenses and research and development expenses.

The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards. The assumptions used in the Black-Scholes option-pricing method for the periods ended December 31, 2021 and 2020 are set forth below:

	For the period ended
	December 31, 2021	December 31, 2020
Expected dividend yield	0.00%	0.00%
Expected stock-price volatility	54.97% - 127.15%	54.97% - 121.02%
Risk-free rate	0.70% - 2.82%	0.61% - 2.82%
Term of options	5-10	5-10
Stock price	$0.29	$0.29

●	Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. The Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore, the Company estimates term by using the simplified method provided by the SEC. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

●	Expected volatility. As the Company’s common stock has never been publicly traded, the expected volatility is derived from the average historical volatilities of publicly traded companies within the Company’s industry that the Company considers to be comparable to the Company’s business over a period approximately equal to the expected term.

●	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term.

●	Expected dividend. The expected dividend is assumed to be zero as the Company has never paid dividends and have no current plans to pay any dividends on the Company’s common stock.

In addition to the assumptions used in the Black-Scholes option-pricing model, the Company also estimates a forfeiture rate to calculate the stock-based compensation for the Company’s equity awards. The Company will continue to use judgement in evaluating the expected volatility, expected terms and forfeiture rates utilized for the Company’s stock-based compensation calculations on a prospective basis.

NOTE 14 – RELATED PARTY TRANSACTIONS

The Company had a secured note payable to Mr. Garrett Gruener, its investor, with a balance of $1,000,000 at June 25, 2021 and December 31, 2020. The note and related accrued interest of $603,778 were exchanged for an equal amount of Convertible Equity in the June 25, 2021 financing. As a result of the exchange as part of the merger, the Company issued a senior secured convertible note to Mr. Garrett Gruener, its investor, with a principal amount of $1,603,778 and 779,025 5-year warrants exercisable at $2.0587. The issuance of the note and warrants resulted in a loss on modification of debt of $2,385,204. As of December 31, 2021, the note balance was $1,603,778.

The Company had convertible notes payable to: Mr. Gruener, its investor, with a total balance of $6,182,000 as of December 31, 2020; Mr. Fiddler, its investor, with a total balance of $950,000 as of December 31, 2020; and Mr. Ludvigson, its Chief Executive Officer, with a total balance of $175,000 as of December 31, 2020. See Note 6 for detailed disclosure of this related party debt, including interest rates, terms of conversion and other repayment terms. The notes and accrued interest were exchanged for Preferred Series C shares as part of the merger.

The Company had accrued salary payable to Mr. Ludvigson, its Chief Executive Officer, with a total balance of $50,000 and $50,000 as of December 31, 2021 and 2020, respectively.

Included in the account payable and accrued expenses at December 31, 2021 and 2020 are amounts due shareholders, officers and directors of Boston Therapeutics in the amounts of $304,973 and $0, respectively.

The summary of related party balances as of December 31, 2021 and 2020 :

	31-Dec-21	31-Dec-20
Account payable and accrued expenses, related party:
Mr. Ludvigson	50,000	50,000
Loraine Upham	11,995	-
Loraine Upham accrued compensation	188,716
David Platt	4,399	-
S. Colin Neill	73,750	-
Upham Bioconsulting, LLC	6,113	-
Uphambc Consulting	20,000	-
	$354,973	$0

Accrued interest, related party:
Mr. Gruener	0	1,667,203
Mr. Fiddler	0	127,788
Mr. Ludvigson	0	15,241
	$0	$1,810,232

Notes payable, related party – net of current portion:
Mr. Gruener	0	7,182,000
Mr. Fiddler	0	950,000
Mr. Ludvigson	0	175,000
	$0	$8,307,000

Senior Secured Convertible note, related party:
Mr. Gruener	1,603,778	-
	$1,603,778	$0

NOTE 15 – INCOME TAXES

The Company accounts for income taxes in accordance with standards of disclosure propounded by the FASB, and any related interpretations of those standards sanctioned by the FASB. Accordingly, deferred tax assets and liabilities are determined based on differences between the consolidated financial statement and tax bases of assets and liabilities, as well as a consideration of net operating loss and credit carry forwards, using enacted tax rates in effect for the period in which the differences are expected to impact taxable income. A valuation allowance is established, when necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized. Due to the uncertainty as to the utilization of net operating loss carry forwards, a valuation allowance has been made to the extent of any tax benefit that net operating losses may generate.

At the date the financial statements were available to be issued, the federal and state income tax returns for the year ended December 31, 2021 have not been filed by the company.

As of December 31, 2020, the Company has federal and state net operating loss carryforward of approximately 93.0 million and $57,8 million available to reduce future taxable income, if any, for Federal and state income tax purposes. The Company experienced a Section 382 change of ownership in connection with the merger in 2021, thereby subjecting net operating loss carryovers generated previously to limitations on utilization. To-date, these limitations have not had an impact on the Company’s reported income tax.

The Company’s deferred tax asset and valuation allowance at December 31, 2021:

Schedule of Deferred Tax Assets
As of December 31, 2021

NOL at 12/31/20	(93,056,108)

Net income year ended December 31, 2021	(9,465,033)

Loss on debt modification	2,385,204
Interest Expense - Debt Discount	1,511,049
Interest Expense	706,126
Other accrued expenses - CY	547,642
Stock Compensation - Options	139,515
Accrued Vacation - CY	35,152
Compensation - RSU	21,077
Change in fair value of derivative liability	(15,282)
Change in fair value of warrant liability	(438,972)

NOL at 12/31/21	(97,629,630)

Effective rate	21%

Deferred tax asset	(20,502,222)
Valuation allowance	20,502,222

Net deferred tax asset at 12/31/21	-

The ultimate realization of our deferred tax asset is dependent, in part, upon the tax laws in effect, our future earnings, and other events.  As of and December 31, 2021 and 2020, we recorded a 100% allowance against our deferred tax asset since we were unable to conclude that it is more likely than not that our deferred tax asset will be realized.

The company’s major tax jurisdictions are the United States and California. All of the Company’s tax years will remain open three and four years for examination by the Federal and state tax authorities, respectively, from the date of utilization of the net operating loss. As of December 31, 2021, the tax years beginning after 2018 and 2017 remain subject to examination by US Federal and Californian authorities. However, net operating losses carried forward are subject to examination in the tax year utilized.

NOTE 16 – EMPLOYEE BENEFIT PLAN

The company established a 401(k) tax deferred saving plan, which permits participants to make contributions by salary deduction pursuant to Section401(k) of the Internal Revenue Code. The Company may, at its discretion, make matching contributions to the plan. The Company is responsible for administrative cost of the Plan. As of December 31, 2021, the Company has made no contributions to the plan since its inception.

NOTE 17 – SUBSEQUENT EVENTS

New lease agreement

On February 4, 2022 the Company signed a new facility lease agreement moving all departments to a new location. The Lease term is from April 1, 2022 to March 31, 2027. Rent expense will be recognized on a straight-line basis over the lease term.

Reverse Stock Split

On January 11, 2022, Nanomix Corporation filed a Certificate of Amendment to its Certificate of Incorporation, as amended, with the Delaware Secretary of State to effect a reverse split of the Company’s outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), at a ratio of 1-for-173. Pursuant to the Amendment, every one-hundred and seventy three (173) shares of the Company’s Common Stock issued and outstanding or held in treasury (if any) immediately prior to the effectiveness of Amendment shall be automatically reclassified as and combined, without further action, into one (1) validly issued, fully paid and nonassessable share of Common Stock. No fractional shares will be issued in connection with the Reverse Stock Split; but rather, the Company will issue one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split. On March 1, 2022, FINRA notified the Company that the Company’s common stock would open for trading on Tuesday, March 2, 2022 on a post-split basis.

February 2022 Private Placement

On February 28, 2022, Nanomix Corporation entered into a securities purchase agreement with accredited investors pursuant to which the Company issued senior secured convertible notes in an principal amount of approximately $666,667 for an aggregate purchase price of $600,000. Garrett Gruener, a director of the Company, purchased a Note in an aggregate principal amount of $444,444 for an aggregate purchase price of $400,000 and Jerry Fiddler, a director of the Company purchased a Note in an aggregate amount of $111,111 for an aggregate purchase price of $100,000. The Notes each have a term of twenty-four months and mature on February 28, 2024, unless earlier converted or extended under certain conditions as set forth in the Note (the “Maturity Date”). On the Maturity Date, the Company shall pay to the Investors an amount in cash representing 115% of all outstanding principal amount and any other amounts which may be due under the Notes. Upon an Event of Default (as defined in the Notes), the Notes accrue interest at a rate of 14% per annum.

March 2022 Private Placement

On March 23, 2022, Nanomix Corporation entered into a Securities Purchase Agreement with a Purchaser pursuant to which the Purchaser purchased five hundred (500) shares of the Company’s Series D Convertible Preferred Stock for an aggregate purchase price of $500,000. In addition, in connection with the issuance of the Series D Preferred Stock, the Purchaser received a five year warrant to purchase 60,000 shares of the Company’s common stock. The Warrant is exercisable at an exercise price of $2.0587 per share of Common Stock, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and fundamental transactions and in connection with the issuance by the Company of our Common Stock or Common Stock equivalents at an effective price per share lower than the exercise price then in effect. The holders may exercise the Warrants on a cashless basis if the shares of our Common Stock underlying the Warrants are not then registered pursuant to an effective registration statement.

In addition, upon the terms and subject to the conditions set forth in the Purchase Agreement, fifteen (15) calendar days following the effective date of a registration statement registering the resale of the maximum aggregate number of (i) shares of Common Stock issuable pursuant to the conversion of the Preferred Stock and (ii) Warrant Shares issuable upon exercise of the Warrants issuable pursuant to the Purchase Agreement, and on each of the 30th, 60th, 90th and 120th calendar day anniversaries of the Effective Date, assuming no Event of Default (as defined in the Purchase Agreement) has taken or is taking place, the Company agrees to sell, and the Purchaser agrees to purchase, an additional five hundred (500) shares of Preferred Stock at price of $1,000 per share of Series D Preferred Stock. Concurrently with the issuance of any Series D Preferred Stock, the Company shall issue to Purchaser a warrant to purchase up to a number of Warrant Shares equal to 30% of the quotient of (a) the Purchase Price due at the relevant closing) and the Closing Price of the Company’s Common Stock for the Trading Day preceding such additional closing date.

In connection with the entry into the Purchase Agreement, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock with the Delaware Secretary of State to create a new class of preferred stock designated Series D Preferred Stock and authorized the issuance of up to ten thousand (10,000) shares of Series D Preferred Stock. The Series D Preferred Stock has a stated value of $1,200 per share and the holder of the Series D Preferred Stock has the right to receive a dividend equal to eight percent (8%) per annum, payable quarterly, beginning on the issuance date of the Series D Preferred Stock and ending on the date that the Series D Preferred Stock has been converted or redeemed. Dividends may be paid in cash or in shares of Series D Preferred Stock at the discretion of the Company. At closing, the Company prepaid one year’s worth of interest in shares of Series D Preferred Stock. The Series D Preferred Stock will vote together with the common stock on an as-converted basis subject to the Beneficial Ownership Limitations. Further, the holders of the Series D Preferred Stock have the right to receive assets in the event of liquidation, dissolution or winding up before any distribution or payment shall be made to the holders of any securities junior to the Series D Preferred Stock. The Company is required to reserve and keep available out of our authorized and unissued shares of Common Stock three times the number of Common Stock needed to convert or exercise all Series D Preferred Stock and Warrants issued pursuant to the Purchase Agreement.

The conversion price for the Series D Preferred Stock shall be the amount equal to the lower of (1) $2.08, a fixed price equaling the closing bid price of the Common Stock on the trading day immediately preceding the date of the Purchase Agreement and (2) one hundred percent (100%) of the quotient of (A) the sum of the VWAP of the Common Stock for each of the three (3) trading days with the lowest VWAP during the twenty (20) consecutive trading day period ending on the trading day immediately preceding the date of delivery of a conversion notice and (B) three, subject to the Beneficial Ownership Limitations. Following an “Event of Default,” as defined in the Purchase Agreement, the Conversion price shall equal the lower of: (a) the then applicable Conversion Price; or (b) a price per share equaling eighty percent (80%) of the lowest traded price for the Company’s common stock during the fifteen (15) Trading Days immediately preceding, but not including, the Conversion Date. The Conversion Price is also subject to adjustment due to certain events, including stock dividends, stock splits and fundamental transactions and in connection with the issuance by the Company of our Common Stock or Common Stock equivalents at an effective price per share lower than the Conversion Price then in effect.

Management has evaluated subsequent events according to the requirements of ASC TOPIC 855 as of the date of the report, and believes there are no additional subsequent events to report.

NANOMIX CORPORATION

CONSOLIDATED BALANCE SHEETS

	(unaudited)
	As of March 31,	As of December 31,
	2022	2021
ASSETS
Current assets:
Cash	$10,961	$297,351
Prepaid expenses and other current assets	110,323	171,488
Total current assets	121,284	468,839
Deposit	57,555	97,555
Property and equipment, net	340,027	339,318
Operating lease right-of-use assets	639,335	-
Total Assets	$1,158,201	$905,712

LIABILITIES, PREFERRED STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$812,082	$407,943
Accrued expenses	665,723	726,148
Accounts payable and accrued expenses, related party	369,973	354,973
Accrued interest	359,586	332,561
Convertible note payable, net of discount	200,000	200,000
Notes payable, related party	547,821	547,821
Notes payable marketing	450,000	450,000
Deferred Revenues	293,523	293,523
Other current liabilities	86,737	12,129
Total current liabilities	3,785,445	3,325,098
Secured Promissory Note, net of discount	2,808,621	2,012,287
Secured Promissory Note, net of discount, related party	1,622,297	1,603,778
Operating lease liabilities, net of current portion	556,278	-
Total Liabilities	8,772,641	6,941,163

Commitments and Contingencies (Note 7)
Preferred stock B; 1,000,000 shares designated, 963,964 shares issued, 0 and 963,964 shares outstanding at March 31, 2022 and December 31, 2021, respectively	-	963,964
Preferred stock C; 1,000,000 shares designated, 1,000,000 shares issued, 8,867 and 1,000,000 shares outstanding at March 31, 2022 and December 31, 2021, respectively	130,085	14,670,633
Preferred stock D; 10,000 shares designated, 500 shares issued, 500 and 0 shares outstanding at March 31, 2022 and December 31, 2021, respectively	500,000	-

Stockholders’ deficit:
Common stock; $0.001 par value, 2,000,000,000 shares authorized, 46,203,866 and 5,300,084 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	46,204	5,300
Additional paid-in capital	101,405,293	85,092,094
Stock payable	-	20,375
Accumulated deficit	(109,696,022)	(106,787,817)
Total stockholders’ deficit	(8,244,525)	(21,670,048)
Total Liabilities, Preferred Stock Subject to Redemption and Stockholders’ Deficit	$1,158,201	$905,712

The accompanying notes are an integral part of the consolidated interim financial statements

NANOMIX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	March 31,
	2022	2021

Revenues	$-	$141,778

Operating costs and expenses:
Research and development	861,353	608,771
Selling, general and administrative expenses	1,136,381	388,871
Total operating expenses	1,997,734	997,642
Loss from operations	(1,997,734)	(855,864)

Other income (expense):
Interest income	-	-
Interest expense	(847,299)	(28,643)
Interest expense, related, party	-	(327,943)
Total income (expense)	(847,299)	(356,586)

Loss before income taxes	(2,845,033)	(1,212,450)
Provision for income taxes	-	-
Net loss	$(2,845,033)	$(1,212,450)

Common stock warrant deemed dividends	(63,172)	-

Net loss attributable to common sharehoders	$(2,908,205)	$(1,212,450)

Weighted average number of common shares outstanding – basic and diluted	18,936,485	1,225,881

Net loss per common share – basic and diluted	(0.15)	(0.99)

The accompanying notes are an integral part of the consolidated interim financial statements

NANOMIX CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Three Month Ended March 31, 2022

(unaudited)

	Stockholders’ Deficit
	Common Stock		Stock payable	Additional Paid-in	Total Accumulated	Stockholders’	Mezzanine
	Shares	Amount	Amount	Capital	Deficit	Deficit	Equity
Balance, December 31, 2021	5,300,084	$5,300	$20,375	$85,092,094	$(106,787,817)	$(21,670,048)	$15,634,597
Fractional shares rounding	2,757	3		(3)		-
Stock based compensation	-	-	-	29,550	-	29,550
Warrants issued with notes	-	-	-	736,494	-	736,494
Issuance of Series D Shares	-	-	-	-	-	-	500,000
Change in number of warrants pursuant by antidilution issuance				63,172	(63,172)	-
Preferred Stock B conversion into common stock	5,572,045	5,572	-	958,392	-	963,964	(963,964)
Preferred Stock C conversion into common stock	35,328,980	35,329	(20,375)	14,525,594	-	14,540,548	(14,540,548)
Net loss	-	-	-	-	(2,845,033)	(2,845,033)
Balance, March 31, 2022	46,203,866	$46,204	$-	$101,405,293	$(109,696,022)	$(8,244,525)	$630,085

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Three Month Ended March 31, 2021

(unaudited)

	Stockholders’ Deficit
	Common Stock		Stock payable	Additional Paid-in	Total Accumulated	Stockholders’	Mezzanine
	Shares	Amount	Amount	Capital	Deficit	Deficit	Equity
Balance, December 31, 2020	4,298	-null-	$-	$44,727,171	$(97,322,784)	$(52,595,613)	$40,070,108
Stock based compensation	-	-	-	28,405	-	28,405
Issuance of Common Shares	4,700	1	-	23,450	-	23,451
Net loss	-	-	-	-	(1,212,450)	(1,212,450)
Balance, March 31, 2021	8,998	$1	$-	$44,779,026	$(98,535,234)	$(53,756,207)	$40,070,108

The accompanying notes are an integral part of the consolidated interim financial statements

NANOMIX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For Three Months Ended
	March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(2,845,033)	$(1,212,450)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization expense	21,443	8,165
Loss from asset disposal	485	-
Stock-based compensation	29,550	28,405
Warrants	136,493	-
Amortization of debt discount	814,853	-
Leasing	-	811
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
Accounts receivable	-	821
Prepaid expenses	61,165	(8,686)
Other assets	40,000	-
Accounts payable	404,139	341,515
Accrued expenses	(60,425)	(111,742)
Accounts payable and accrued expenses, related party	15,000	50,000
Accrued Interest	27,025	27,379
Accrued Interest, related party	-	327,943
Other liabilities	(8,448)	-
Net cash used by operating activities	(1,363,753)	(547,839)

Cash flows from investing activities:
Purchase of property and equipment	(22,637)	(4,219)
Net cash used by investing activities	(22,637)	(4,219)

Cash flows from financing activities:
Proceeds from notes payable	-	290,000
Proceeds from notes payable, related party	-	290,000
Proceeds from Secured Promissory Notes	600,000	-
Proceeds from issuance of common stock	-	23,450
Proceeds from issuance of Preferred stock D	500,000	-
Net cash provided by financing activities	1,100,000	603,450

Net increase (decrease) in cash	(286,390)	51,392

Cash at the beginning of the year	297,351	15,098
Cash at the end of the year	$10,961	$66,490

Non-cash investing and financing transactions:
Right-of-use asset obtained in exchange for lease obligations	639,335	(53,717)
Lease liability	(639,335)	52,905
Convertible notes payable for accrued expenses	-	37,500
Preferred stock conversion into common stock	15,504,512	-
Dividend pursuant to warrant number change	63,172	-
Warrant issued with debt	600,000	-

The accompanying notes are an integral part of the consolidated interim financial statements

NANOMIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as of March 31, 2022 and for the three months ended March 31, 2022 and 2021 is unaudited.
Information as of December 31, 2021 is derived from audited financial statements)

NOTE 1 – THE COMPANY AND NATURE OF BUSINESS

Nature of Operations

Boston Therapeutics, Inc. (the “Company”) was formed as a Delaware corporation on August 24, 2009 under the name Avanyx Therapeutics, Inc. On November 10, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Boston Therapeutics, Inc., a New Hampshire corporation (“BTI”) providing for the merger of BTI into the Company with the Company being the surviving entity (the “Merger”), the issuance by the Company of 4,000,000 shares of common stock to the stockholders of BTI in exchange for 100% of the outstanding common stock of BTI, and the change of the Company’s name to Boston Therapeutics, Inc. On February 12, 2018, the Company acquired CureDM Group Holdings LLC (“CureDM”), for 47,741,140 shares of common stock of which 25,000,000 were delivered at closing and 22,741,140 were to be delivered in four equal tranches of 5,685,285 each upon the achievement of specific milestones. On January 26, 2021, Boston Therapeutics, Inc., a Delaware corporation (the “Company”), BTHE Acquisition Inc., a California corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Nanomix, Inc., a California corporation (“Nanomix”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, Merger Sub merged with and into Nanomix, with Nanomix continuing as a wholly-owned subsidiary of the Company and the surviving corporation of the merger (the “Merger”). On November 12, 2021, FINRA notified the Company that the name change to “Nanomix Corporation” and the symbol change to “NNMX” would be effective November 15, 2021. As consideration for the Merger, the Company issued to the shareholders of Nanomix 1,000,000 shares of a newly created Series C Convertible Preferred Stock of the Company (the “Preferred Stock”). On March 22, 2022, 991,133 of such shares of Preferred Stock issued to Nanomix shareholders automatically converted into 35,328,980 shares of common stock of the Company, 3,281 shares of Preferred Stock C were converted into 116,939 of common stock in April 2022 and 5,586 of Preferred Stock C are still outstanding and will be converted into 199,131 of common stock of the Company; the warrants assumed at closing may be exercisable into approximately 2,124,687 shares of common stock of the Company and the options and restricted stock units assumed at closing may be exercisable into approximately 5,718,838 shares of common stock of the Company. The shares of common stock issuable upon conversion of the Preferred Stock together with warrants, restricted stock units and options assumed on the closing date represent approximately 80% of the outstanding shares of Common Stock of the Company upon closing of the Merger. The merger closed on June 4, 2021. See Note 9

Nanomix has developed an advanced mobile Point-of-Care (POC) diagnostic system that can be used in performing a wide range of in vitro diagnostic tests in many environments. Our goal is to provide laboratory quality testing for time sensitive medical conditions, at the first point of contact that a patient has with the healthcare system, no matter where that occurs. The Nanomix eLab® system is CE Marked, a 510(k) is currently in development, and Emergency Use Application (EUA) for COVID testing has been submitted to the FDA. Nanomix intends to market and sell the Nanomix eLab system for the detection and diagnosis of a variety of time sensitive medical conditions.

NOTE 2 – BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

The Company currently operates in one business segment focusing on the development of mobile diagnostic tests. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker, the Chief Executive Officer, who comprehensively manages the entire business. The Company does not currently operate any separate lines of business or separate business entities.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has not yet realized any significant revenues from its planned operations. The Company had net losses of approximately $2.8 million and $1.2 million for the three months ended March 31, 2022 and 2021, respectively. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Since inception, the operations of the Company have been funded through the sale of common stock, preferred stock subject to redemption, debt and convertible debt, and derived revenue from contract research and development services. Management believes that its existing working capital is insufficient to fund the Company’s operations for the next twelve months. As a result, the Company will need to raise additional capital to fund its operations and continue to conduct activities that support the development and commercialization of its products. Management intends to raise additional funds by way of public or private offering and continued contract research and development services. Management cannot be certain that additional funding will be available on acceptable terms, or at all to the extent that the Company raises additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business. If the Company is not able to raise additional capital when required or an acceptable terms, the Company may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that the Company would otherwise seek to develop or commercialize.

The consolidated financial statements do not include any adjustments that might be necessary if Company is unable to continue as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned or controlled operating subsidiaries. All intercompany accounts and transactions have been eliminated.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the consolidated financial statements and related disclosures in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires the Company’s management to make judgments, assumptions and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates and these differences may be material. The more significant estimates and assumptions by management include among others: recoverability of long-lived assets, accrued liabilities, the valuation allowance of deferred tax assets resulting from net operating losses and the valuation of the Company’s common stock, preferred stock, warrants and options on the Company’s common stock.

Revenue Recognition

The Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. The Company recognizes revenue following the five-step model prescribed under Accounting Standards Update (“ASU”) 2014-09 ASC 606 – Revenue from Contracts with customers: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

R&D Revenue

All contracts with customers are evaluated under the five-step model described above. The company recognizes income from R&D milestone-based contracts when those milestones are reached and non-milestone contracts and grants when earned. These projects are invoiced after expenses are incurred. Any projects or grants funded in advance are deferred until earned.

Cash and Cash Equivalents

For purposes of the Consolidated Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents. As of March 31, 2022, the Company places all of its cash and with one financial institution. Such funds are insured by The Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. Cash balances could exceed insured amounts at any given time; however, the Company has not experienced any such losses. At March 31, 2022 and December 31, 2021 there were no cash equivalents.

Allowances for Sales Returns and Doubtful Accounts

The allowance for sales returns is based on the Company’s estimates of potential future product returns and other allowances related to current period product revenue. The Company analyzes historical returns, current economic trends and changes in customer demand and acceptance of the Company’s products. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of customer accounts and the aging of the related invoices, and represents the Company’s best estimate of probable credit losses in its existing trade accounts receivable. The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, the age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay. We determined that no allowances for sales returns and doubtful accounts were required at March 31, 2022 and December 31, 2021.

Property and Equipment

Property and equipment are carried at cost and depreciated or amortized using a straight-line basis over the estimated useful lives of assets, as follows:

Computer equipment	3 years
Office furniture and equipment	5 years
Laboratory equipment	4 years
Manufacturing equipment	5 years

Leasehold improvements are depreciated over the shorter of their estimated useful lives or the term of the respective lease on a straight line basis.

The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation will be removed from the accounts and the resulting gain or loss, if any, will be reflected in operations.

The Company will assess the recoverability of property and equipment by determining whether the depreciation and amortization of these assets over their remaining life can be recovered through projected undiscounted future cash flows. The amount of equipment impairment, if any, will be measured based on fair value and is charged to operations in the period in which such impairment is determined by management.

Income Taxes

The Company accounts for income taxes under an asset and liability approach that recognizes deferred tax assets and liabilities based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The Company follows a more-likely than -not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return.

The company assesses the realizability of its net deferred tax assets on an annual basis. If, after considering all relevant positive and negative evidence, it is more likely than not that some portion or all of the net deferred tax assets will not be realized, the Company will reduce the net deferred tax assets by a valuation allowance. The realization of the net deferred tax assets is dependent on several factors, including the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards.

The Company has no uncertain tax positions at any of the dates presented.

Foreign Currency Translation

The Company derives a portion of its revenue from foreign countries, but customers pay in U.S. Dollars. Therefore, no adjustments are required in the accompanying consolidated financial statements for foreign currency transactions.

Research and Development Costs

The Company expenses the cost of research and development as incurred. Research and development expenses comprise costs incurred in performing research and development activities, including clinical trial costs, manufacturing costs for both clinical and pre-clinical materials as well as other contracted services, license fees, and other externa costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather when payment is made, in accordance with ASC 730, Research and Development.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs ( Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company had no assets or liabilities which were measured at fair value on a nonrecurring basis during the reporting periods.

Fair Value of Financial Instruments

In accordance with current accounting standards, certain assets and liabilities must be measured at fair value. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. ASC 820 requires that certain assets and liabilities must be measured at fair value, and the standard details the disclosures that are required for items measured at fair value. The Company had no assets and liabilities required to be measured on a recurring basis at December 31, 2021 and 2020.

The current assets and current liabilities reported on the Company’s balance sheets are estimated by management to approximate fair market value due to their short-term nature.

Employee Stock-based Compensation

Stock-based compensation issued to employees and members of the Company’s Board of Directors is measured at the date of grant based on the estimated fair value of the award, net of estimated forfeitures. The grant date fair value of a stock-based award is recognized as an expense over the requisite service period of the award on a straight-line basis.

For purposes of determining the variables used in the calculation of stock-based compensation issued to employees, the Company performs an analysis of current market data and historical data to calculate an estimate of implied volatility, the expected term of the option and the expected forfeiture rate. With the exception of the expected forfeiture rate, which is not an input, the Company uses these estimates as variables in the Black-choles option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in the Company’s Statements of Operations. In addition, any differences between estimated forfeitures and actual forfeitures could also have a material impact on the Company’s financial statements.

Stock-Based Compensation Issued to Non-employees

Common stock issued to non-employees for acquiring goods or providing services is recognized at fair value when the goods are obtained or over the service period, which is generally the vesting period. If the award contains performance conditions, the measurement date of the award is the earlier of the date at which a commitment for performance by the non-employee is reached or the date at which performance is reached. A performance commitment is reached when performance by the non-employee is probable because of sufficiently large disincentives for nonperformance.

Earnings per Share

The computation of basic earnings per common share is based on the weighted average number of shares outstanding during the period. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the weighted average common stock equivalents which would arise from the exercise of stock options, warrants, convertible preferred stock and other rights during the period.

For the period ended March 31, 2022, the diluted weighted average number of shares is the same as the basic weighted average number of shares as the inclusion of any common stock equivalents would be anti-dilutive.

NOTE 4 – REVENUE

Deferred Revenue

The company recognizes income from R&D milestone-based contracts when those milestones are reached and non-milestone contracts and grants when earned. These projects are invoiced after expenses are incurred. Any projects or grants funded in advance are deferred until earned.

From time to time the Company may receive prepayment from customers for products to be manufactured or component materials to be procured and shipped in future dates. Customer payments in advance of the applicable performance obligation are deferred and recognized in accordance with ASC 606.

As of March 31, 2022 and December 31, 2021, there were $293,523 unearned advanced revenues.

Disaggregation of Revenue

The following table disaggregates total revenues for the periods ending March 31, 2022 and 2021:

	Three months Ended March 31,
	2022	2021
Government grant income	$-	$141,778
	$0	$141,778

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at March 31, 2022 and December 31, 2021:

	As of March 31,	As of December 31,
	2022	2021
Computer Equipment &Office Equipment	$27,502	$27,453
Lab Equipment	300,112	300,112
Manufacturing Equipment	445,280	435,220
Furniture and fixtures	14,370	14,370
Leasehold Improvements	11,550	20,232
Total property and equipment	798,814	797,387
Accumulated depreciation	(458,787)	(458,069)
Total property and equipment, net of accumulated depreciation	$340,027	$339,318

Depreciation expense was $21,443 and $8,165 for the three months ended March 31, 2022 and 2021, respectively.

NOTE 6 – NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE

Convertible Note payable, net of discount

In August and September 2016, the Company issued senior convertible debentures for an aggregate of $1,600,000 (the “Convertible Debentures”) in exchange for an aggregate net cash proceeds of $1,327,300, net of financing costs. The Convertible Debentures have a stated interest rate of 6% per annum payable quarterly beginning June 30, 2017 and were due two years from the date of issuance, the latest due September 15, 2018 and are convertible into shares of the Company’s common stock at the option of the holder at a conversion price of $0.075 with certain anti-dilutive (reset) provisions and are subject to forced conversion if either i) the volume weighted average common stock price for each of any 10 consecutive trading days equals or exceeds $0.50, or (ii) the Company’s elects to lists a class of securities on a national securities exchange.

As long as the convertible notes remain outstanding, the Company is restricted from incurring any indebtedness or liens, except as permitted (as defined), amend its charter in any matter that materially effects rights of noteholders, repay or repurchase more than de minimis number of shares of common stock other than conversion or warrant shares, repay or repurchase all or any portion of any indebtedness or pay cash dividends.

The Convertible Notes and accrued interest were exchanged into common stock prior to the merger leaving a remaining Convertible notes payable balance of $200,000 as of March 31, 2022 and December 31, 2021. Accrued interest $58,008 and $55,008 was included in accrued interest balance as of March 31, 2022 and December 31, 2021, respectively.

Notes Payable

Through December 31, 2011, a founder of the company and significant shareholder, Dr. David Platt advanced $257,820 to the Company to fund start-up costs and operations. Advances by Dr. Platt carry an interest rate of 6.5% and were due on June 29, 2013. On May 7, 2012, Dr. Platt and the Company’s former President and also a significant shareholder entered into promissory notes to advance to the Company $20,000 each for an aggregate of $40,000. The notes accrue interest at 6.5% per year and were due June 30, 2013. The outstanding notes of $297,820 were amended each year to extend the maturity dates. Effective June 30, 2015, the outstanding notes for Dr. Platt were amended to extend the maturity dates to June 30, 2017. During 2017, the Company made fully paid the note and all accrued interest to the former President of the Company. Dr. Platt’s notes and accrued interest remain outstanding and are classified as current liabilities.

In December 2013, the Board of Directors agreed to indemnify Dr. Platt for legal costs incurred in connection with an arbitration (now concluded) initiated before the American Arbitration Association by Galectin Therapeutics, Inc. (formerly named Pro-Pharmaceuticals, Inc.) for which Dr. Platt previously served as CEO and Chairman. Galectin sought to rescind or reform the Separation Agreement entered into with Dr. Platt upon his resignation from Galectin to remove a $1.0 million milestone payment which Dr. Platt asserted he was entitled to receive and to be repaid all separation benefits paid to Dr. Platt. The Company initially capped the amount for which it would indemnify Dr. Platt at $150,000 in December 2013 and Dr. Platt agreed to reimburse the indemnification amounts paid by the Company should he prevail in the arbitration. The Board decided to indemnify Dr. Platt after considering a number of factors, including the scope of the Company’s existing indemnification obligations to officers and directors and the potential impact of the arbitration on the Company. In May 2014, the Board approved a $50,000 increase in indemnification support, solely for the payment of outside legal expenses. The Company recorded a total of $182,697 in costs associated with Dr. Platt’s indemnification, of which $119,401 was expensed in the year ended December 31, 2013 and of which $63,296 was expensed in the year ended December 31, 2014. In July 2014, the arbitration was concluded in favor of Dr. Platt, confirming the effectiveness of the separation agreement and payment was made to Dr. Platt in July 2014.

On March 2, 2015, the Board of Directors voted to reduce the amount that Dr. Platt was required to reimburse the Company to $82,355 and to offset this amount against interest accrued in respect of the outstanding note payable to Dr. Platt. In addition, the Board determined that Dr. Platt would be charged interest related to the $182,697 indemnification payment since funds were received by Dr. Platt in July 2014. The Board of Directors concluded the foregoing constituted complete satisfaction of Dr. Platt’s indemnification by the Company. Accordingly, the Company recorded the reduction in accrued interest through equity during the year ended December 31, 2015. As of March 31, 2022 and December 31, 2021, the balance of the notes payable to Dr. Platt totaled $277,821 and are included in notes payable. Accrued interest $135,942 and $127,575 was included into accrued interest balance as of March 31, 2022 and December 31, 2021, respectively.

During 2021 the company issued notes payable for a total amount of $270,000 to CJY Holdings, Ltd (“CJY”). CJY is a Hong Kong company owned by Conroy Chi-Heng Cheng, a former director of Boston Therapeutics. The CJY Note is an unsecured obligation of the Company. Principal and interest under the CJY Note is due and payable after one year. Interest accrues on the CJY Note at the rate of 10% per annum. As of March 31, 2022 and December 31, 2021, the balance of the notes payable to CJY totaled $270,000 and are included notes payable. Accrued interest $30,142 and $23,485 was included into accrued interest balance as of March 31, 2022 andDecember 31, 2021, respectively.

Note Payable Marketing

On June 26, 2018, the Company entered into a License Agreement with Level Brands, Inc. (NYSE: LEVB), an innovative licensing, marketing and brand management company with a focus on lifestyle-based products which includes an exclusive license to the kathy ireland® Health & Wellness™ brand. Under the terms of the License Agreement, the Company received a non-exclusive, non-transferrable license to use the kathy ireland Health & Wellness™ trademark in the marketing, development, manufacture, sale and distribution of the Sugardown® product domestically and internationally. The initial term of the License Agreement is seven years, with an automatic two-year extension unless either party notifies the other of non-renewal at least 90 days prior to the end of the then current term. Level Brands has agreed to use its commercially reasonable efforts to perform certain promotional obligations, including: (i) producing four branded videos to promote the licensed product and/or the Company; (ii) creation of an electronic press kit; (iii) making their media and marketing teams available for use in creating the video content for which the Company will separately compensate; and (iv) curate social media posts in multiple social media channels.

As compensation, the Company will provide Level Brands with the following:

●	A marketing fee of $850,000, for development of video content and an electronic press kit which will be used ongoing to support product marketing. This fee is paid with a promissory note of $450,000 and a number of shares of stock of the Company valued at $400,000 in accrued expenses, based on the closing price on the day prior to the effective date;

●	Quarterly fees for the first two years of up to $100,000 and issuance of 100,000 shares each quarter, based on sales volumes. The Company has the right to make all the stock payments in cash; and

●	a royalty of 5% of the gross licensed marks sales up to $10,000,000, 7.5% royalty on sales from $10,000,000 to $50,000,0000 and 10% on sales over $50,000,000,payable monthly as well as a 1% of all revenue for all Company products as of the date hereof.

The note payable of $450,000 bears interest at 8% and matures December 31, 2019, unless the Company raises $750,000 through Level Brands prior to that date in which case the Note is to be repaid in full including accrued interest. As of March 31, 2022 and December 31, 2021 the principal balance of the marketing note was $450,000. Accrued interest at March 31, 2022 and December 31, 2021 totaled $135,493 and $126,493, respectively.

As of March 31 2022, the Company has not issued the $400,000 of common stock which was due upon execution of the agreement or any of the shares pursuant to the quarterly fee. The $400,000 is included in accrued expenses at March 31, 2022 and December 31, 2021. Due to the Company’s low sales volume, no accrual for royalties is included in the financial statements as the amounts would not be material.

Level Brands sued the Company for non-performance under the contract. The matter was taken to arbitration with both parties claiming nonperformance under the contract. In October 2019, the arbitration was dismissed without prejudice.

Convertible Note Payable

From 2018 to June 3, 2021, the Company issued a total of $8.7 million of unsecured notes payable to investors including $7.7 million to related parties. These notes bear interest at a rate of 15% per annum and include a common stock warrant equal to 30% of the face value of the note. The outstanding principal, and accrued but unpaid interest on the notes converts into fully paid and non-assessable shares of Special Preferred Stock at a price of $0.32276 per share in a Qualified Investment. In the event of conversion not in conjunction with a Qualified Investment, the notes are convertible into Common Stock at a price of $0.10759. As of June 3, 2021, the Company had $1,960,116 interest accrued.

On June 4,2021 as a part of merger, the principal amount and accrued interest were converted into 571,621 shares of Common Stock, fully converting the notes and accrued interest as of March 31, 2022 and December 31, 2021. The principal and accrued interest were converted per the terms of the agreement as such no gain or loss was recognized. The merger did not meet the Qualified Investment criteria.

Note Payable and Senior Secured Convertible Notes

In May 2018, the Company issued a secured note payable to a related party for a total amount of $1.0 million with a 90-day maturity. The maturity date of this note was extended by mutual agreement with the note holder and the note was outstanding until June 25, 2021. As of June 25,2021, the Company has $603,778 interest accrued.

On June 25, 2021, the Company and the $1.0 secured million note payable Holder entered into exchange agreement, whereby the company issued the Holder a Senior Secured Convertible Note in the principal amount of $1,603,778 with a maturity date of June 18, 2023. On the maturity date, the Company shall pay to the Holder an amount in cash representing 115% of all outstanding Principal. No interest shall accrue thereunder unless and until an Event of Default has occurred. At any time after the Issuance Date, this Note may be convertible into validly, fully paid and non-assessable shares of Common Stock. As an incentive to enter into the agreement, the noteholder was also granted 1,368,762 2-year warrants exercisable at $1.1717. The issuance of the note and warrants resulted in a loss on modification of debt of $2,385,204 for the year ended December 31, 2021. As of March 31, 2022 and December 31, 2021, the note balance was $1,603,778.

On June 25, 2021, the Company and Gold Blaze Limited Vistra Corporate Services entered into exchange agreement, where the company issued the Gold Blaze Limited Vistra Corporate Services Senior Secured Convertible Note in the principal amount of $500,000 with a maturity date of June 25, 2023. On the maturity date, the Company shall pay to the Holder an amount in cash representing 115% of all outstanding Principal. No interest shall accrue thereunder unless and until an Event of Default has occurred. At any time after the Issuance Date, this Note may be convertible into validly, fully paid and non-assessable shares of Common Stock. As an incentive to enter into the agreement, the noteholder was also granted 426,730 2-year warrants exercisable at $1.1717. The issuance of the note and warrants resulted in a discount from the beneficial conversion feature totaling $500,000. As of March 31, 2022 and December 31, 2021, the note was shown net of unamortized discount of $312,500 and $375,000, respectively. Discount amortization for the three months ended March 31, 2022 and March 31, 2021 was $62,500 and $0, respectively.

In June 25, 2021, the Company issued a Senior Secured Convertible Note to HT Investment MA LLC for a principal amount $5.0 million and maturity date of June 25, 2023. On the maturity date, the Company shall pay to the Holder an amount in cash representing 115% of all outstanding Principal. No interest shall accrue thereunder unless and until an Event of Default has occurred. At any time after the Issuance Date, this Note may be convertible into validly, fully paid and non-assessable shares of Common Stock. As an incentive to enter into the agreement, the noteholder was also granted 4,267,304 2-year warrants exercisable at $1.1717. The issuance of the note and warrants resulted in a discount from the beneficial conversion feature totaling $4,500,000. Funds received were $4,500,000 net of an original issue discount of $500,000. As of March 31, 2022 and December 31, 2021, the note was shown net of unamortized discount of $3,125,000 and $3,750,000, respectively. Discount amortization for the three months ended March 31, 2022 and March 31, 2021 was $625,000 and $0, respectively.

In September 27, 2021, the Company issued a Senior Secured Convertible Note to Dr. Harold Parnes for a principal amount $1.2 million and maturity date of September 27, 2023. On the maturity date, the Company shall pay to the Holder an amount in cash representing 115% of all outstanding Principal. No interest shall accrue thereunder unless and until an Event of Default has occurred. At any time after the Issuance Date, this Note may be convertible into validly, fully paid and non-assessable shares of Common Stock. As an incentive to enter into the agreement, the noteholder was also granted 1,024,153 2-year warrants exercisable at $1.1717. The issuance of the note and warrants resulted in a discount from the beneficial conversion feature totaling $222,534 and a discount from the relative fair value of warrants issued of $494,802. As of March 31, 2022 and December 31, 2021, the note was shown net of unamortized discount of $535,013 and $624,680, respectively. Discount amortization for the three months ended March 31, 2022 and March 31, 2021 was $89,667 and $0, respectively.

In September 27, 2021, the Company issued a Senior Secured Convertible Note to Steve Schrader for a principal amount $131 thousand and maturity date of September 27, 2023. On the maturity date, the Company shall pay to the Holder an amount in cash representing 115% of all outstanding Principal. No interest shall accrue thereunder unless and until an Event of Default has occurred. At any time after the Issuance Date, this Note may be convertible into validly, fully paid and non-assessable shares of Common Stock. As an incentive to enter into the agreement, the noteholder was also granted 113,510 2-year warrants exercisable at $1.1717. The issuance of the note and warrants resulted in a discount from the beneficial conversion feature totaling $24,672 and a discount from the relative fair value of warrants issued of $54,598. As of March 31, 2022 and December 31, 2021, the note was shown net of unamortized discount of $59,124 and $69,033, respectively. Discount amortization for the three months ended March 31, 2022 and March 31, 2021 was $9,909 and $0, respectively.

In February 28, 2022, the Company issued a Senior Secured Convertible Note to Zygote Ventures for a principal amount $111,111 and maturity date of February 28, 2024. On the maturity date, the Company shall pay to the Holder an amount in cash representing 115% of all outstanding Principal. No interest shall accrue thereunder unless and until an Event of Default has occurred. At any time after the Issuance Date, this Note may be convertible into validly, fully paid and non-assessable shares of Common Stock. As an incentive to enter into the agreement, the noteholder was also granted 94,829 2-year warrants exercisable at $1.1717. The issuance of the note and warrants resulted in a discount totaling $100,000. Funds received were $100,000 net of an original issue discount of $11,111. As of March 31, 2022 and December 31, 2021, the note was shown net of unamortized discount of $106,481 and $0, respectively. Discount amortization for the three months ended March 31, 2022 and March 31, 2021 was $4,630 and $0, respectively.

In February 28, 2022, the Company issued a Senior Secured Convertible Note to Gold Blaze Limited Vistra Corporate Services for a principal amount $111,111 and maturity date of February 28, 2024. On the maturity date, the Company shall pay to the Holder an amount in cash representing 115% of all outstanding Principal. No interest shall accrue thereunder unless and until an Event of Default has occurred. At any time after the Issuance Date, this Note may be convertible into validly, fully paid and non-assessable shares of Common Stock. As an incentive to enter into the agreement, the noteholder was also granted 94,829 2-year warrants exercisable at $1.1717. The issuance of the note and warrants resulted in a discount totaling $100,000. Funds received were $100,000 net of an original issue discount of $11,111. As of March 31, 2022 and December 31, 2021, the note was shown net of unamortized discount of $106,481 and $0, respectively. Discount amortization for the three months ended March 31, 2022 and March 31, 2021 was $4,630 and $0, respectively.

In February 28, 2022, the Company issued a Senior Secured Convertible Note to Garrett Gruener for a principal amount $444,444 and maturity date of February 28, 2024. On the maturity date, the Company shall pay to the Holder an amount in cash representing 115% of all outstanding Principal. No interest shall accrue thereunder unless and until an Event of Default has occurred. At any time after the Issuance Date, this Note may be convertible into validly, fully paid and non-assessable shares of Common Stock. As an incentive to enter into the agreement, the noteholder was also granted 379,316 2-year warrants exercisable at $1.1717. The issuance of the note and warrants resulted in a discount totaling $400,000. Funds received were $400,000 net of an original issue discount of $44,444. As of March 31, 2022 and December 31, 2021, the note was shown net of unamortized discount of $425,926 and $0, respectively. Discount amortization for the three months ended March 31, 2022 and March 31, 2021 was $18,519 and $0, respectively.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Preferred Stock

Series B

The Company has designated 1,000,000 shares of its preferred stock as Series B Preferred Stock. Each share of Series B Preferred Stock has a stated value of $1. Each share of the Series B Preferred Stock is convertible into 1,000 shares of the Company’s common stock. The Series B Preferred Stock shall have no voting rights until January 1, 2022 when it will be on an as converted basis (subject to limitations) and liquidation preference for each share of Series B Preferred Stock at an amount equal to the stated value per share.

As of December 31, 2021, the Company has 963,964 shares of Series B Preferred Stock outstanding. The Series B Preferred Stock has been classified outside of permanent equity and liabilities since it embodies a conditional obligation that the Company may settle by paying the monetary value in cash upon a liquidation event due to the liquidation preferences of the Series B Preferred Stock based upon its designation.

The Series B preferred stock shares are accounted for outside of permanent equity due to the terms of cash-redemption features.

In March 2022 as a result of the Reverse Stock Split, all shares of Preferred Stock B converted into 5,572,045 shares of common stock of the Company.

As of March 31, 2022, the Company has 0 shares of Series B Preferred Stock outstanding.

Series C

As consideration for the Merger, the Company issued to the shareholders of Nanomix 1,000,000 shares of a newly created Series C Convertible Preferred Stock of the Company (the “Preferred Stock”). Upon the effectiveness of the amendment to our Certificate of Incorporation to effectuate the reverse stock split of one-for-173, all such shares of Preferred Stock issued to Nanomix shareholders shall automatically convert into approximately 35,644,997 shares of common stock of the Company. Shares of the Series C Preferred Stock shall be entitled to vote on any matter and shall each collectively represent 80% of the votes eligible to be cast in any manner. The Series C Preferred Stock are not entitled to any dividends (unless specifically declared by our Board), but will participate on an as-converted-to-common-stock basis in any dividends to the holders of our common stock.

The Series C preferred stock shares are accounted for outside of permanent equity due to the terms of cash-redemption features.

In March 2022 as a result of the Reverse Stock Split, 991,133 shares of Preferred Stock C issued to the Nanomix shareholders converted into 35,328,980 shares of common stock of the Company. In April 2022 3,281 shares of preferred Stock C were converted into 116,939 shares of common stock of the Company. The remaining 5,586 shares of Preferred Stock C are still outstanding.

Series D

On March 23, 2022, Nanomix Corporation entered into a Securities Purchase Agreement with a Purchaser pursuant to which the Purchaser purchased five hundred (500) shares of the Company’s Series D Convertible Preferred Stock for an aggregate purchase price of $500,000. In addition, in connection with the issuance of the Series D Preferred Stock, the Purchaser received a five year warrant to purchase 60,000 shares of the Company’s common stock. The Warrant is exercisable at an exercise price of $2.0587 per share of Common Stock, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and fundamental transactions and in connection with the issuance by the Company of our Common Stock or Common Stock equivalents at an effective price per share lower than the exercise price then in effect. The holders may exercise the Warrants on a cashless basis if the shares of our Common Stock underlying the Warrants are not then registered pursuant to an effective registration statement.

In addition, upon the terms and subject to the conditions set forth in the Purchase Agreement, fifteen (15) calendar days following the effective date of a registration statement registering the resale of the maximum aggregate number of (i) shares of Common Stock issuable pursuant to the conversion of the Preferred Stock and (ii) Warrant Shares issuable upon exercise of the Warrants issuable pursuant to the Purchase Agreement, and on each of the 30th, 60th, 90th and 120th calendar day anniversaries of the Effective Date, assuming no Event of Default (as defined in the Purchase Agreement) has taken or is taking place, the Company agrees to sell, and the Purchaser agrees to purchase, an additional five hundred (500) shares of Preferred Stock at price of $1,000 per share of Series D Preferred Stock. Concurrently with the issuance of any Series D Preferred Stock, the Company shall issue to Purchaser a warrant to purchase up to a number of Warrant Shares equal to 30% of the quotient of (a) the Purchase Price due at the relevant closing) and the Closing Price of the Company’s Common Stock for the Trading Day preceding such additional closing date.

In connection with the entry into the Purchase Agreement, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock with the Delaware Secretary of State to create a new class of preferred stock designated Series D Preferred Stock and authorized the issuance of up to ten thousand (10,000) shares of Series D Preferred Stock. The Series D Preferred Stock has a stated value of $1,200 per share and the holder of the Series D Preferred Stock has the right to receive a dividend equal to eight percent (8%) per annum, payable quarterly, beginning on the issuance date of the Series D Preferred Stock and ending on the date that the Series D Preferred Stock has been converted or redeemed. Dividends may be paid in cash or in shares of Series D Preferred Stock at the discretion of the Company. At closing, the Company prepaid one year’s worth of interest in shares of Series D Preferred Stock. The Series D Preferred Stock will vote together with the common stock on an as-converted basis subject to the Beneficial Ownership Limitations. Further, the holders of the Series D Preferred Stock have the right to receive assets in the event of liquidation, dissolution or winding up before any distribution or payment shall be made to the holders of any securities junior to the Series D Preferred Stock. The Company is required to reserve and keep available out of our authorized and unissued shares of Common Stock three times the number of Common Stock needed to convert or exercise all Series D Preferred Stock and Warrants issued pursuant to the Purchase Agreement.

The conversion price for the Series D Preferred Stock shall be the amount equal to the lower of (1) $2.08, a fixed price equaling the closing bid price of the Common Stock on the trading day immediately preceding the date of the Purchase Agreement and (2) one hundred percent (100%) of the quotient of (A) the sum of the VWAP of the Common Stock for each of the three (3) trading days with the lowest VWAP during the twenty (20) consecutive trading day period ending on the trading day immediately preceding the date of delivery of a conversion notice and (B) three, subject to the Beneficial Ownership Limitations. Following an “Event of Default,” as defined in the Purchase Agreement, the Conversion price shall equal the lower of: (a) the then applicable Conversion Price; or (b) a price per share equaling eighty percent (80%) of the lowest traded price for the Company’s common stock during the fifteen (15) Trading Days immediately preceding, but not including, the Conversion Date. The Conversion Price is also subject to adjustment due to certain events, including stock dividends, stock splits and fundamental transactions and in connection with the issuance by the Company of our Common Stock or Common Stock equivalents at an effective price per share lower than the Conversion Price then in effect.

The Series D preferred stock shares are accounted for outside of permanent equity due to the terms of cash-redemption features.

Research and Development Arrangement

In April of 2020, the Company received a BARDA fixed price, cost sharing contract for development and EUA filing of COVID-19 Anitbody and Antigen tests on the Nanomix eLab platform. The total amount of the milestone-based contract was $569,647. As of December 31, 2021, the full amount of $569,467 had been received under the contract.

Employments Agreements

The Company does not have Employment Agreements with any employees. All employees are employed under “at will” arrangements without guarantees or separation arrangements.

Leases

During 2021 the Company leased its facility under a sublease agreement. The Sublease term was from November 19, 2019 to December 15, 2021. The sublease agreement was extended through December 31, 2021. Rent expense was recognized on a straight-line basis over the lease term.

On December 6, 2021 the Company signed a short-term lease agreement for the same facility with a term from January 1, 2022 to March 31, 2022.

On February 4, 2022 the Company signed a new facility lease agreement moving all operaations to a new location. The Lease term is from April 1, 2022 to March 31, 2027. Rent expense will be recognized on a straight-line basis over the lease term. See details in Note 8.

Legal

The Company is not currently involved in any legal matters in the normal course of business. From time to time, the Company could become involved in disputes and various litigation matters that arise in the normal course of business. These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters. Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim and legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigations.

NOTE 8 – LEASES

Our adoption of ASU 2016-02, Leases (Topic 842), and subsequent ASUs related to Topic 842, requires us to recognize substantially all leases on the balance sheet as an ROU asset and a corresponding lease liability. The new guidance also requires additional disclosures as detailed below. We adopted this standard on the effective date of January 1, 2019 and used this effective date as the date of initial application. Under this application method, we were not required to restate prior period financial information or provide Topic 842 disclosures for prior periods. We elected the ‘package of practical expedients,’ which permitted us to not reassess our prior conclusions related to lease identification, lease classification, and initial direct costs, and we did not elect the use of hindsight.

Lease ROU assets and liabilities are recognized at commencement date of the lease, based on the present value of lease payments over the lease term. The lease ROU asset also includes any lease payments made and excludes any lease incentives. When readily determinable, we use the implicit rate in determining the present value of lease payments. When leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the lease commencement date, including the lease term.

We recognized a $639,335 right-of-use asset and $639,335 related lease liability as of March 31, 2022 for our operating lease. For our operating lease, the asset is included in other long-term assets on the balance sheet and is amortized within operating income over the lease term. The long-term component of the lease liability is included in other long-term liabilities, net, and the current component is included in other current liabilities.

Short-term leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease expense for short-term leases is recognized on a straight-line basis over the lease term. As of March 31, 2022 the Company had three-months lease which was recognized over the period January 1, 2022 to March 31,2022.

The company incurred rent expense, which is included as part of selling, general and administrative expenses, of $81,251 and $69,278 for the three months ended March 31, 2022 and 2021.

The tables below present financial information associated with our lease.

	Balance Sheet	March 31,	December 31,
	Classification	2022	2021
Right-of-use assets	Other long-term assets	$639,335	$0
Current lease liabilities	Other current liabilities	83,056	0
Non-current lease liabilities	Other long-term liabilities	556,278	0

As of March 31, 2022, our maturities of our lease liability are as follows:

March 31, 2022
Maturity of lease liabilities	Operating Leases
2023	$173,400
2024	178,602
2025	183,960
2026	189,479
2027	195,163
Total lease payments	$920,604
Less: Imputed interest	(281,269)
Present value of lease liabilities	$639,335

NOTE 9 – BUSINESS COMBINATION

On June 4, 2021, the Company consummated the Business Combination with Nanomix, Inc pursuant to the agreement between Nanomix, Inc and Boston Therapeutics, Inc (the Merger Agreement”). Pursuant to ASC 805, for financial accounting and reporting purposes, Nanomix, Inc was deemed the accounting acquirer and the Company was treated as the accounting acquiree, and the Business Combination was accounted for as a reverse recapitalization. Acordingly, the Business Combination was treated as the equivalent of the Nanomix, Inc issuing stock for the net assets of Boston Therapeutics, Inc, accompanied by a recapitalization. The net assets of Boston Therapeutics, Inc were stated at historic costs, with no goodwill or other intangible assets recorded, and are consolidated with Nanomox, Inc’s financial statements on the Closing date. The shares and net income (loss) per share available to holders of the Company’s common stock, prior to the Business Combination, have been adjusted as shares reflecting the exchange ration established in the Merger Agreement.

NOTE 10 – STOCKHOLDERS’ DEFICIT

Common Stock

As of December 31, 2020, the Company was authorized to issue 137,000,000 shares of common stock with a par value of $0.00001 per share, and 4,298 common shares were issued and outstanding.

On January 25, 2021, the Company issued 1,214 common shares for option exercise with exercise price $1.73 per share

On February 11, 2021, the Company issued 3,486 common shares for option exercise with average exercise price $6.12 per share.

On June 4, 2021, as consideration for the Merger, the Company:

●	converted 101,015,049 shares of preferred stock into 618,687 shares of common stock;

●	converted $10,639,615.96 of notes payable and accrued interest into 571,621 shares of common stock with conversion rate 18.613;

●	exchanged all outstanding 1,199,306 shares of common stock for newly created 1,000,000 shares Series C Convertible Preferred Stock;

On September 2021, the Company re-purchased 5,435 of Nanomix, Inc. pre-merger common shares from unaccredited investors for the amount $202,188.

On October 8, 2021, a Nanomix, Inc stock option was exercised for 506 shares of Nanomix, Inc. pre-merger common stock with an exercise price of $8.65 per share for a total amount of $4,375. The shares weren’t issued pending effectiveness of the reverse stock split and the exercise was recorded in Stock payable. Shares of Nanomix Corporation common stock were subsequently issued in 2022 after effectiveness of the reverse stock split.

On November 15, 2021, a Nanomix, Inc stock option exercised for 2,312 shares of Nanomix, Inc. pre-merger common stock with an exercise price $6.92 per share for the amount $16,000. The shares weren’t issued pending effectiveness of the reverse stock split and the exercise was recorded in Stock payable. Shares of Nanomix Corporation common stock were subsequently issued in 2022 after effectiveness of the reverse stock split.

On January 11, 2022, Nanomix Corporation filed a Certificate of Amendment to its Certificate of Incorporation, as amended, with the Delaware Secretary of State to effect a reverse split of the Company’s outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), at a ratio of 1-for-173. The reverse split was recorded retrospectively in 2021 financial statements converted 916,914,554 common shares of Boston Therapeutics stock into 5,300,084 common shares of Nanomix Corporation with par value $0.001.

As of December 31, 2021, the Company had a total of 5,300,084 common shares issued and outstanding with a par value of $0.001. The Company has 2,000,000,000 authorized shares of common stock as of the same period and after the reverse stock split.

On January 11, 2022, Nanomix Corporation filed a Certificate of Amendment to its Certificate of Incorporation, as amended, with the Delaware Secretary of State to effect a reverse split of the Company’s outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), at a ratio of 1-for-173. Pursuant to the Amendment, every one-hundred and seventy three (173) shares of the Company’s Common Stock issued and outstanding or held in treasury (if any) immediately prior to the effectiveness of Amendment were automatically reclassified as and combined, without further action, into one (1) validly issued, fully paid and nonassessable share of Common Stock. No fractional shares will be issued in connection with the Reverse Stock Split; but rather, the Company issued one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split. As a result additional 2,757 shares of common stock were issued.

In March 2022 as a result of the Reverse Stock Split, all shares of Preferred Stock B converted into 5,572,045 shares of common stock of the Company.

In March 2022 as a result of the Reverse Stock Split, 991,133 shares of Preferred Stock C issued to the Nanomix shareholders converted into 35,328,980 shares of common stock of the Company.

As of March 31, 2022, the Company has 2,000,000,000 authorized shares of common stock, 46,203,866 common shares issued and outstanding with a par value of $0.001.

NOTE 11 – WARRANTS

As described in Note 6, pursuant to issuance convertible notes payable to investors, the Company issued warrants to purchase an aggregate of 1,373,861 shares of the Company’s Common Stock at an exercise price $0.058 per share during 2018 - 2021. The Company has recognized an expense for these services within general and administrative expense in the accompanying Statements of Operations in the years of warrants issuance of approximately $0 for the three months ended March 31, 2022 and 2021, respectively.

On September 1, 2018, the Company issued warrant to investor to purchase an aggregate of 527,921 shares of the Company’s Common Stock at an exercise price of $0.058 per share.

On January 3, 2020, the Company issued warrants to Fastnet Advisors, LLC. to purchase an aggregate of 96,951 shares of the Company’s Common Stock at an exercise price of $0.058 per share. On December 14, 2020, the Company issued warrants outside consultant to purchase an aggregate of 102,178 shares of the Company’s Common Stock at an exercise price of $0.058 per share.

On June 25, 2021, the Company issued warrants to related party to purchase an aggregate of 1,368,762 shares of the Company’s Common Stock at an exercise price of $1.1717 per share. The issuance of warrants resulted in a loss on modification of debt of $2,385,204. (refer to Note 6). On June 25, 2021, the Company issued warrants to Gold Blaze Limited Vista Corporate Services to purchase an aggregate of 426,730 shares of the Company’s Common Stock at an exercise price of $1.1717 per share. On June 25, 2021, the Company issued warrants to HT Investments MA LLC to purchase an aggregate of 4,267,304 shares of the Company’s Common Stock at an exercise price of $1.1717 per share. On September 27, 2021, the Company issued warrants to Dr. Harold Parnes to purchase an aggregate of 1,024,153 shares of the Company’s Common Stock at an exercise price of $1.1717 per share. On September 27, 2021, the Company issued warrants to Steve Schrader to purchase an aggregate of 113,510 shares of the Company’s Common Stock at an exercise price of $1.1717 per share.

On February 28, 2022, the Company issued warrants to Gold Blaze Limited Vista Corporate Services to purchase an aggregate of 94,829 shares of the Company’s Common Stock at an exercise price of $1.1717 per share. On February 28, 2022, the Company issued warrants to Zygote Ventures to purchase an aggregate of 94,829 shares of the Company’s Common Stock at an exercise price of $1.1717 per share. On February 28, 2022, the Company issued warrants to Garrett Gruener to purchase an aggregate of 379,316 shares of the Company’s Common Stock at an exercise price of $1.1717 per share. On March 23, 2022, the Company issued warrants to GHS Investments LLC to purchase an aggregate of 60,000 shares of the Company’s Common Stock at an exercise price of $2.0587 per share.

As of March 31, 2022 all warrants remain outstanding.

The following represents a summary of the Warrants outstanding at March 31, 2022, and changes during the period then ended:

		Weighted Average
	Warrants	Exercise Price
Outstanding at December 31, 2020	2,002,622	$0.0581
Granted with exercise price $0.058	122,065	$0.0581
BTHE warrants	222,302	$1.7300
Granted with exercise price $1.1717	7,200,459	$1.1717
Exercised/Expired/Forfeited	-	-
Outstanding at December 31, 2021	9,547,448	$0.9369
Granted with exercise price $1.1717	568,973	$1.1717
Granted with exercise price $2.0587	60,000	$2.0587
Exercised/Expired/Forfeited	-	-
Outstanding at March 31, 2022	10,176,421	$0.9566

NOTE 12 – STOCK-BASED COMPENSATION

Terms of the Company’s share-based on compensation are governed by the Company’s 2010 Equity Incentive Plan (“the 2010 Plan”). The 2010 Plan permits the Company to grant non-statutory stock options, incentive stock options, restricted stocks, and stock purchase rights to the Company’s employees, outside directors and consultants; however incentive stock options may only be granted to the Company’s employees. As of June 30, 2021, the maximum aggregate number of shares of common stock that may be issued is 19,410,000 shares under the 2010 Plan, subject to adjustment due the effect of any stock split, stock dividend, combination, recapitalization or similar transaction. The exercise price for each option is determined by the Board of Directors, but will be (i) in the case of an incentive stock option, (A) granted to an employee who, at the time of grant of such option, is a 10% Holder, no less than 110% of the fair market value per share on the date of grant; or (B) granted to any other employee, no less than 100% of the fair market value per share on the date of grant; and (ii) in the case of a nonstatutory stock option, no less than 100% of the fair market value per share on the date of grant. The options awarded under the 2010 Plan shall vest as determined by the Board of Directors but shall not exceed a ten-year period.

Restricted Stock Units

During year ended December 31, 2021, the company granted 19,783,551 restricted stock units (RSU) to its employees. Of these, 1,542,776 were forfeited due to employee resignations. Restricted stock is valued at the fair market value on the date of grant with expense recognized over the vesting period from June 4, 2021 till February 20, 2023. The Company has recognized an expense for vested RSU within general and administrative expense in the accompanying Statements of Operations of approximately $9,159 and $0 for period ended March 31, 2022 and 2021, respectively.

Options Issued to Directors and Employees as Compensation and to Nonemployees for Services Received

Pursuant to the terms of the 2010 Plan, from 2010 to 2021, the Company has granted an aggregate of 5,340,844 options to its executive officers and employees of the Company and to Nonemployees for Services Received. Of these, 2,763,489 options were exercised or forfeited and 2,577,355 remain outstanding as of December 31, 2021. The exercise prices of these grants, as determined by the Company’s Board of Directors, were $0.058 to $0.46 per share. The Company has recognized an expense for these services within general and administrative expense in the accompanying Statements of Operations of approximately $20,391 and $28,405 for three months ended March 31, 2022 and 2021, respectively. As of March 31, 2022, there was approximately $146,267 of total unrecognized compensation cost related to non-vested share-based compensation arrangements. This cost is expected to be recognized over a weighted average period of 2.56 years.

Stock-based Compensation Summary Tables

The following table represents a summary of the options granted to employees and non-employees outstanding at March 31, 2022 and changes during the period then ended:

			Total
		Weighted Average	Weighted Average
	Options	Exercise Price	Intrinsic Value	Remaining Life
Outstanding at December 31, 2021	2,577,335	$0.23	$0.06	5.67
Granted	-	-	-	-
Exercised/Expired/Forfeited	-	-	-	-
Outstanding at March 31, 2022	2,577,335	$0.23	$0.06	5.67
Exercisable at March, 2022	2,358,804	$0.23	$0.06	4.78
Expected to be vested	218,531	$0.29	$0.00	8.64

NOTE 13 – WARRANTS AND OPTIONS VALUATION

The Company calculates the fair value of warrant and stock-based compensation awards granted to employees and nonemployees using the Black-Scholes option-pricing method. If the company determinates that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for the Company’s stock options could change significantly. Higher volatility and longer expected lives would result in an increase to stock-based compensation expense to non-employees determined at the date of grant. Stock-based compensation expense to non-employees affects the Company’s selling, general and administrative expenses and research and development expenses.

The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards. The assumptions used in the Black-Scholes option-pricing method for the periods ended March 31, 2022 and 2021 are set forth below:

	For the period ended
	March 31, 2022	March 31, 2021
Expected dividend yield	0.00%	0.00%
Expected stock-price volatility	54.97% - 127.09%	54.97% - 122.28%
Risk-free rate	1.09% - 2.82%	0.61% - 2.82%
Term of options	5-10	5-10
Stock price	$0.29	$0.29

●	Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. The Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore, the Company estimates term by using the simplified method provided by the SEC. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

●	Expected volatility. As the Company’s common stock has never been publicly traded, the expected volatility is derived from the average historical volatilities of publicly traded companies within the Company’s industry that the Company considers to be comparable to the Company’s business over a period approximately equal to the expected term.

●	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasure notes with maturities approximately equal to the expected term.

●	Expected dividend. The expected dividend is assumed to be zero as the Company has never paid dividends and have no current plans to pay any dividends on the Company’s common stock.

In addition to the assumptions used in the Black-Scholes option-pricing model, the Company also estimates a forfeiture rate to calculate the stock-based compensation for the Company’s equity awards. The Company will continue to use judgement in evaluating the expected volatility, expected terms and forfeiture rates utilized for the Company’s stock-based compensation calculations on a prospective basis.

NOTE 14 – RELATED PARTY TRANSACTIONS

The Company had a secured note payable to Mr. Garrett Gruener, its investor, with a balance of $1,000,000 at June 25, 2021 and December 31, 2020. The note and related accrued interest of $603,778 were exchanged for an equal amount of Convertible Equity in the June 25, 2021 financing. As a result of the exchange as part of the merger, the Company issued a senior secured convertible note to Mr. Garrett Gruener, its investor, with a principal amount of $1,603,778 and 779,025 5-year warrants exercisable at $2.0587. The issuance of the note and warrants resulted in a loss on modification of debt of $2,385,204. As of March 31, 2022 and December 31, 2021, the note balance was $1,603,778.

The Company has a Senior Secured Convertible Note to Garrett Gruener, its investor, for a principal amount $444,444. As of March 31, 2022 and December 31, 2021, the note net of unamortized discount balance as of March 31, 2022 and December 31, 2021 was $18,519 and $0, respectively.

The Company had accrued salary payable and accounts payable to Mr. Ludvigson, its Chief Executive Officer, with a total balance of $65,000 as of March 31, 2022 and a balance of $50,000 as of December 31, 2021.

Included in the account payable and accrued expenses at March 31, 2022 and December 31, 2021 are amounts due shareholders, officers and directors of Boston Therapeutics in the amounts of $304,973.

The summary of related party balances as of March 31, 2022 and December 31, 2021:

	31-Mar-22	31-Dec-21
Account payable and accrued expenses, related party:
Mr. Ludvigson	65,000	50,000
Loraine Upham	11,995	11,995
Loraine Upham accrued compensation	188,716	188,716
David Platt	4,399	4,399
S. Colin Neill	73,750	73,750
Upham Bioconsulting, LLC	6,113	6,113
Uphambc Consulting	20,000	20,000
	$369,973	$354,973

Senior Secured Convertible note, related party:
Mr. Gruener	1,622,297	1,603,778
	$1,622,297	$1,603,778

NOTE 15 – INCOME TAXES

The Company accounts for income taxes in accordance with standards of disclosure propounded by the FASB, and any related interpretations of those standards sanctioned by the FASB. Accordingly, deferred tax assets and liabilities are determined based on differences between the consolidated financial statement and tax bases of assets and liabilities, as well as a consideration of net operating loss and credit carry forwards, using enacted tax rates in effect for the period in which the differences are expected to impact taxable income. A valuation allowance is established, when necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized. Due to the uncertainty as to the utilization of net operating loss carry forwards, a valuation allowance has been made to the extent of any tax benefit that net operating losses may generate.

At the date the financial statements were available to be issued, the federal and state income tax returns for the year ended December 31, 2021 have not been filed by the company.

As of December 31, 2020, the Company has federal and state net operating loss carryforward of approximately 93.0 million and $57,8 million available to reduce future taxable income, if any, for Federal and state income tax purposes. The Company experienced a Section 382 change of ownership in connection with the merger in 2021, thereby subjecting net operating loss carryovers generated previously to limitations on utilization. To-date, these limitations have not had an impact on the Company’s reported income tax.

The Company’s deferred tax asset and valuation allowance at December 31, 2021:

Schedule of Deferred Tax Assets

As of December 31, 2021

NOL at 12/31/20	(93,056,108)

Net income year ended December 31, 2021	(9,465,033)

Loss on debt modification	2,385,204
Interest Expense - Debt Discount	1,511,049
Interest Expense	706,126
Other accrued expenses - CY	547,642
Stock Compensation - Options	139,515
Accrued Vacation – CY	35,152
Compensation – RSU	21,077
Change in fair value of derivative liability	(15,282)
Change in fair value of warrant liability	(438,972)

NOL at 12/31/21	(97,629,630)

Effective rate	21%

Deferred tax asset	(20,502,222)
Valuation allowance	20,502,222

Net deferred tax asset at 12/31/21	-

The ultimate realization of our deferred tax asset is dependent, in part, upon the tax laws in effect, our future earnings, and other events.  As of and December 31, 2021 and 2020, we recorded a 100% allowance against our deferred tax asset since we were unable to conclude that it is more likely than not that our deferred tax asset will be realized.

The company’s major tax jurisdictions are the United States and California. All of the Company’s tax years will remain open three and four years for examination by the Federal and state tax authorities, respectively, from the date of utilization of the net operating loss. As of December 31, 2021, the tax years beginning after 2018 and 2017 remain subject to examination by US Federal and Californian authorities. However, net operating losses carried forward are subject to examination in the tax year utilized.

NOTE 16 – EMPLOYEE BENEFIT PLAN

The company established a 401(k) tax deferred saving plan, which permits participants to make contributions by salary deduction pursuant to Section401(k) of the Internal Revenue Code. The Company may, at its discretion, make matching contributions to the plan. The Company is responsible for administrative cost of the Plan. As of March 31, 2022 and December 31, 2021, the Company has made no contributions to the plan since its inception.

NOTE 17 – SUBSEQUENT EVENTS

In April 2022 3,281 shares of Preferred Stock C were converted into 116,939 shares of common stock of the Company. 5,586 shares of Preferred Stock C are still outstanding and will be converted into 199,131 of common stock of the Company later.

Management has evaluated subsequent events according to the requirements of ASC TOPIC 855 as of the date of the report, and believes there are no additional subsequent events to report.

NANOMIX CORP.

_________ Shares of Common Stock

 ______________________________

PROSPECTUS

 ______________________________

We have not authorized any dealer, salesperson, or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this prospectus.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the selling stockholders. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC registration fee	$
Legal fees and expenses	$
Printing fees and expenses	$
Accounting fees and expenses	$
Miscellaneous fees and expenses	$
Total	$

*	To be filed by amendment

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our bylaws provide that, to the fullest extent permitted by law, we shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of ours, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of ours or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against us initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of our certificate of incorporation shall not adversely affect any right or protection of a director or officer of ours with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Our bylaws provide we shall, to the fullest extent permitted under the laws of the State of Delaware, as amended and supplemented from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such party is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such party or on such party’s behalf in connection with such action, suit or proceeding and any appeal therefrom.

Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the Delaware General Corporation Law. Notwithstanding the foregoing, we shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by us and approved by a majority of our Board of Directors that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to us or any other willful and deliberate breach in bad faith of such person’s duty to us or our stockholders.

We shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by our Board of Directors.

The indemnification rights provided in our bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the Delaware General Corporation Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

We may, to the extent authorized from time to time by our Board of Directors, grant indemnification rights to other employees or agents of ours or other persons serving us and such rights may be equivalent to, or greater or less than, those set forth in our bylaws.

Our obligation to provide indemnification under our bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

Our bylaws shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this by-law is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of our bylaws does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.

The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense of by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding all unregistered securities sold by us since January 1, 2019. Unless otherwise stated, the issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) or 3(a)(9) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

On January 10, 2019, the Company issued 5,780 shares of its common stock in exchange for consulting services amounting to $22,900 pursuant to a consulting agreement entered into and approved by the Board of Directors on November 23, 2018.

On January 3, 2020, the Company issued warrants to Fastnet Advisors, LLC. to purchase an aggregate of 3,291 shares of the Company’s Common Stock at an exercise price of $1.73 per share.

On December 14, 2020, the Company issued warrants outside consultant to purchase an aggregate of 3,468 shares of the Company’s Common Stock at an exercise price of $1.73 per share.

 On April 30, 2021, the Company received a short-term loan in the aggregate principal amount of $500,000 from Gold Blaze Limited Vistra Corporate Services (“Gold Blaze”). To evidence the loan, the Company issued Gold Blaze a promissory note (the “Gold Blaze Note”) in the aggregate principal amount of $500,000. The Gold Blaze Note was converted into the same securities as issued in the June 2021 Financing.

On February 2, 2021, the Company previously entered into service agreements with various consultants and advisors pursuant to which it issued 963,964 shares of Series B preferred stock. The Series B preferred stock automatically convert into an aggregate of approximately 5,572,046 shares of the Company’s common stock on March 2, 2022.

On January 26, 2021, the Company, NNMX Acquisition Inc., a California corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Nanomix, Inc., a California corporation (“Nanomix”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other matters, Merger Sub will merge with and into Nanomix, with Nanomix continuing as a wholly-owned subsidiary of the Company and the surviving corporation of the merger (the “Merger”). The merger closed on June 4, 2021. As consideration for the Merger, Company issued to the shareholders of Nanomix 1,000,000 shares of a newly created Series C Convertible Preferred Stock of the Company (the “Preferred Stock”). On March 2, 2022, in connection with our reverse stock split, , all such shares of Preferred Stock issued to the Nanomix shareholders were automatically convert into approximately 35,644,997 shares of common stock of the Company, the warrants assumed at closing of the merger were exercisable into approximately 2,124,687 shares of common stock of the Company and the options and restricted stock units assumed at closing of the merger may be exercisable into approximately 5,718,838 shares of common stock of the Company.

From January 25, 2021 through January 27, 2021, the Company entered into various agreements with certain debt holders, including CJY Holdings Limited, a Hong Kong company controlled by the Company’s former CEO and sole director’s cousin (“CJY”), pursuant to which liabilities exceeding approximately $4.5 million were converted or exchanged into approximately 4.2 million shares of common stock. Further, the Company entered into Exchange Agreements with the holders of the Company’s Series A Preferred Stock pursuant to which the holders exchanged all outstanding shares of Series A Preferred Stock for 433,526 shares of common stock. The Company entered into service agreements with various consultants and advisors pursuant to which it issued 963,964 shares of a newly created Series B Preferred Stock. Each outstanding share of the Series B Preferred Stock will automatically convert into 1,000 shares of common stock on the date that approval of an amendment to the Corporation’s Certificate of Incorporation, as amended, to implement a one-for-173 reverse stock split of the Corporation’s capital stock by a majority of the votes entitled to be cast thereon, whether presented at a special or annual meeting of shareholders of the Corporation or by written consent of the shareholders and the subsequent filing of such amendment with the Secretary of State of the State of Delaware.

On June 25, 2021, the Company and the $1.0 secured million note payable Holder entered into exchange agreement, whereby the company issued the Holder a Senior Secured Convertible Note in the principal amount of $1,603,778 with a maturity date of June 25, 2023. As an incentive to enter into the agreement, the noteholder was also granted 1,603,778 5-year warrants exercisable at $1.1717.

On June 25, 2021, the Company and Gold Blaze entered into exchange agreement, where the company issued the Gold Blaze Limited Vistra Corporate Services Senior Secured Convertible Note in the principal amount of $500,000 with a maturity date of June 25, 2023. As an incentive to enter into the agreement, the noteholder was also granted 426,730 5-year warrants exercisable at $1.1717.

On June 25, 2021, the Company issued a Senior Secured Convertible Note to HT Investment MA LLC for a principal amount $5.0 million and maturity date of June 25, 2023. As an incentive to enter into the agreement, the noteholder was also granted 4,427,3045-year warrants exercisable at $1.1717.

On September 27, 2021, the Company issued a Senior Secured Convertible Note to certain accredited investors for a principal amount $1.333 million and maturity date of September 27, 2023. As an incentive to enter into the agreement, the noteholders were also granted an aggregate of 1.137.663 5-year warrants exercisable at $1.1717.

On February 28, 2022, the Company entered into a securities purchase agreement with accredited investors pursuant to which the Company issued senior secured convertible notes in an principal amount of approximately $666,667 for an aggregate purchase price of $600,000. Garrett Gruener, a director of the Company, purchased a Note in an aggregate principal amount of $444,444 for an aggregate purchase price of $400,000 and Jerry Fiddler, a director of the Company purchased a Note in an aggregate amount of $111,111 for an aggregate purchase price of $100,000. As an incentive to enter into the agreement, the noteholders were also granted an aggregate of 323,829 5-year warrants exercisable at $1.1717.

On March 23, 2022, entered into a Securities Purchase Agreement (the “Purchase Agreement”) with GHS Investments, LLC (the “Purchaser”), pursuant to which the Purchaser purchased five hundred (500) shares of the Company’s Series D Convertible Preferred Stock (“Series D Preferred Stock”) for an aggregate purchase price of $500,000. In addition, in connection with the issuance of the Series D Preferred Stock, the Purchaser received a five year warrant to purchase 60,000 shares of the Company’s common stock.

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit No	Title of Document
2.1†	Agreement and Plan of Merger, dated February 2, 2021, by and between Nanomix Corp.., NNMX Acquisition Inc. and Nanomix, Inc. filed with the SEC on February 2, 2021 and incorporated herein by reference)
3.1	Certificate of Incorporation, as amended (filed as Exhibit 3.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-192344) filed with the SEC on November 14, 2013 and incorporated herein by reference)
3.2	Bylaws (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-164785) filed with the SEC on February 8, 2010 and incorporated herein by reference)
3.3	Certificate of Merger (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2010 and incorporated herein by reference)
3.4	Certificate of Designation – Series B Preferred Stock (filed as exhibit 4.1 to the Company’s current Report on Form 8-K filed with the SEC on February 2, 2021 and incorporated herein by reference)
3.5	Certificate of Designation – Series C Preferred Stock (filed as exhibit 3.5 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 15, 2021 and incorporated herein by reference)
3.6	Certificate of Amendment to the Certificate of Incorporation, dated January 11, 2022 (filed as exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 3, 2022 and incorporated herein by reference)
3.7	Certificate of Designations of the Preferences, Rights and Limitations of the Series D Preferred Stock (filed as exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 24, 2022 and incorporated herein by reference)
3.8	Form of Securities Purchase Agreement by and between Boston Therapeutics, Inc. and CJY Holdings Limited (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 2, 2015 and incorporated herein by reference)
4.1	Form of Securities Purchase Agreement by and between Nanomix Corp. and CJY Holdings Limited (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 2, 2015 and incorporated herein by reference)
4.2	Form of 10% Convertible Promissory Note issued to CJY Holdings Limited (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 2, 2015 and incorporated herein by reference)
4.3	Letter Amendment by and between Nanomix Corp. and CJY Holdings Limited (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 30, 2015 and incorporated herein by reference)
4.4	Letter Amendment by and between Nanomix Corp. and CJY Holdings Limited (filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2015 and incorporated herein by reference)
4.6	Letter Amendment by and between Nanomix Corp. and CJY Holdings Limited (filed as Exhibit 4.5 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2016 and incorporated herein by reference)
4.7	Letter Amendment by and between Nanomix Corp. and CJY Holdings Limited (filed as Exhibit 4.6 to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2016 and incorporated herein by reference)
4.8	Letter Amendment by and between Nanomix Corp. and CJY Holdings Limited (filed as Exhibit 4.7 to the Company’s Current Report on Form 8-K filed with the SEC on May 12, 2016 and incorporated herein by reference)
4.9	Letter Amendment by and between Nanomix Corp. and CJY Holdings Limited (filed as Exhibit 4.8 to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2016 and incorporated herein by reference)

4.10	Form of Securities Purchase Agreement by and between Nanomix Corp. and Investors (filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 15, 2016 and incorporated herein by reference)
4.11	Form of 6% Senior Convertible Debenture Due 2018 issued to Investors (filed as Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 15, 2016 and incorporated herein by reference)
4.12	Form of Stock Purchase Warrant issued to Investors (filed as Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 15, 2016 and incorporated herein by reference)
4.13	Letter Amendment by and between Nanomix Corp. and CJY Holdings Limited (filed as Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 15, 2016 and incorporated herein by reference)
4.14	Form of Securities Purchase Agreement by and between Nanomix Corp. and CJY Holdings Limited (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 2, 2017 and incorporated herein by reference)
4.15	Form of 6% Subordinated Convertible Debenture Due (filed as Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC on May 2, 2017 and incorporated herein by reference)
4.16	Form of Stock Purchase Warrants (filed as Exhibit 4.3 to the Current Report on Form 8-K filed with the SEC on May 2, 2017 and incorporated herein by reference)
4.17	Form of Securities Purchase Agreement by and between Nanomix Corp. and Investors (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 22, 2017 and incorporated herein by reference)
4.18	Form of Certificate of Designation (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 22, 2017 and incorporated herein by reference)
4.19	Form of Common Stock Purchase Warrants (filed as Exhibit 4.3 to the Current Report on Form 8-K filed with the SEC on August 22, 2017 and incorporated herein by reference)
4.20	Form of 10% promissory note issued to World Technology East II Limited (filed as exhibit 4.1 to the Company’s current Report on Form 8-K filed with the SEC on June 12, 2018 and incorporated herein by reference)
4.21	Form of Promissory Note dated April 30, 2021 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 12, 2021 and incorporated herein by reference)
4.22	Form of 10% Promissory Note issued by Nanomix, Inc. to Nanomix Corp. dated April 30, 2021 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 12, 2021 and incorporated herein by reference)
4.23	Form of Senior Secured Convertible Note, dated June 25, 2021 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2021 and incorporated herein by reference)
4.24	Form of Warrant, dated June 25, 2021 (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2021 and incorporated herein by reference)
4.26	Form of Senior Secured Convertible Note, dated February 28, 2022 (filed as exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2022 and incorporated herein by reference)
4.27	Form of Warrant, dated February 28, 2022 (filed as exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2022 and incorporated herein by reference)
5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP
10.1	Technology Assignment Agreement dated as of August 24, 2009 by and between the Company and David Platt (filed as Exhibit 10.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-164785) filed with the SEC on June 24, 2010 and incorporated herein by reference)
10.2	Amended and Restated Nanomix Corp. 2010 Stock Plan (filed as Exhibit 10.1 to Amendment No. 1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 13, 2013 and incorporated herein by reference)
10.3	Promissory Note dated as of February 9, 2010 issued by the Company to David Platt (filed as Exhibit 10.3 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-164785) filed with the SEC on June 24, 2010 and incorporated herein by reference)
10.4	Agreement and Plan of Merger dated November 10, 2010 by and among Avanyx Therapeutics, Inc. and Nanomix Corp. (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2010 and incorporated herein by reference)

10.5	Form of Subscription Agreement dated June 21, 2011, among Nanomix Corp. and the Investors named therein (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 22, 2011 and incorporated herein by reference)
10.6	License and Manufacturing Agreement between Nanomix Corp. and Advance Pharmaceutical Company Limited effective as of June 24, 2011 (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 15, 2011 and incorporated herein by reference)
10.7	Amended and Restated Nanomix Corp. 2011 Non-Qualified Stock Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-185355) filed with the SEC on December 7, 2012 and incorporated herein by reference)
10.8	Unit Purchase Agreement between Nanomix Corp. and the investors named therein dated as of July 23, 2013, as amended (filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 13, 2013 and incorporated herein by reference)
10.9	Registration Rights Agreement between Nanomix Corp. and the investors named therein dated as of July 23, 2013, as amended (filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 13, 2013 and incorporated herein by reference)
10.10	Warrant Repricing and Exercise Agreement entered by and between Nanomix Corp. and CJY Holdings Limited dated November 12, 2015, effective June 15, 2015 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2015 and incorporated herein by reference)
10.11	Executive employment Agreement between Nanomix Corp. and Carl W. Rausch dated as of August 12, 2016 (filed as Exhibit 10.1 to the Company’s Current Report on Form 10-Q filed with the SEC on August 15, 2016 and incorporated herein by reference)
10.12	Letter Agreement dated March 27, 2017 entered between Nanomix Corp. and Carl W. Rausch (filed as exhibit 10.24 to the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2017 and incorporated herein by reference)
10.13	Contribution Agreement by and among Nanomix Corp. and CureDM Group Holdings, LLC dated February 12, 2018, effective January 1, 2018, (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 12, 2018 and incorporated herein by reference)
10.14	Executive Retention Agreement by and between Nanomix Corp. and Loraine Upham dated February 12, 2018, effective January 1, 2018, (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 12, 2018 and incorporated herein by reference)
10.15	License agreement between Nanomix Corp. and Level Brands, Inc. (filed as exhibit 10.1 to the Company’s current Report on Form 8-K filed with the SEC on July 2, 2018 and incorporated herein by reference)
10.16	Form of Exchange Agreement (filed as exhibit 10.1 to the Company’s current Report on Form 8-K filed with the SEC on February 2, 2021 and incorporated herein by reference)
10.17	Form of Debt Settlement and Release Agreement (filed as exhibit 10.2 to the Company’s current Report on Form 8-K filed with the SEC on February 2, 2021 and incorporated herein by reference)
10.18†	Securities Purchase Agreement, dated June 25, 2021, by and between Nanomix Corp. and the buyers signatory thereto (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2021 and incorporated herein by reference)
10.19	Registration Rights Agreement, dated June 25, 2021, by and between Nanomix Corp. and the buyers signatory thereto (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2021 and incorporated herein by reference)
10.20	Security and Pledge Agreement, dated June 25, 2021, by and between Boston Therapeutics, Inc, each of the Company’s subsidiaries and HT Investments MA LLC, in its capacity as collateral agent (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2021 and incorporated herein by reference)
10.21	Guaranty, dated June 25, 2021, by each of the Company’s subsidiaries in favor of HT Investments MA LLC, in its capacity as collateral agent (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2021 and incorporated herein by reference)
10.22	Form of Exchange Agreement, dated June 25, 2021, with existing holders of convertible promissory notes (filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2021 and incorporated herein by reference)

10.23††	Development and License Agreement, dated September 26, 2017 by and between RedPharm (Beijing) Biotechnology Co., Ltd. and Medical Technology Associates II, Inc. and Nanomix, Inc. (filed as Exhibit 10.23 to the Company’s Annual Report on Form 10-K filed with the SEC on April 12, 2022 and incorporated herein by reference)
10.24††	First Amendment to Development and License Agreement, dated September 1, 2018 by and between RedPharm (Beijing) Biotechnology Co., Ltd. and Medical Technology Associates II, Inc. and Nanomix, Inc. (filed as Exhibit 10.24 to the Company’s Annual Report on Form 10-K filed with the SEC on April 12, 2022 and incorporated herein by reference)
10.25†	Securities Purchase Agreement, dated February 28, 2022 (filed as exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2022 and incorporated herein by reference)
10.26	Consent, Amendment and Wavier, dated February 24, 2022 (filed as exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2022 and incorporated herein by reference)
10.27†	Securities Purchase Agreement, dated March 23, 2022 (filed as exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 24, 2022 and incorporated herein by reference)
10.28	Consent, Amendment and Wavier, dated March 22, 2022 (filed as exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 24, 2022 and incorporated herein by reference)
23.1	Consent of M&K CPAs
23.2*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to the Registration Statement)
107	Filing Fee Table

*	To be filed by amendment

†	The exhibits and schedules to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

††	Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement ( or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that:

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Leandro, State of California, on the 21st day of June, 2022.

Nanomix Corp.

By:	/s/ David Ludvigson
	Name:	David Ludvigson
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Ludvigson, his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ David Ludvigson	Chief Executive Officer, President, and Director	June 21, 2022
David Ludvigson	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Vidur Sahney	Chief Operating Officer	June 21, 2022
Vidur Sahney

/s/ John Hardesky	Chief Commercial Officer	June 21, 2022
John Hardesky

/s/ Garrett Gruener	Director	June 21, 2022
Garrett Gruener

/s/ Jerry Fidler	Director	June 21, 2022
Jerry Fidler

/s/ Greg Schiffman	Director	June 21, 2022
Greg Schiffman